EXHIBIT 10.1
Certain portions of this exhibit (indicated by “[*****]”) have been omitted pursuant to Item 601(b)(10) of Regulation S-K.
Execution Version

CREDIT AGREEMENT
Dated as of October 27, 2020
among
CALIFORNIA RESOURCES CORPORATION
as the Borrower,
The Several Lenders
from Time to Time Parties Hereto,
and
CITIBANK, N.A.,
as Administrative Agent, Collateral Agent and an Issuing Bank

CITIBANK, N.A., KEYBANC CAPITAL MARKETS INC., MIZUHO BANK, LTD.,
MUFG UNION BANK, N.A. and RBC CAPITAL MARKETS1
as Joint Lead Arrangers and Joint Bookrunners
CITIBANK, N.A.,
as Syndication Agent
CITIBANK, N.A.,
as Documentation Agent

____________________
1    RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS
Page
SECTION 1.    DEFINITIONS    2
1.1    Defined Terms    2
1.2    Other Interpretive Provisions    56
1.3    Accounting Terms    57
1.4    Rounding    57
1.5    References to Agreements, Laws, Etc.    58
1.6    Times of Day    58
1.7    Timing of Payment or Performance    58
1.8    [Reserved]    58
1.9    Classification of Loans and Borrowings    58
1.10    Hedging Requirements Generally    58
1.11    Certain Determinations    58
1.12    Pro Forma and Other Calculations    58
1.13    Rates    59
1.14    Divisions    59
SECTION 2.    AMOUNT AND TERMS OF CREDIT    59
2.1    Commitments    59
2.2    Minimum Amount of Each Borrowing; Maximum Number of Borrowings    60
2.3    Notice of Borrowing    60
2.4    Disbursement of Funds    60
2.5    Repayment of Loans; Evidence of Debt    61
2.6    Conversions and Continuations    62
2.7    Pro Rata Borrowings    63
2.8    Interest    63
2.9    Interest Periods    64
2.10    Increased Costs, Illegality, Changed Circumstances, Etc.    64
2.11    Compensation    68
2.12    Change of Lending Office    69
2.13    Notice of Certain Costs    69
2.14    Borrowing Base    69
2.15    Defaulting Lenders    73
2.16    Termination, Revision and Reduction of Commitments and Aggregate
Maximum Credit Amounts; Increase, Reduction and Termination of Aggregate
Elected Commitment Amount    75
SECTION 3.    LETTERS OF CREDIT    79
3.1    Letters of Credit    79
3.2    Letter of Credit Applications    80
3.3    Letter of Credit Participations    80
3.4    Agreement to Repay Letter of Credit Drawings    82
3.5    New or Successor Issuing Bank    83
3.6    Role of Issuing Bank    84
3.7    Cash Collateral    85
3.8    Applicability of ISP and UCP    85
3.9    Conflict with Issuer Documents    86
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3.10    Letters of Credit Issued for Restricted Subsidiaries    86
3.11    Increased Costs    86
3.12    Independence    86
SECTION 4.    FEES    87
4.1    Fees    87
SECTION 5.    PAYMENTS    87
5.1    Voluntary Prepayments    87
5.2    Mandatory Prepayments    88
5.3    Method and Place of Payment    90
5.4    Net Payments    91
5.5    Computations of Interest and Fees    94
5.6    Limit on Rate of Interest    94
SECTION 6.    CONDITIONS PRECEDENT TO INITIAL BORROWING    95
SECTION 7.    CONDITIONS PRECEDENT TO ALL SUBSEQUENT CREDIT EVENTS    99
SECTION 8.    REPRESENTATIONS, WARRANTIES AND AGREEMENTS    100
8.1    Existence, Qualification and Power    100
8.2    Corporate Power and Authority; Enforceability; Binding Effect    100
8.3    No Violation    100
8.4    Litigation    101
8.5    Margin Regulations    101
8.6    Governmental Authorization; Confirmation Order    101
8.7    Investment Company Act    101
8.8    True and Complete Disclosure    101
8.9    Tax Matters    102
8.10    Compliance with ERISA    102
8.11    Subsidiaries    103
8.12    Intellectual Property    103
8.13    Environmental Laws    103
8.14    Properties    103
8.15    Solvency    104
8.16    Security Documents; Restrictions on Liens    104
8.17    Gas Imbalances, Prepayments    105
8.18    Marketing of Production    105
8.19    Financial Statements    105
8.20    OFAC; Patriot Act; FCPA; Use of Proceeds    105
8.21    Hedge Agreements    106
8.22    EEA Financial Institutions    106
8.23    Compliance with Laws and Agreements; No Default    106
8.24    Insurance    106
8.25    Foreign Operations    106
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SECTION 9.    AFFIRMATIVE COVENANTS    106
9.1    Information Covenants    106
9.2    Books, Records and Inspections    112
9.3    Maintenance of Insurance    112
9.4    Payment of Obligations; Performance of Obligations under Credit Documents    113
9.5    Preservation of Existence, Compliance, Etc.    113
9.6    Compliance with Requirements of Law    113
9.7    ERISA    113
9.8    Maintenance of Properties    114
9.9    Post-Closing Covenants    114
9.10    Compliance with Environmental Laws    115
9.11    Additional Guarantors, Grantors and Collateral    115
9.12    Use of Proceeds    117
9.13    Further Assurances    118
9.14    Reserve Reports    118
9.15    Reserved    120
9.16    Title Information    120
9.17    Deposit Account, Securities Account and Commodity Account Control
Agreements    121
9.18    Minimum Hedged Volumes    122
9.19    Unrestricted Subsidiaries    122
9.20    Marketing Activities    122
9.21    Keepwell    123
SECTION 10.    NEGATIVE COVENANTS    123
10.1    Limitation on Indebtedness    123
10.2    Limitation on Liens    126
10.3    Limitation on Fundamental Changes    130
10.4    Limitation on Sale of Assets    132
10.5    Limitation on Investments    135
10.6    Limitation on Restricted Payments    137
10.7    Limitations on Debt Payments and Amendments    139
10.8    Negative Pledge Agreements    140
10.9    Limitation on Subsidiary Distributions    142
10.10    Hedge Agreements    143
10.11    Financial Covenants    144
10.12    Accounting Changes; Amendments to Organization Documents    145
10.13    Change in Business    145
10.14    Transactions with Affiliates    145
10.15    Sale or Discount of Receivables    146
10.16    Gas Imbalances, Prepayments; Service Agreement Undertakings    146
10.17    ERISA Compliance    147
10.18    EHP Entities    147
10.19    Production Sharing Entities; Production Sharing Contracts    149
SECTION 11    EVENTS OF DEFAULT    150
11.1    Payments    150
11.2    Representations, Etc.    150
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11.3    Covenants    150
11.4    Default Under Other Agreements    150
11.5    Bankruptcy, Etc.    151
11.6    ERISA    151
11.7    Credit Documents    151
11.8    Security Documents    151
11.9    Judgments    152
11.10    Change of Control    152
11.11    Intercreditor Agreements    152
11.12    Application of Proceeds    152
11.13    Equity Cure    153
SECTION 12    THE AGENTS    155
12.1    Appointment    155
12.2    Delegation of Duties    155
12.3    Exculpatory Provisions    156
12.4    Reliance by Agents    156
12.5    Notice of Default    157
12.6    Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders    157
12.7    Indemnification    157
12.8    Agents in Its Individual Capacities    158
12.9    Successor Agents    158
12.10    [Reserved]    159
12.11    Security Documents and Collateral Agent under Security Documents and
Guarantee    159
12.12    Right to Realize on Collateral and Enforce Guarantee    160
12.13    Administrative Agent May File Proofs of Claim    160
12.14    Certain ERISA Matters    161
12.15    Credit Bidding    162
SECTION 13    MISCELLANEOUS    163
13.1    Amendments, Waivers and Releases    163
13.2    Notices    165
13.3    No Waiver; Cumulative Remedies    166
13.4    Survival of Representations and Warranties    166
13.5    Payment of Expenses; Indemnification    166
13.6    Successors and Assigns; Participations and Assignments    168
13.7    Replacements of Lenders under Certain Circumstances    172
13.8    Adjustments; Set-off    173
13.9    Counterparts    173
13.10    Severability    174
13.11    Integration    174
13.12    GOVERNING LAW    174
13.13    Submission to Jurisdiction; Waivers    174
13.14    Acknowledgments    175
13.15    WAIVERS OF JURY TRIAL    175
13.16    Confidentiality    175
13.17    Release of Collateral and Guarantee Obligations    177
13.18    Patriot Act    178
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13.19    Payments Set Aside    178
13.20    Reinstatement    178
13.21    Disposition of Proceeds    178
13.22    Collateral Matters; Hedge Agreements    178
13.23    Agency of the Borrower for the Other Credit Parties    179
13.24    Acknowledgment and Consent to Bail-In of EEA Financial Institutions    179
13.25    Acknowledgment Regarding Any Supported QFCs    179
EXHIBITS
Exhibit A    Form of Reserve Report Certificate
Exhibit B    Form of Notice of Borrowing
Exhibit C    Form of Guarantee
Exhibit D    Form of Mortgage/Deed of Trust
Exhibit E    Form of Collateral Agreement
Exhibit F    Form of Junior Lien Intercreditor Agreement
Exhibit G    Form of Assignment and Assumption
Exhibit H    Form of Promissory Note (Loan)
Exhibit I    Form of Solvency Certificate
Exhibit J    Form of Non-Bank Tax Certificate
Exhibit K    Form of Intercompany Note
Exhibit L    Form of Elected Commitment Increase Certificate
Exhibit M    Form of Additional Lender Certificate
SCHEDULES
Schedule 1.1(a)    Commitments
Schedule 1.1(b)    Excluded Equity Interests
Schedule 1.1(c)    Closing Date Subsidiary Guarantors and Subsidiary Grantors
Schedule 1.1(d)    Existing Letters of Credit
Schedule 8.4    Litigation
Schedule 8.10(a)    Closing Date ERISA Matters
Schedule 8.11    Subsidiaries
Schedule 8.14    Properties
Schedule 8.14(e)    Buildings
Schedule 8.17    Closing Date Gas Imbalance, Take-or-Pay, Service Agreement Undertakings
Schedule 8.18    Closing Date Marketing Agreements
Schedule 8.21    Closing Date Hedge Agreements
Schedule 9.9    Post-Closing Obligations
Schedule 10.1    Closing Date Indebtedness
Schedule 10.1(z)    Continuing Letters of Credit
Schedule 10.2(d)    Closing Date Liens
Schedule 10.4(n)    Scheduled Dispositions
Schedule 10.5(d)    Closing Date Investments
Schedule 10.8    Closing Date Negative Pledge Agreements
Schedule 10.14    Closing Date Affiliate Transactions
Schedule 10.17(c)    Continuing ERISA Plans
Schedule 13.2    Notice Addresses
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CREDIT AGREEMENT, dated as of October 27, 2020, among California Resources Corporation, a Delaware corporation (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”), Citibank, N.A. (“Citi”), as administrative agent and collateral agent for the Lenders and an Issuing Bank, and each other Issuing Bank from time to time party hereto.
WHEREAS, reference is made to that certain Amended and Restated Restructuring Support Agreement, dated as of July 24, 2020, by and among the Borrower, certain subsidiaries of the Borrower, the Consenting 2016 Term Loan Lenders (as defined in the Restructuring Support Agreement) party thereto, the Consenting 2017 Term Loan Lenders (as defined in the Restructuring Support Agreement) party thereto, the Consenting Second Lien Noteholders (as defined in the Restructuring Support Agreement) party thereto and Ares (as defined in the Restructuring Support Agreement) (as amended, amended and restated, supplemented, restated or otherwise modified, the “Restructuring Support Agreement”). Pursuant to the Restructuring Support Agreement, the Borrower and the other parties thereto agreed to a restructuring of the Borrower and its Subsidiaries;
WHEREAS, in furtherance of the Restructuring Support Agreement, (a) on July 15, 2020, the Borrower and certain of its Subsidiaries (collectively, the “Debtors”) filed voluntary petitions to commence cases (the “Chapter 11 Cases”) under the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and (b) on July 23, 2020, the Borrower entered into that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement, among the Borrower, as borrower, certain subsidiaries of the Borrower, as guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Senior DIP Facility”) and that certain Junior Secured Superpriority Debtor-in-Possession Credit Agreement, among the Borrower, as borrower, certain subsidiaries of the Borrower, as guarantors, the lenders party thereto and Alter Domus Products Corp., as administrative agent (the “Junior DIP Facility” and together with the Senior DIP Facility, the “DIP Facilities”);
WHEREAS, in furtherance of the Restructuring Support Agreement, the Debtors filed the Joint Plan of Reorganization with the Bankruptcy Court on July 24, 2020 (as subsequently revised or otherwise modified, the “Chapter 11 Plan”);
WHEREAS, on October 13, 2020, the Bankruptcy Court entered the Confirmation Order confirming the Chapter 11 Plan, which Confirmation Order inter alia authorized and approved the Debtors’ entry into and performance under this Agreement;
WHEREAS, in connection with the foregoing, (a) the Borrower has requested that (i) the Lenders provide certain loans to and extensions of credit on behalf of the Borrower and (ii) at any time and from time to time after the Closing Date and prior to the Maturity Date, the Lenders provide Loans to the Borrower subject to the Available Commitment and (b) the Borrower has requested that at any time and from time to time after the Closing Date and prior to the L/C Maturity Date, each Issuing Bank issue Letters of Credit (subject to the Available Commitment); and
WHEREAS, the Lenders and the Issuing Banks are willing to make available to the Borrower such revolving credit and letter of credit facilities, in each case, upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION1.    DEFINITIONS.
1.1    Defined Terms.
As used herein, the following terms shall have the meanings specified below:
“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus ½ of 1.0%, (b) the Prime Rate in effect on such day and (c) the Adjusted LIBOR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%, provided that, for the avoidance of doubt, the Adjusted LIBOR Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day for a period equal to one month. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBOR Rate shall take effect at the opening of business on the day specified in the public announcement of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBOR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.10 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.10(d)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above; provided further that, that if ABR shall be less than 2.00%, such rate shall be deemed to be 2.00% for purposes of this Agreement.
“ABR Loan” shall mean each Loan bearing interest based on the ABR.
“Acceptable Commodity Hedge Agreements” shall mean Hedge Agreements entered into with Approved Counterparties in respect of Hydrocarbons not for speculative purposes in the form of swaps, costless collars or other commodity Hedge Agreements reasonably acceptable to the Administrative Agent so long as (a) at least 25% of the Specified Volumes to be hedged are hedged by instruments in the form of commodity swaps at the then prevailing Strip Price and (b) the Specified Volumes not hedged as described in clause (a) are hedged with instruments providing for a price floor equal to or greater than the lesser of (x) $40.00 for Brent crude and (y) then prevailing Strip Price for the applicable volumes. As used herein, “Specified Volumes” means, with respect to any applicable period described in Section 9.18, 50% of the reasonably anticipated Hydrocarbon production in respect of crude oil from the Credit Parties’ total Proved Developed Producing Reserves (as forecast based upon the applicable Reserve Report described in Section 9.18).
“Acceptable Security Interest” shall mean (i) with respect to Mortgaged Properties that are not subject to a Production Sharing Contract, a first priority, perfected Mortgage; provided that Liens which are permitted by the terms of Section 10.2 may exist and have whatever priority such Liens have at such time under applicable law and (ii) with respect to Oil and Gas Properties that are subject to a Production Sharing Contract, a first priority, perfected security interest in 100% of the Equity Interests of the Production Sharing Entity that is the direct owner of the Production Sharing Contract with respect to such Oil and Gas Properties; provided that such Production Sharing Entity is in compliance with Section 10.19.
“Additional Lender” shall have the meaning provided in Section 2.16(c)(i).
“Adjusted LIBOR Rate” shall mean, with respect to any Borrowing of a LIBOR Loan for any Interest Period, an interest rate per annum equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted Total Commitment” shall mean, at any time, the Total Commitment less the aggregate amount of Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Citi, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 12.9.
“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.
“Administrative Questionnaire” shall mean, for each Lender, an administrative questionnaire in a form approved by the Administrative Agent.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of Voting Equity, by contract or otherwise. “Controlling” and “controlled” shall have meanings correlative thereto.
“AFTAP” shall have the meaning provided in Section 8.10(c).
“Agents” shall mean the Administrative Agent and the Collateral Agent.
“Agent-Related Party” shall mean, with respect to any Agent, its Affiliates and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Agent and of such Agent’s Affiliates.
“Agreement” shall mean this Credit Agreement, as may be amended, restated, amended and restated, extended, replaced, exchanged, refinanced, supplemented or otherwise modified from time to time.
“Aggregate Elected Commitment Amount” shall mean, at any time, an amount equal to the sum of the aggregate Elected Commitments, as the same may be increased, reduced or terminated pursuant to Section 2.16. The Aggregate Elected Commitment Amount as of the Closing Date is $540,000,000.
“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.16. The Aggregate Maximum Credit Amounts of the Lenders as of the Closing Date is $1,250,000,000.
“Annualized EBITDAX” shall mean, for the purposes of calculating the financial ratio set forth in Section 10.11(a) for each Test Period ending on or before September 30, 2021, the Borrower’s actual Consolidated EBITDAX (without giving effect to any Cure Amount received by the Borrower pursuant to Section 11.13 during such Test Period) for such Test Period multiplied by the factor determined for such Test Period in accordance with the table below:

Test Period Ending	Factor
On or before March 31, 2021	4

June 30, 2021	2
September 30, 2021	4/3
“Applicable Margin” shall mean, for any day, with respect to any ABR Loan or LIBOR Loan, as the case may be, or the Commitment Fee Rate, the rate per annum set forth in the grid below based upon the Utilization Percentage in effect on such day; provided that in the event that the EHP Discharge Date has not occurred on or prior to December 31, 2021, the Applicable Margin applicable to any ABR Loan or LIBOR Loan set forth in the grid below will be increased by 0.25% effective as of January 1, 2022 and shall be increased by an additional 0.25% at the beginning of each subsequent fiscal quarter of the Borrower; provided further that any increase to the Applicable Margin pursuant to the immediately preceding proviso shall only be effective through the EHP Discharge Date:

Utilization Grid
Utilization Percentage	X < 25%	>25% < X< 50%	> 50% < X < 75%	>75% < X< 90%	X ≥ 90%
LIBOR Loans	3.00%	3.25%	3.50%	3.75%	4.00%
ABR Loans	2.00%	2.25%	2.50%	2.75%	3.00%
Commitment Fee Rate	0.50%	0.50%	0.50%	0.50%	0.50%

Each change in the Commitment Fee Rate or Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.
“Approved Bank” shall have the meaning assigned to such term in the definition of “Permitted Investments”.
“Approved Counterparty” shall mean (a) any Hedge Bank and (b) any Person (other than a Hedge Bank) whose long term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher at the time of entering into any Hedge Agreement and whose Hedge Agreements remain unsecured and do not contain margin call rights.
“Approved Petroleum Engineers” shall mean (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company, L.P., (c) DeGolyer and MacNaughton and (d) at the Borrower’s option, any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.
“Arrangers” shall mean Citi, Keybanc Capital Markets Inc., Mizuho Bank, Ltd., MUFG Union Bank, N.A. and RBC Capital Markets, each in its capacity as a joint lead arranger and joint bookrunner in respect of the Facility.
“Assignment and Assumption” shall mean an assignment and assumption substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent.
“Attorney Costs” shall mean all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Authorized Officer” shall mean as to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant or Vice Treasurer, the Vice President-Finance, the General Counsel, any Senior Vice President, any Executive Vice President and any manager, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing to the Administrative Agent by such Person. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.
“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).
“Available Commitment” shall mean, at any time, (a) the Total Commitment at such time minus (b) the aggregate Total Exposures of all Lenders at such time.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.10(d)(iv).
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Price Deck” shall mean the Administrative Agent’s most recent internal price deck on a forward curve basis for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement.
“Bankruptcy Code” shall have the meaning provided in Section 11.5.
“Bankruptcy Court” shall have the meaning provided in the recitals to this Agreement.
“Benchmark” shall mean, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.10(d)(i).
“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent: (a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; (b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities; provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(c)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.10(d) and (y) ending at the time that a Benchmark Replacement has replaced the then- current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.10(d).
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefited Lender” shall have the meaning provided in Section 13.8(a).
“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America (or any successor).
“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning provided in the introductory paragraph hereto.
“Borrowing” shall mean the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).
“Borrowing Base” shall mean, at any time, an amount determined in accordance with Section 2.14, as may be adjusted from time to time pursuant to Section 2.14. As of the Closing Date, the Borrowing Base shall be $1,200,000,000. Notwithstanding anything herein to the contrary, not more than 15% of the Borrowing Base may be comprised of the PV-9 of Proved Reserves associated with Production Sharing Contracts.
“Borrowing Base Deficiency” occurs if, at any time, the aggregate Total Exposure of all Lenders exceeds the Borrowing Base then in effect. The amount of the Borrowing Base Deficiency is the amount by which the aggregate Total Exposure of all Lenders exceeds the Borrowing Base then in effect.
“Borrowing Base Properties” shall mean the Oil and Gas Properties of the Credit Parties included in the Initial Reserve Report and thereafter in the Reserve Report most recently delivered pursuant to Section 2.14 or Section 9.14, as applicable.
“Borrowing Base Reduction Debt” shall mean Permitted Additional Debt issued or incurred in accordance with Sections 10.1(k) or (o), as applicable.
“Borrowing Base Value” shall mean, (a) with respect to any Oil and Gas Property of the Borrower, or any Grantor, the value attributed to such Oil and Gas Property in the most recent Borrowing Base redetermination or adjustment, as determined by the Administrative Agent and (b) with respect to any Hedge Agreement of the Borrower or any Grantor in respect of commodities, the value attributable to such Hedge Agreement in the most recent Borrowing Base redetermination or adjustment, as determined by the Administrative Agent; provided that (x) any Borrowing Base Value calculation by the Administrative Agent that would result in a reduction of the Borrowing Base pursuant to Section 2.14(f) shall be submitted to the Lenders for approval and (y) the failure of the Required Lenders to object to such Borrowing Base Value within five (5) Business Days shall be deemed to be an approval of such Borrowing Base Value by the Lenders.
“Budget” shall have the meaning provided in Section 9.1(g).
“Building” shall have the meaning assigned to such term in the applicable Flood Insurance Regulation.
“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City or Los Angeles, California are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.
“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet of such Person in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its treatment under generally accepted accounting principles as of January 1, 2018, notwithstanding any modifications or interpretative changes thereto that may occur. For the avoidance of doubt, any lease that would have been characterized as an operating lease in accordance with GAAP as of January 1, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise) as a Capitalized Lease.
“Cash Collateralize” shall have the meaning provided in Section 3.7(b).
“Cash Management Agreement” shall mean any agreement entered into from time to time by the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, lockbox services, stop payment services and wire transfer services.
“Cash Management Bank” shall mean any Person that either (a) at the time it provides Cash Management Services, (b) on the Closing Date or (c) at any time after it has provided any Cash Management Services, is a Lender or an Agent or an Affiliate of a Lender or an Agent.
“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.
“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any Cash Management Agreement.
“Casualty Event” shall mean, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.
“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation, implementation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender with any guideline, request, directive or order enacted or promulgated after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) and all guidelines, requests, directives, orders, rules and regulations adopted, enacted or promulgated in connection therewith shall be deemed to have gone into effect after the Closing Date regardless of the date adopted, enacted or promulgated and shall be included as a Change in Law but solely for such costs that would have been included if they would have otherwise been imposed under clauses (a)(ii) and (c) of Section 2.10 or Section 3.11 and only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a)(ii) and (c) of Section 2.10 or Section 3.11 generally on other borrowers of comparable loans under United States reserve based credit facilities under credit agreements having similar reimbursement provisions.
“Change of Control” shall mean and be deemed to have occurred if:
(a)    any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) shall have acquired beneficial ownership of more than 35%, on a fully diluted basis, of the Voting Equity in the Borrower; or
(b)    a “change of control” (or any other defined term describing a similar event or having a similar purpose or meaning) shall occur under any Indebtedness for borrowed money with an outstanding principal amount in excess of $50,000,000 or any Permitted Refinancing Indebtedness in respect of any of the foregoing with an outstanding principal amount in excess of $50,000,000; or
(c)    occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not one or more of the following: (i) directors of the Borrower on the Closing Date, (ii) nominated or appointed by the board of directors of the Borrower or (iii) approved by the board of directors of the Borrower as director candidates prior to their election shall occur.
Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, a Person or group shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement.
“Chapter 11 Cases” shall have the meaning provided in the recitals to this Agreement.
“Chapter 11 Plan” shall have the meaning provided in the recitals to this Agreement.
“Citi” shall have the meaning assigned in the introductory paragraph hereto.
“Closing Date” shall mean October 27, 2020.
“Closing Date Financials” shall have the meaning provided in Section 6(h).
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall have the meaning provided for such term in each of the Security Documents and shall include any and all assets securing or intended to secure any or all of the Obligations; provided that with respect to any Mortgages, Collateral (as defined herein), shall include “Deed of Trust Property” (as defined therein).
“Collateral Agent” shall mean Citi, as collateral agent under the Security Documents, or any successor collateral agent appointed in accordance with the provisions of Section 12.9.

“Collateral Agreement” shall mean the Collateral Agreement of even date herewith by and among the Borrower, the other grantors party thereto and the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit E hereto.
“Collateral Coverage Minimum” shall mean that the Mortgaged Properties (excluding any Oil and Gas Properties subject to Production Sharing Contracts) shall represent at least 85% of the PV-9 of the Borrowing Base Properties (excluding the PV-9 of any Production Sharing Contracts), in each case, included either in the Initial Reserve Report or in the most recent Reserve Report delivered to the Administrative Agent.
“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (1) modified from time to time pursuant to Section 2.16, (2) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 13.6(b) or (3) modified by any other amendment or modification of such commitment permitted under this Agreement. The amount representing each Lender’s Commitment shall at any time be the least of (i) such Lender’s Maximum Credit Amount, (ii) such Lender’s Commitment Percentage of the then-effective Borrowing Base and (iii) such Lender’s Elected Commitment.
“Commitment Fee” shall have the meaning provided in Section 4.1(a).
“Commitment Fee Rate” shall mean, for any day, with respect to the Available Commitment on such day, the applicable rate per annum set forth next to the row heading “Commitment Fee Rate” in the definition of “Applicable Margin” and based upon the Utilization Percentage in effect on such day.
“Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Commitment at such time by (b) the amount of the Total Commitment at such time; provided that at any time when the Total Commitment shall have been terminated, each Lender’s Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Total Exposure at such time by (ii) the aggregate Total Exposures of all Lenders at such time (with such Total Exposure, and the components thereof, calculated using (x) any applicable Lender’s outstanding principal amount of Loans plus (y) such Lender’s Letter of Credit Exposure based on the Commitment Percentage of such Lender immediately prior to the termination of the Total Commitment).
“Commodity Account” shall mean any commodity account maintained by the Credit Parties, including any “commodity accounts” under Article 9 of the UCC. All funds in such Commodity Accounts (other than Excluded Accounts) shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the Commodity Accounts.
“Commodity Account Control Agreement” has the meaning specified in Section 9.17.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.
“Confidential Information” shall have the meaning provided in Section 13.16.
“Confirmation Order” shall mean the order of the Bankruptcy Court dated October 13, 2020, Docket No. 626, confirming the Chapter 11 Plan, which order inter alia authorized and approved the Debtors’ entry into and performance under this Agreement.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Current Assets” shall mean, as at any date of determination, without duplication, the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, plus the Available Commitment then available to be borrowed, but excluding the amount of any non-cash asset under Accounting Standards Codification Topic No. 410 and Accounting Standards Codification Topic No. 815.
“Consolidated Current Liabilities” shall mean, as at any date of determination, without duplication, the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, but excluding, without duplication, (a) the amount of any non-cash liabilities under Accounting Standards Codification Topic No. 410 and Accounting Standards Codification Topic No. 815, (b) the current portion of current and deferred income taxes (c) the current portion of any Loans and other long-term liabilities and (d) any non-cash liabilities recorded in connection with stock-based or similar incentive-based compensation awards or arrangements.
“Consolidated EBITDAX” shall mean, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted (and not added back) in calculating such Consolidated Net Income: (i) Consolidated Interest Expenses for such period, (ii) an amount equal to the provision for federal, state, and local income and franchise taxes, (iii) depletion, depreciation, amortization and exploration expense for such period (including all drilling, completion, geological and geophysical costs), (iv) losses from asset Dispositions (excluding Hydrocarbons Disposed of in the ordinary course of business), (v) all other non- cash items reducing such Consolidated Net Income for such period, (vi) non-recurring losses in an amount not to exceed five percent (5.0%) of Consolidated EBITDAX (prior to giving effect to such addbacks) for such period in the aggregate during such time, (vii) fees, costs and expenses paid for attorneys, accountants, lenders, bankers and other restructuring and strategic advisors in connection with the Chapter 11 Cases (including any fees, costs and expenses in connection with the DIP Facilities) or the Chapter 11 Plan and fees, costs and expenses of any party incurred with regard to negotiation, execution and delivery of this Agreement, the other Credit Documents and the documents relating to the Second Lien Exit Facility and EHP Notes, including any amendments thereto, (viii) fees, costs and expenses and other transaction costs incurred through December 31, 2020 in connection with the Transactions, the Chapter 11 Cases and the other transactions contemplated hereby or thereby (including the Transaction Expenses), (ix) non-cash losses from the adoption of fresh start accounting in connection with the consummation of the Chapter 11 Plan and (x) all severance costs, expenses and/or one-time compensation costs incurred through December 31, 2020, in connection with the Chapter 11 Cases; all determined on a consolidated basis with respect to the Borrower and its Restricted Subsidiaries in accordance with GAAP, using the results of the twelve-month period ending with that reporting period, and minus (b) the following to the extent included in (and not deducted from) calculating such Consolidated Net Income: (i) federal, state and local income tax credits of the Borrower and its Restricted Subsidiaries for such period, (ii) gains from asset Dispositions (excluding Hydrocarbons Disposed of in the ordinary course of business), (iii) all other non-cash items increasing Consolidated Net Income for such period and (iv) non-recurring gains; provided that, with respect to the determination of the Borrower’s compliance with the Financial Performance Covenants set forth in Section 11.11 for any period, Consolidated EBITDAX shall be adjusted to give effect, on a pro forma basis, to any Qualified Acquisition or Qualified Disposition made during such period, as if such acquisition or Disposition had occurred on the first day of such period.

Consolidated EBITDAX shall be calculated for each four-fiscal quarter period using the Consolidated EBITDAX for the four most recently ended fiscal quarters (or with respect to fiscal quarters ending on or before September 30, 2021, Annualized EBITDAX).
For the avoidance of doubt, Consolidated EBITDAX shall be calculated in accordance with Section 1.12.
“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:
(i)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (D) the interest component of obligations under any Capitalized Lease, and (E) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedge Agreements with respect to Indebtedness, and excluding (F) costs associated with obtaining Hedge Agreements and breakage costs in respect of Hedge Agreements related to interest rates, (G) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, recapitalization or purchase accounting in connection with the Transactions or any acquisition, (H) penalties and interest relating to income taxes, (I)  any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (J) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (K) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date, (L) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty (other than Indebtedness except to the extent arising from the application of purchase or recapitalization accounting) and (M) annual agency fees paid to the administrative agents and collateral agents under any credit facilities or other debt instruments or document); plus
(ii)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less
(iii)    interest income of such Person and its Restricted Subsidiaries for such period.
For purposes of this definition, interest on obligations in respect of Capitalized Leases shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such obligations in accordance with GAAP.
“Consolidated Net Income” shall mean, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the net income (loss) of the Borrower and its Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses and the net income (loss) of any Person (other than the Borrower or a Restricted Subsidiary) in which the Borrower and its Restricted Subsidiaries own any Equity Interests for that period, except to the extent of the amount of dividends and distributions actually received by the Borrower or a Restricted Subsidiary), provided that the calculation of Consolidated Net Income shall exclude any non-cash charges or losses and any non-cash income or gains, in each case, required to be included in net income of the Borrower and its Subsidiaries as a result of the application of

FASB Accounting Standards Codifications 718, 815, 410 and 360, but shall expressly include any cash charges or payments that have been incurred as a result of the termination of any Hedge Agreement.
“Consolidated Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the most recent Test Period that is secured by a Lien on the Collateral to (b) Consolidated EBITDAX of the Borrower for such Test Period (or in the case of fiscal quarters ending on or before September 30, 2021, Annualized EBITDAX of the Borrower for such Test Period).
“Consolidated Total Assets” shall mean the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Borrower delivered pursuant to Section 9.1(a) or (b) (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment or other acquisition, on a pro forma basis including any property or assets being acquired in connection therewith).
“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of (without duplication) all Indebtedness of the types described in clauses (a) and (b) (other than intercompany Indebtedness owing to the Borrower or any Subsidiary), clause (d) (but, in the case of clause (d), only to the extent of any unreimbursed drawings under any letter of credit that has not been cash collateralized), clause (e), clauses (h) through (i) and clause (k) (but, in the case of clause (k) only to the extent of Guarantee Obligations with respect to Indebtedness otherwise included in this definition of “Consolidated Total Debt”) of the definition thereof, in each case actually owing by the Borrower and the Subsidiaries on such date and to the extent appearing on the balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP, minus (b) the aggregate amount of all Unrestricted Cash and cash equivalents on the balance sheet of the Borrower and the Grantors as of such date; provided that (i) clause (a) above shall not include Indebtedness (A) in respect of letters of credit, bank guarantees and performance or similar bonds except to the extent of unreimbursed amounts thereunder and (B) of Unrestricted Subsidiaries and (ii) the amount of Unrestricted Cash and cash equivalents deducted pursuant to clause (b) above shall not exceed $100,000,000.
“Consolidated Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the most recent Test Period to (b) Consolidated EBITDAX of the Borrower for such Test Period (or in the case of fiscal quarters ending on or before September 30, 2021, Annualized EBITDAX of the Borrower for such Test Period).
“Contractual Requirement” shall have the meaning provided in Section 8.3.
“Controlled Account” shall mean a Deposit Account, a Securities Account or a Commodity Account that is subject to a Deposit Account Control Agreement, a Securities Account Control Agreement or a Commodity Account Control Agreement, as the case may be.
“Corresponding Tenor” shall mean, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” shall mean any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” shall have the meaning provided in Section 13.25.
“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, each Letter of Credit and any Notes issued by the Borrower to a Lender under this Agreement.
“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.
“Credit Party” shall mean each of the Borrower and the Grantors.
“Cure Amount” shall have the meaning provided in Section 11.13(a).
“Cure Deadline” shall have the meaning provided in Section 11.13(a).
“Cure Right” shall have the meaning provided in Section 11.13(a).
“Current Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Current Assets to (b) Consolidated Current Liabilities.
“Current Ratio Covenant” shall mean the covenant of the Borrower set forth in Section 10.11(b).
“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Debtors” shall have the meaning provided in the recitals to this Agreement.
“Default” shall mean any event, act or condition that constitutes an Event of Default or with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” shall have the meaning provided in Section 2.8(c).
“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.
“Deposit Account” shall mean any checking or other demand deposit account maintained by the Credit Parties, including any “deposit accounts” under Article 9 of the UCC. All funds in such Deposit Accounts (other than Excluded Accounts) shall be conclusively presumed to be Collateral and proceeds of

Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the Deposit Accounts.
“Deposit Account Control Agreement” shall have the meaning provided in Section 9.17.
“DIP Facilities” shall have the meaning provided in the recitals to this Agreement.
“Dispose” or “Disposed of” shall have a correlative meaning to the defined term of “Disposition”.
“Disposition” shall have the meaning provided in Section 10.4.
“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation, scheduled redemption or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior Payment in Full, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior Payment in Full, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of clauses (a), (b), (c) and (d), prior to the date that is one hundred eighty one (181) days after the Maturity Date; provided, that if such Equity Interests are issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management or consultants of the Borrower or its Restricted Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, member of management or consultant of the Borrower, any of its Restricted Subsidiaries or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.
“Distressed Person” shall have the meaning provided in the definition of “Lender-Related Distress Event”.
“Distributable Free Cash Flow” shall mean, as of any time of determination, an amount equal to (a) Free Cash Flow as of the last day of the most recently ended fiscal quarter (the “Specified Quarter”) for which financial statements have been delivered pursuant to clause (a) or (b) of Section 9.1 (such date a “Reporting Date”) minus (b) the aggregate amount of the Free Cash Flow Utilizations that occur after the Reporting Date for such Specified Quarter and continuing through such time of determination. For the avoidance of doubt, any amount deducted in calculating Distributable Free Cash Flow as of any time of determination shall be without duplication of amounts deducted in calculating Free Cash Flow for purposes of such calculation of Distributable Free Cash Flow.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.
“Drawing” shall have the meaning provided in Section 3.4(b).
“Early Opt-in Election” shall mean if the then-current Benchmark is USD LIBOR, the occurrence of the following on or after December 31, 2020:
(a)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(b)the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.
“ECP” shall mean any Person who qualifies as an “eligible contract participant” under Section 2(e) of the Commodity Exchange Act.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EHP” shall mean Elk Hills Power, LLC, a Delaware limited liability company.
“EHP Collateral” shall mean the assets and property of the EHP Entities which constitute collateral under the EHP Notes, including the Equity Interests of EHP and EHP Midco; provided that the EHP Collateral shall exclude the Equity Interests of EHP Topco owned by the Credit Parties.
“EHP Discharge Date” shall mean the date on which (i) all Obligations (as defined under the EHP Notes) shall have been paid in full in cash and all other obligations under the loan documents entered into in connection with the EHP Notes shall have been performed (other than (a) those expressly stated to survive termination and (b) contingent obligations as to which no claim has been asserted) and (ii) all Liens securing the EHP Notes shall have been released or terminated.

“EHP Easement” shall mean the easement in substantially the form attached as Exhibit 4.19(a) to the EHP Note Purchase Agreement, as amended or modified in accordance with, and as permitted by, this Agreement.
“EHP Entities” shall mean EHP Topco, EHP Midco, EHP, and their respective Subsidiaries.
“EHP Ground Lease” shall mean the Ground Leases (as defined in the EHP Note Purchase Agreement), as amended or modified in accordance with, and as permitted by, this Agreement.
“EHP LTS Ground Lease” shall mean the ground lease in substantially the form attached as Exhibit 9.15(b) to the EHP Note Purchase Agreement, as amended or modified in accordance with, and as permitted by, this Agreement.
“EHP Midco” shall mean EHP Midco Holding Company, LLC, a Delaware limited liability company.
“EHP Note Purchase Agreement” shall mean that certain Note Purchase Agreement, dated as of the date hereof, by and among EHP Midco, the purchasers described therein and Wilmington Trust, National Association, as collateral agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with, and as permitted by, this Agreement.
“EHP Notes” shall mean those certain notes issued pursuant to the EHP Note Purchase Agreement and the “Note Documents” (as defined therein), in each case, in form and substance reasonably satisfactory to the Arrangers and secured solely pursuant to Section 10.2(s), as may be amended, restated, amended and restated, supplemented, extended, replaced, exchanged, refinanced or otherwise modified from time to time in accordance with, and as permitted by, this Agreement.
“EHP Support Agreement” shall mean that certain Sponsor Support Agreement, dated as of the date hereof, by and among the Borrower, EHP Midco and EHP.
“EHP Topco” shall mean EHP Topco Holding Company, LLC, a Delaware limited liability company.
“Elected Commitment” shall mean, as to each Lender, the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Elected Commitment”, as the same may be increased, reduced or terminated from time to time in connection with an optional increase, reduction or termination of the Aggregate Elected Commitment Amount pursuant to Section 2.16(b) or (c).
“Elected Commitment Increase Certificate” shall have the meaning given to such term in Section 2.16(c)(ii)(F).
“Engineering Reports” shall have the meaning provided in Section 2.14(c)(i).
“Environmental Claims” shall mean any and all written actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of liability, noncompliance, violation or proceedings arising under or based upon any Environmental Law or any Environmental Permit (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, investigation, cleanup, removal, response, remedial, reclamation, closure, plugging and abandonment, or other actions, damages, or civil or criminal sanctions pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief regarding the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or pertaining to alleged public or private nuisance.
“Environmental Law” shall mean any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guidance, and common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, as well as any permit or approval, relating to the pollution or protection of the environment, including, without limitation, ambient or indoor air, surface water, groundwater, greenhouse gases or climate change, endangered species, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to hazardous materials or any Release or recycling of, or exposure to, any pollutants, contaminants or chemicals or any toxic or otherwise hazardous substances, materials or wastes).
“Environmental Permit” shall mean any permit, approval, identification number, registration, license or other authorization required under any applicable Environmental Law.
“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, excluding any debt security that is convertible or exchangeable into any Equity Interests; provided that any instrument evidencing Indebtedness convertible or exchangeable into Equity Interests, whether or not such debt securities include any right of participation with Equity Interests, shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with any Credit Party would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the failure of a Credit Party or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan; (d) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard, in each case with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (e) a complete or partial withdrawal by a Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or is in endangered or critical status, within the meaning of Section 305 of ERISA; (f) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (g) the appointment of a trustee to administer, any Pension Plan; (h) the imposition of any liability under Title IV of ERISA, including the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of a Credit Party or any ERISA Affiliate, but excluding PBGC premiums due but not delinquent under Section 4007 of ERISA, upon such Credit Party or any ERISA Affiliate; (i) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code) or (j) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Credit Party (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be excepted to result in material liability to such Credit Party.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning provided in Section 11.
“Excess Cash” shall mean, as of any date of determination, cash and cash equivalents of the Borrower and its Restricted Subsidiaries other than (a) any cash allocated for, reserved or otherwise set aside to pay royalty obligations, working interest obligations, vendor payments, suspense payments, similar payments as are customary in the oil and gas industry, severance and ad valorem taxes, payroll, payroll taxes, other taxes, and employee wage and benefit payment obligations of the Borrower or any Restricted Subsidiary then due and owing (or to be due and owing within five (5) days of such date), in each case other than such payments that would be due and owing in connection with or in contemplation of the commencement of proceedings under Debtor Relief Laws, and for which the Borrower or such Restricted Subsidiary either (x) has issued checks or has initiated wires or ACH transfers or (y) reasonably anticipates in good faith that it will issue checks or initiate wires or ACH transfers within five (5) days of such date, (b) any cash allocated for, reserved or otherwise set aside to pay other amounts permitted to be paid by the Borrower or its Restricted Subsidiaries in accordance with this Agreement and other Credit Documents due and owing as of such date (or to be due and owing within five (5) days of such date), in each case other than such payments that would be due and owing in connection with or in contemplation of the commencement of proceedings under Debtor Relief Laws, to Persons who are not Affiliates of the Credit Parties and for which obligations the Borrower or any of its Restricted Subsidiaries have (x) issued checks or have initiated wires or ACH transfers or (y) reasonably anticipates in good faith that it will issue checks or initiate wires or ACH transfers within five (5) days of such date, as certified by the Borrower in any Notice of Borrowing with sufficient detail as is reasonably acceptable to the Agent, (c) any cash of the Borrower and its Restricted Subsidiaries constituting pledges and/or deposits securing any binding and enforceable purchase and sale agreement with any Persons who are not Affiliates of the Credit Parties, in each case to the extent permitted by this Agreement, (d) cash deposited with the Issuing Bank to cash collateralize Letters of Credit, (e) up to $20,000,000 of cash held by the EHP Entities and (f) cash deposited to cash collateralize previously issued letters of credit, as permitted under Sections 10.1(z) and 10.2(d).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Accounts” shall mean (a) each account all of the deposits in which consist of amounts utilized solely to fund payroll, employee benefit or tax obligations of the Borrower and its Restricted Subsidiaries, (b) fiduciary accounts, (c) segregated accounts of the Borrower and the Grantors solely holding royalty obligations owed to a person other than the Borrower or a Guarantor, suspense funds, royalty payments, net profits interest payments and other similar payments constituting property of a third party, (d) escrow or trust accounts pending litigation or other settlement claims, (e) accounts solely holding purchase price deposits held in escrow pursuant to a purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits, (f) accounts solely holding deposits for the payment of professional fees in connection with the Chapter 11 Case, (g) each account that constitutes EHP Collateral, (h) accounts solely holding cash collateral to secure letters of credit permitted pursuant to Sections 10.1(z) and 10.2(d) and (i) other accounts selected by the Borrower and its Restricted Subsidiaries so long as the average daily maximum balance in any such other account over a 30-day period does not at any time exceed $5,000,000; provided that the aggregate daily maximum balance for all such bank accounts excluded pursuant to this clause (i) on any day shall not exceed $10,000,000.
“Excluded Assets” shall have the meaning assigned to such term in the Collateral Agreement.
“Excluded Equity Interests” shall mean (a) any Equity Interests with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences of pledging such Equity Interests in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) any Equity Interests to the extent the pledge thereof would be prohibited by any Requirement of Law, (c) in the case of any Equity Interests of any Subsidiary to the extent the pledge of such Equity Interests is prohibited by Contractual Requirements existing on the Closing Date or at the time such Subsidiary is acquired (provided that such Contractual Requirements have not been entered into in contemplation of this Agreement or such Subsidiary being acquired), any Equity Interests of each such Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by such Contractual Requirement (other than customary non-assignment provisions which are ineffective under the UCC or other applicable Requirements of Law), (B) such Contractual Requirement prohibits such a pledge without the consent of any other party other than if (1) such other party is a Credit Party or a Subsidiary, (2) such consent is solely contingent or conditioned upon a commercially reasonable undertaking by the Borrower or any Subsidiary which is in its reasonable control or (3) such consent has been obtained (it being understood that this clause (3) shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and only for so long as such Contractual Requirement is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a Subsidiary) to such Contractual Requirement the right to terminate its obligations thereunder (in each case under clauses (A), (B) and (C), other than customary non-assignment provisions that are ineffective under the UCC or other applicable Requirement of Law), (d) the Equity Interests of any Unrestricted Subsidiary, (e) the Equity Interests set forth on Schedule 1.1(b) which have been identified on or prior to the Closing Date in writing to the Administrative Agent by an Authorized Officer of the Borrower and agreed to by the Administrative Agent, (f) the Equity Interests in each EHP Entity (other than of EHP Topco; it being understood and agreed that the Equity Interests in EHP Topco shall not be Excluded Equity Interests under this Agreement or any other Collateral Document), in each case solely prior to the EHP Discharge Date, (g) Margin Stock and (h) solely in the case of any pledge of Equity Interests of any CFC or FSHCO to secure the Obligations, any Equity Interests in excess of 65% of the outstanding Voting Equity of such CFC or FSHCO (such percentages to be adjusted upon any change of law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary). Notwithstanding the foregoing, the Equity Interests of any Production Sharing Entity that is the direct owner of any Production Sharing Contract shall not be Excluded Equity Interests.
“Excluded Subsidiary” shall mean (a) each Immaterial Subsidiary, for so long as any such Subsidiary constitutes an Immaterial Subsidiary pursuant to the terms hereof, (b) each Restricted Subsidiary that is not a Wholly owned Subsidiary (for so long as such Subsidiary remains a non-wholly owned Restricted Subsidiary); provided, that a Material Subsidiary shall not be excluded pursuant to this clause (b), (c) each Restricted Subsidiary that is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions that are ineffective under the UCC or other applicable Requirement of Law or any term, covenant, condition or provision that would be waived by the Borrower or its Affiliates) not entered into in contemplation of this Agreement or of such Subsidiary becoming a Subsidiary or a Restricted Subsidiary or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Person becomes a Subsidiary or Restricted Subsidiary, and for so long as such restriction is in effect and was not entered into in contemplation of this Agreement or such Person becoming a Subsidiary or a Restricted Subsidiary or that would require a consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations at the time such Person becomes a Subsidiary or a Restricted Subsidiary (unless such consent, approval, license or authorization has been received), (d) each EHP Entity, but solely prior to the EHP Discharge Date, (e) unless it would not be reasonably expected to result in a material additional tax liability to the Borrower or its Subsidiaries, (i) any FSHCO, (ii) any direct or indirect Subsidiary of the Borrower that is a CFC and (iii) any Domestic Subsidiary that is a direct or indirect subsidiary of a Foreign Subsidiary of the Borrower that is a CFC and (f) each Unrestricted Subsidiary.
“Excluded Swap Obligation” shall mean with respect to any Guarantor, any Hedging Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Hedging Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or any other applicable Requirement of Law. If a Hedging Obligation arises under a master agreement governing more than one Hedging Agreement, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to Hedge Agreements for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean any (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 13.7) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.4 amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 5.4(f) and (d) any withholding Taxes imposed under FATCA, in each case of the foregoing clauses (a)-(d), which Taxes are imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient..
“Existing Letters of Credit” shall mean the letters of credit described on Schedule 1.1(d) that are outstanding under the DIP Facilities immediately prior to giving effect to the Closing Date and which, on the Closing Date, shall be deemed issued under this Agreement.
“Expected Cure Amount” shall have the meaning provided in Section 11.13(a)(iii).
“Facility” shall mean this Agreement and the Commitments and the extensions of credit made hereunder.
“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower in good faith.

“Farm-In Agreement” shall mean an agreement, joint venture or contractual relationship whereby a Person agrees, among other things, to pay all or a share of the drilling, completion or other expenses of one or more wells or perform the drilling, completion or other operation on such well or wells as all or a part of the consideration provided in exchange for an ownership interest in an Oil and Gas Property or which has been formed for the purpose of exploring for and/or developing Oil and Gas Properties, where each of the parties thereto has either contributed or agreed to contribute cash, services, Oil and Gas Properties, other assets, or any combination of the foregoing.
“Farm-Out Agreement” shall mean a Farm-In Agreement, viewed from the standpoint of the party that grants to another party the right to earn an ownership interest in an Oil and Gas Property.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day on the Federal Reserve Bank of New York’s Website or, (a) if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Financial Officer” of any Person shall mean the Chief Financial Officer, Chief Accounting Officer, principal accounting officer, Controller, Treasurer or Assistant Treasurer of such Person.
“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Section 10.11.
“Flood Documentation” shall mean, with respect to each parcel of Material Real Property, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination, together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the applicable Credit Party relating thereto (to the extent such real property is located in a Special Flood Hazard Area) and (ii) evidence of flood insurance as required by Section 9.11 and any analogous provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Flood Insurance” shall mean for any owned real property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets or exceeds the requirements set forth by FEMA in its “Mandatory Purchase of Flood Insurance Guidelines”.
“Flood Insurance Regulations” shall mean (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.
“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.
“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Free Cash Flow” shall mean, for any fiscal quarter, Consolidated EBITDAX of the Borrower and its Restricted Subsidiaries minus the increase (or plus the decrease) in non-cash Working Capital (without duplication of any working capital changes already considered elsewhere); however, the Available Commitment shall be excluded from Consolidated Current Assets) from the previous fiscal quarter minus the sum, in each case without duplication, of the following amounts in respect of the Borrower and its Restricted Subsidiaries for such period: (a) voluntary and scheduled cash prepayments and repayments of Indebtedness (other than the Loans) which cannot be reborrowed pursuant to the terms of such Indebtedness (other than any repayments of Other Debt and other transactions contemplated by Section 10.7(a)(iii)), (b) cash paid for capital expenditures, (c)(i) cash payments for amounts described in clauses (i) and (ii) of the definition of Consolidated Interest Expense minus (ii) amounts described in clause (iii) of the definition of Consolidated Interest Expense, (d) income and franchise taxes paid in cash, (e) exploration expenses paid in cash, (f)(i) Investments made in cash during such period (other than those made in reliance on Section 10.5(i)) and (ii) Restricted Payments made in cash during such period (other than those made in reliance on Section 10.6(i)), (g) Permitted EHP Payments made during such period and (h) to the extent not included in the foregoing and added back in the calculation of Consolidated EBITDAX, any other cash charge that reduces the earnings of the Borrower and its Restricted Subsidiaries, except (i) in the case of each of the forgoing clauses in this definition, to the extent financed with proceeds of any Qualified Equity Interests (excluding any Cure Amount) and (ii) in the case of the foregoing clauses (a), (b), (e), (f)(i) (except to the extent made in reliance on Section 10.5(k)) and (g), to the extent financed with long term Indebtedness permitted in the Credit Documents (other than the Loans), plus aggregate Net Cash Proceeds from Dispositions not required to be applied to repay the Loans under Section 5.2 so long as no Loans are outstanding at the time of determination of “Free Cash Flow”.
“Free Cash Flow Utilizations” shall mean each of the following transactions that occur in reliance on clause (d) of the definition of “Restricted Payment Conditions”: (a) Investments made in reliance on

Section 10.5(i), (b) Restricted Payments made in reliance on Section 10.6(i) and (c) repayments of Other Debt and other transactions contemplated by Section 10.7(a)(iii).
“Fronting Fee” shall have the meaning provided in Section 4.1(c).
“FSHCO” shall mean any Domestic Subsidiary substantially all of the assets of which constitute the Equity Interests of CFCs.
“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests that any provision hereof be applied in a way to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Topic No. 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (iii) the accounting for operating leases and capital leases shall be determined in compliance with the definition of “Capitalized Lease”.
“Governmental Authority” shall mean any nation, sovereign or government, any state, province, city, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange and any port authority.
“Granting Lender” shall have the meaning provided in Section 13.6(g).
“Grantors” shall mean the Borrower, each Guarantor and each Production Sharing Entity.
“Guarantee” shall mean the Guarantee made by the Borrower and any Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.
“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain financial condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.
“Guarantors” shall mean (a) each Restricted Subsidiary listed on Schedule 1.1(c) that becomes a party to the Guarantee on the Closing Date (except to the extent such subsidiary is released from its Guarantee in accordance with the terms hereof); provided that, for the avoidance of doubt, each Restricted Subsidiary listed on Schedule 1.1(c) shall be required to become a party to the Guarantee on the Closing Date (other than (x) an Excluded Subsidiary or (y) a Production Sharing Entity for so long as such Subsidiary is party to a Production Sharing Contract (except, in each case, to the extent provided below)) and (b) each other Restricted Subsidiary (other than (x) an Excluded Subsidiary or (y) a Production Sharing Entity for so long as such Subsidiary is party to a Production Sharing Contract (except, in each case, to the extent provided below)) that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise; provided that, for the avoidance of doubt, the Borrower in its sole discretion may cause any Restricted Subsidiary that is not required to be a Guarantor hereunder or pursuant to the Security Documents to provide a Guarantee by causing such Restricted Subsidiary to execute a Guarantee and such Restricted Subsidiary shall be a Guarantor and Credit Party for all purposes hereunder except to the extent released from such Guarantee in accordance with the terms hereof.
“Hazardous Materials” shall mean (a) any petroleum or petroleum products, natural gas or natural gas liquids, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas and (b) any chemicals, materials, substances, or wastes defined as or included in the definition of or otherwise classified or regulated as “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law or that would otherwise reasonably be expected to result in liability under any Environmental Law.
“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, total return swap, credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed-price physical delivery contracts with a tenor over 90 days, whether or not exchange traded, or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master Agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedge Agreements.
“Hedge Bank” shall mean any Person that either (a) at the time it entered into a Secured Hedge Agreement or a Cash Management Agreement, as applicable, in its capacity as a party thereto, (b) on the

Closing Date or (c) at any time after it has entered into a Secured Hedge Agreement or a Cash Management Agreement, as applicable, in its capacity as a party thereto, is an Agent, Lender or any Affiliate of an Agent or Lender.
“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedge Agreements.
“Highest Lawful Rate” shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.
“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
“ICC” shall have the meaning provided in Section 3.8.
“ICC Rule” shall have the meaning provided in Section 3.8.
“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary.
“Impacted Interest Period” shall have the meaning assigned to such term in the definition of “LIBOR Rate.”
“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and(ii) obligations resulting under firm transportation contracts, supply agreements, take or pay contracts (including in connection with the purchase of power from solar power projects) or other similar agreements entered into in the ordinary course of business), (d) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person, (e) the principal component of all obligations in respect of Capitalized Leases of such Person, (f) net Hedging Obligations of such Person, (g) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments received by such Person, made more than one (1) month in advance of the month in which the commodities, good or services are to be delivered, other than obligations relating to net oil, natural gas liquids or natural gas balancing arrangements arising in the ordinary course of business, (h) all indebtedness (excluding prepaid interest thereon) of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is limited in recourse, (i) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase in respect of Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock), (j) the undischarged balance of any Production

Payments and Reserve Sales created by such Person or for the creation of which such Person directly or indirectly received payment and (k) without duplication, all Guarantee Obligations of such Person in respect of the items described in clauses (a) through (j) above; provided that Indebtedness shall not include (i) trade and other ordinary-course payables (including payroll) and accrued expenses (which are not more than 90 days past the due date of payment unless the subject of a good faith dispute), (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Borrower and its Restricted Subsidiaries, all intercompany Indebtedness made in the ordinary course of business, (v) guaranties, bonds and surety obligations incurred in the ordinary course of business and required by governmental requirements in connection with the exploration, development or operation of Oil and Gas Properties, (vi) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business, (vii) any obligation in respect of a Farm-In Agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property, (viii) operating leases or sale and leaseback transactions (except any resulting obligations under any Capitalized Lease), (ix) any Guarantee Obligations incurred in the ordinary course of business to the extent not guaranteeing Indebtedness, (x) prepayments for gas and crude oil production not in excess of $20,000,000 in the aggregate at any time outstanding and (xi) obligations to deliver commodities or pay royalties or other payments in connection with and obligations arising from net profits interests, working interests, overriding, non-participating or other royalty interests or similar real property interests. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (g) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
“Indemnified Liabilities” shall have the meaning provided in Section 13.5(b).
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” shall have the meaning provided in Section 13.5(b).
“Industry Investments” shall mean Investments and/or expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including: (1) ownership interests (directly or through equity) in Oil and Gas Properties or gathering, transportation, processing, or related systems; and (2) Investments and/or expenditures in the form of or pursuant to operating agreements, processing agreements, Farm-In Agreements, Farm-Out Agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties.
“Information” shall have the meaning provided in Section 8.8(a).
“Initial Reserve Report” shall mean the reserve engineers’ report evaluating the Proved Developed Producing Reserves of the Credit Parties prepared by the internal engineers of the Borrower as of December 1, 2020, delivered to the Administrative Agent prior to the date hereof.
“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit K hereto.
“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.
“Interim Redetermination” shall have the meaning provided in Section 2.14(b).
“Interpolated Rate” shall have the meaning assigned to such term in the definition of “LIBOR Rate.”
“Investment” shall have the meaning provided in Section 10.5.
“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency selected by the Borrower.
“IRS” shall mean the United States Internal Revenue Service.
“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“ISP 98” shall have the meaning provided in Section 3.8.
“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower (or any Restricted Subsidiary) or in favor of the applicable Issuing Bank and relating to such Letter of Credit.
“Issuing Bank” shall mean (a) each of Citi, KeyBank National Association, MUFG Union Bank, N.A., Royal Bank of Canada, upon written notice from Mizuho Bank, Ltd. sent to the Administrative Agent and Borrower, Mizuho Bank, Ltd., and, solely with respect to the Existing Letters of Credit, JPMorgan Chase Bank, N.A. and any of their respective Affiliates, (b) those Lenders identified as Issuing Banks on Schedule 1.1(a) hereto and (c) if requested by the Borrower and reasonably acceptable to the Administrative Agent, any other Person who is a Lender at the time of such request and who accepts such appointment (it being understood that, if any such Person ceases to be a Lender hereunder, such Person will remain an Issuing Bank with respect to any Letter of Credit issued by such Person that remained outstanding as of the date such Person ceased to be a Lender). References herein and in the other Credit Documents to an Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires. Any Lender may, from time to time, become an Issuing Bank under this Agreement with the protections and rights afforded to Issuing Banks hereunder by executing a joinder, in a form reasonably satisfactory to (and acknowledged and accepted by) the Administrative Agent and the Borrower, indicating such Lender’s “Letter of Credit Commitment” and upon the execution and delivery of any such joinder, such Lender shall be an Issuing Bank for all purposes hereof.
“Junior Capital Transaction” shall mean any issuance, incurrence or sale (as applicable) by (a) a Credit Party or any of their respective Subsidiaries of (i) unsecured Indebtedness for borrowed money, (ii) subordinated Indebtedness for borrowed money or (iii) secured Indebtedness for borrowed money that is secured on a junior basis to the Liens securing the Obligations and subject to a Junior Lien Intercreditor Agreement and (b) a Credit Party of any Equity Interests, including, without limitation, Disqualified Stock; provided that the following shall be excluded from the foregoing: (1) intercompany Indebtedness, (2) any issuance or sale of Equity Interests by the Borrower pursuant to any equity incentive plan or otherwise to any director, officer or employee of the Borrower or any Subsidiary thereof, (3) any conversion or exchange of Indebtedness for Equity Interests and (4) Equity Interests (A) in the form of common stock (or similar equity interests such as ordinary membership interest and ordinary partnership interests) and (B) issued to any Credit Party. Permitted Refinancing Indebtedness shall not constitute a Junior Capital Transaction, except to the extent of the net cash proceeds retained by the Credit Parties and their Subsidiaries after the repayment of any Indebtedness being refinanced and the fees, costs, expenses and premiums (if any) required to be paid in connection therewith.
“Junior DIP Facility” shall have the meaning provided in the recitals to this Agreement.
“Junior Lien” shall mean a Lien on the Collateral that is subordinated to the Liens granted under the Credit Documents pursuant to a Junior Lien Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).
“Junior Lien Intercreditor Agreement” shall mean (a) an intercreditor agreement among the Administrative Agent, the Collateral Agent, the Second Lien Agent and the Second Lien Collateral Agent, if any, and acknowledged by the Credit Parties, which agreement shall be in the form attached as Exhibit F and (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent, the Collateral Agent, the Borrower and the Majority Lenders, in the case of each of (a) and (b), as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with, and as permitted by, this Agreement, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Obligations.
“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Maturity Date” shall mean the date that is five (5) Business Days prior to the Maturity Date.
“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Participant” shall have the meaning provided in Section 3.3(a).
“L/C Participation” shall have the meaning provided in Section 3.3(a).
“Lender” shall have the meaning provided in the preamble to this Agreement. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks. For avoidance of doubt, each Additional Lender shall be deemed a “Lender” for purposes of this Agreement and each other Credit Document.
“Lender Default” shall mean (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Loans or participations in Letters of Credit or reimbursement obligations required to be made by it, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (ii) the failure of any Lender to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due; (iii) a Lender has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend or expect to comply with any of its funding obligations, or has made a public statement to that effect with respect to its funding obligations under the Facility (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iv) a Lender has failed, within three (3) Business Days after a written request by the Administrative Agent, to confirm in writing that it will comply with its funding obligations under the Facility (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iv) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or a Bail-In Action. Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (i) through (v) above shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.
“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Letter of Credit” shall have the meaning provided in Section 3.1 and include, for the avoidance of doubt, the Existing Letters of Credit.
“Letter of Credit Application” shall have the meaning provided in Section 3.2(a).
“Letter of Credit Commitment” shall mean the lesser of (x) $200,000,000, as the same may be reduced from time to time pursuant to Section 3.1 and (y) the Total Commitment; provided that the Letter of Credit Commitment with respect to Letters of Credit other than the Existing Letters of Credit shall be allocated to the Issuing Banks in accordance with the following table:

Issuing Bank	Letter of Credit Commitment
Citi	20%
KeyBank National Association	20%
Mizuho Bank, Ltd.	20%
MUFG Union Bank, N.A	20%
Royal Bank of Canada	20%

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the applicable Issuing Bank pursuant to Section 3.4(a) at such time and (b) such Lender’s Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the applicable Issuing Bank pursuant to Section 3.4(a)) minus the amount of cash or deposit account balances held by the Administrative Agent to Cash Collateralize outstanding Letters of Credit and Unpaid Drawings under Section 3.7.
“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).
“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate principal amount of all Unpaid Drawings in respect of all Letters of Credit.
“Leverage Ratio Covenant” shall mean the covenant of the Borrower set forth in Section 10.11(a).
“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate (other than an ABR Loan bearing interest by reference to the Adjusted LIBOR Rate by virtue of clause (c) of the definition of ABR).
“LIBOR Rate” shall mean, subject to the implementation of a Benchmark Replacement in accordance with Section 2.10(d), for any Interest Period with respect to any Borrowing of a LIBOR Loan, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event that such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 AM London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBOR Rate shall be the Interpolated Rate at such time; provided, further that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. “Interpolated Rate” shall mean, at any time, the rate per annum (rounded to the same number of decimals as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available in Dollars) that exceeds the Impacted Interest Period, in each case, at such time. Notwithstanding the foregoing, (x) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.10(d), in the event that a Benchmark Replacement with respect to the LIBOR Rate is implemented, then all references herein to the LIBOR Rate shall be deemed references to such Benchmark Replacement and (y) in no event shall the LIBOR Rate (including any Benchmark Replacement with respect thereto) be less than one percent (1.00%).
“Lien” shall mean, with respect to any asset, (a) any mortgage, preferred mortgage, deed of trust, lien, notice of claim of lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset, (b) production payments and the like payable out of Oil and Gas Properties or (c) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to be a Lien under GAAP.
“Liquidity” shall mean, as of any date of determination, the sum of (a) the Available Commitment on such date plus (b) the aggregate amount of Unrestricted Cash and cash equivalents of the Borrower and the Grantors at such date (provided, that solely for purposes of Section 6(q), “Liquidity” as of the Closing Date shall include the aggregate amount of Unrestricted Cash and cash equivalents of the Borrower and its Restricted Subsidiaries).
“Loans” shall have the meaning provided in Section 2.1(a).
“Majority Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Adjusted Total Commitment at such date, or (b) if the Total Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.
“Manufactured (Mobile) Home” shall have the meaning assigned to such term in the applicable Flood Insurance Regulation.
“Margin Stock” shall have the meaning assigned to such terms in Regulation U.
“Master Agreement” shall have the meaning assigned to such term in the definition of “Hedge Agreements.”
“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, that, individually or in the aggregate, would materially adversely affect (a) the business, assets, operations, properties or financial condition of the Borrower and the other Credit Parties, taken as a whole (other than as a result of the events leading up to, directly arising from, or direct effects of, the commencement or continuance of the Chapter 11 Cases), (b) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their material obligations under the Credit Documents, or (c) the rights and remedies of the Agents and the Lenders under the Credit Documents; provided that no event, circumstance, development, change, occurrence or effect to the extent resulting from, arising out of, or relating to the COVID-19 pandemic shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such event, circumstance, development, change, occurrence or effect, as applicable, has been disclosed in writing to the Administrative Agent and the Lenders.
“Material Indebtedness” shall mean (i) the EHP Notes, (ii) the Second Lien Exit Facility Indebtedness and (iii) any other Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $50,000,000.
“Material Real Property” shall mean (a) to the extent required by the Second Lien Exit Facility, all owned or leased surface real property interests or other real property interests of the Borrower or its Restricted Subsidiaries (other than Oil and Gas Properties) with a fair market value, as reasonably estimated by the Borrower, in excess of $5,000,000 individually and $7,500,000 in the aggregate for all such real property interests, but excluding Excluded Assets and (b) any other real property of the Borrower or its Restricted Subsidiaries required to be mortgaged pursuant to the Second Lien Exit Facility.
“Material Subsidiary” shall mean, at any date of determination, (i) each wholly-owned (directly or indirectly) Restricted Subsidiary of the Borrower such that the Consolidated Total Assets of the Immaterial Subsidiaries (when combined with the assets of each such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period for which financial statements have been delivered, or required to be delivered, pursuant to Section 9.1(a) or Section 9.1(b) are equal to or less than 2.50% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries (other than the EHP Entities prior to the EHP Discharge Date) at such date, determined in accordance with GAAP, (ii) each Subsidiary of the Borrower that owns Borrowing Base Properties, and (iii) each Subsidiary that guarantees Material Indebtedness of the Borrower and its Restricted Subsidiaries other than the EHP Notes.
“Maturity Date” shall mean the date that is forty-two months after the Closing Date, or, if such anniversary is not a Business Day, the Business Day immediately following such anniversary.
“Maximum Credit Amount” shall mean, as to each Lender, the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.16(b), (b) modified from time to time pursuant to Section 2.16(c) or (c) increased, created or modified from time to time pursuant to any assignment permitted by Section 13.6(b) or amendment or other modification to this Agreement.
“Minimum Borrowing Amount” shall mean, with respect to any Borrowing of Loans, $500,000 (or, if less, the entire remaining Commitments at the time of such Borrowing).
“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Equity Interests.
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit D (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Borrower and the Collateral Agent; provided, that any Mortgage encumbering solely Oil and Gas Properties shall exclude any Building or Manufactured (Mobile) Home (including, for the avoidance of doubt, the contents thereof) that is located on any such Oil and Gas Property covered by (or intended to be covered by) such Mortgage.
“Mortgaged Property” shall mean, at any time, all Borrowing Base Properties and all Material Real Property with respect to which a Mortgage is required to be granted and/or which are required to be subject to an Acceptable Security Interest under the Credit Documents; provided, that Mortgaged Property shall exclude (a) any Building or Manufactured (Mobile) Home (including, for the avoidance of doubt, the contents thereof) that is located on any Real Property covered by (or intended to be covered by) a Mortgage and is located in a Special Flood Hazard Area and with respect to which the Administrative Agent reasonably determines that (i) the estimated value of such Building or Manufactured (Mobile) Home (and the contents thereof) is not (and in the future is not expected to be) material in relation to the aggregate value of the Collateral and (ii) the time or expense of obtaining a grant of a security interest in such Building or Manufactured (Mobile) Home (and the contents thereof) outweighs the benefits thereof and (b) following the date the Second Lien Exit Facility Indebtedness shall have been paid in full in cash, Material Real Properties to the extent such Material Real Properties are not required to secure any Junior Lien Indebtedness that refinanced such Second Lien Exit Facility Indebtedness.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Necessary Cure Amount” shall have the meaning provided in Section 11.13(a)(iii).
“Net Cash Proceeds” shall mean (a) with respect to any Disposition, the cash proceeds thereof (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of, in respect of the Borrower and its Restricted Subsidiaries’ (i) selling expenses (including reasonable broker’s fees or commissions, legal, accounting and investment banking fees and expenses, title insurance premiums, survey costs, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness permitted hereunder that is secured by a Lien permitted hereunder (other than any Lien pursuant to a Security Document) on the asset disposed of in such Disposition and required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset), (b) with respect to any Casualty Event, the cash proceeds received pursuant to any casualty insurance policy in respect of a covered loss thereunder of any assets of the Borrower or any of its Restricted Subsidiaries, net of any actual out-of-pocket costs and expenses incurred by the Borrower or any of its Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Borrower or the applicable Restricted Subsidiary in respect thereof and (c) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, commissions and brokerage, consultant and other customary fees and charges actually incurred by the Borrower and its Restricted Subsidiaries in connection with such issuance.
“New Borrowing Base Notice” shall have the meaning provided in Section 2.14(d).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).
“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).
“Notes” shall mean the promissory notes of the Borrower described in Section 2.5(e) and being substantially in the form of Exhibit H, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3(a) and substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent (acting reasonably).
“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).
“NYFRB” shall mean the Federal Reserve Bank of New York.
“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Agreement (including all Secured Hedge Agreements and transactions thereunder regardless of whether entered into with any Hedge Bank prior to, on or after the Closing Date), in each case, entered into with the Borrower or any of its Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document. Notwithstanding the foregoing, (a) Excluded Swap Obligations shall not constitute Obligations, (b) the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (c) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Documents shall not require the consent of the holders of Hedge Obligations under Secured Hedge Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements.
“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Oil and Gas Business” shall mean:
(a)    the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association with any of the foregoing;
(b)    the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association therewith; and the marketing of oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and minerals obtained from unrelated Persons; and
(c)    any business or activity relating to, arising from, or necessary, appropriate, incidental or ancillary to the activities described in the foregoing clauses (a) and (b) of this definition.
“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled or unitized units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of any Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including Production Sharing Contracts and other production sharing contracts and agreements, which relate to any Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems, power and cogeneration facilities, steam flood facilities and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
“Ongoing Hedges” shall have the meaning provided in Section 10.10(a).
“Organization Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under any Credit Document, or sold or assigned an interest in any Loan, Commitment or any other interest under any Credit Document).

“Other Debt” shall have the meaning provided in Section 10.7(a).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.7(a)).
“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.
“Participant” shall have the meaning provided in Section 13.6(c)(i).
“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).
“Patriot Act” shall have the meaning provided in Section 13.18.
“Payment in Full” shall mean the day the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to each applicable Issuing Bank following the termination of the Total Commitment) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than contingent indemnification obligations not then due and payable) and Hedging Obligations under Secured Hedge Agreements and Cash Management Obligations under Secured Cash Management Agreements (except as to which arrangements satisfactory to the applicable Hedge Bank or Cash Management Bank, as the case may be, shall have been made), are paid in full in cash.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) years.
“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Equity Interests, so long as (a) if such acquisition involves the acquisition of Equity Interests of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Equity Interests becoming a Restricted Subsidiary and, to the extent required by Section 9.11, a Guarantor or a Grantor; (b) such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired to the extent required by Section 9.11; (c) immediately after giving effect to such acquisition, the Restricted Payment Conditions shall have been satisfied; and (d) immediately after giving effect to such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 10.13.
“Permitted Additional Debt” shall mean any unsecured senior, unsecured senior subordinated or unsecured subordinated loans or notes issued by the Borrower or a Guarantor after the Closing Date (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the 181st day after the Maturity Date (other than customary offers to purchase upon a change of control, AHYDO payments, customary asset sale or casualty or condemnation event prepayments and customary acceleration rights after an event of default prior to the 181st day after the Maturity Date) and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Facility, if applicable, (b) if such Indebtedness is subordinated in right of payment to the Obligations, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations and is subject to a Subordination Agreement, (c) no Subsidiary of the Borrower (other than a Guarantor) is a borrower or guarantor with respect to such Indebtedness, (d) that does not restrict, by its terms, the prepayment or repayment of the Obligations, (e) the covenants, events of default, guarantees and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums reasonably determined by the Borrower to be “market” rates, fees, discounts and premiums at the time of issuance or incurrence of any such Indebtedness), taken as a whole, shall be customary for high yield debt securities and are determined by the Borrower to be no more restrictive on or less favorable to the Borrower and its Restricted Subsidiaries than the terms of this Agreement (as in effect at the time of such issuance or incurrence), taken as a whole, except to the extent this Agreement is amended to incorporate any terms more restrictive than this Agreement and (f) shall not include any financial maintenance covenants nor prohibit prior repayment or prepayment of the Loans; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence or issuance of such Indebtedness (or such later date as may be acceptable to the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements.
“Permitted EHP Payments” shall mean each payment of cash from the Borrower or a Grantor to EHP Topco or its Subsidiaries, regardless of whether such payment is structured as an Investment, contractual payment or otherwise, which payment will be permitted pursuant to Section 10.18(a) so long as, (i) as of any date of determination, on a pro forma basis for such Permitted EHP Payment: (a) the aggregate amount of such payments in any fiscal quarter does not exceed $10,000,000 for such fiscal quarter (with unused amounts in any fiscal quarter being carried over to the immediately succeeding fiscal calendar quarter), (b) no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing and (c) the Borrower shall be in compliance with the Financial Performance Covenants; provided that clause (c) above shall not be tested (and shall be deemed satisfied) until the date of delivery (or date of required delivery) of the financial statements required to be delivered under Section 6.1(b) for the Test Period ending on March 31, 2021, or (ii) if the Borrower reasonably determines in good faith that such payment is in accordance with industry standards for a prudent owner and operator and is necessary for (a) health and safety reasons, (b) to prevent a shutdown of or a Casualty Event related to the facilities of the EHP Entities or (c) to restore the functioning of such facilities in the event of an unforeseen shutdown or Casualty Event.
“Permitted Intercompany Activities” shall mean any transactions between or among the Borrower and its Subsidiaries (for the avoidance of doubt, including Unrestricted Subsidiaries) that are entered into in the ordinary course of business of the Borrower and its Subsidiaries and, in the good faith judgment of the Borrower, are necessary or advisable in connection with the ownership or operation of the business of the Borrower and its Subsidiaries, including (i) payroll, cash management, purchasing, insurance, indemnity and liability sharing and hedging arrangements (other than the hedging arrangements of any Unrestricted Subsidiaries), (ii) management, technology and licensing arrangements, but excluding other payments to the EHP Entities and (iii) purchase and sale of Hydrocarbons in connection with marketing activities.

“Permitted Investments” shall mean:
(1)    United States dollars;
(2)    securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twenty-four (24) months or less from the date of acquisition;
(3)    certificates of deposit, time deposits and eurodollar time deposits with maturities of twenty-four (24) months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three (3) years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the United States dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank in the forgoing an “Approved Bank”);
(4)    repurchase obligations for underlying securities of the types described in clauses (2) and (3) above or clauses (6) and (7) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (3) above;
(5)    commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated at least A-2 (or the equivalent thereof) by S&P or at least P-2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within twelve (12) months after the date of acquisition thereof;
(6)    marketable short-term money market and similar liquid funds having a rating of at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);
(7)    readily marketable direct obligations issued or fully guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof; provided, that each such readily marketable direct obligation shall have an Investment Grade Rating from either Moody’s or S&P or Moody’s (or the equivalent thereof) (or, if at any time neither Moody’s nor S&P or Moody’s (or the equivalent thereof) shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) with maturities of thirty-six (36) months or less from the date of acquisition;
(8)    Investments with average maturities of twelve (12) months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower); and

(9)    investment funds investing substantially all of their assets in securities of the types de-scribed in clauses (1) through (8) above.
“Permitted Liens” shall mean:
(a)    Liens for taxes, assessments or governmental charges or claims not yet overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, for which appropriate reserves have been established in accordance with GAAP (or in the case of any Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction), or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;
(b)    Liens in respect of property or assets of the Borrower or any of the Restricted Subsidiaries imposed by law, such as landlords’, sublandlords’, vendors’, operators’, suppliers’, carriers’, warehousemen’s, repairmen’s, construction contractors’, workers’, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect and (i) are not overdue for a period of more than sixty (60) days or (ii) are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(c)    Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9;
(d)    Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation, and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure (or secure the Liens securing) liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;
(e)    deposits and other Liens securing (or securing the bonds or similar instruments securing) the performance of tenders, statutory obligations, plugging and abandonment or decommissioning obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business or in a manner consistent with past practice or industry practice including those incurred to secure health, safety and environmental obligations in the ordinary course of business, or otherwise constituting Investments permitted by Section 10.5;
(f)    ground leases, subleases, licenses or sublicenses in respect of real property (other than any Oil and Gas Properties) on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;
(g)    easements, rights-of-way, restrictive covenants, licenses, restrictions (including zoning restrictions), title defects, exceptions, reservations, deficiencies or irregularities in title, encroachments, protrusions, servitudes, rights, eminent domain or condemnation rights, permits, conditions and covenants and other similar charges or encumbrances (including in any rights-of-

way or other property of the Borrower or its Restricted Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not (i) interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) securing monetary obligations or (iii) materially impairing the value of the affected Borrowing Base Properties, taken as a whole and, to the extent reasonably agreed by the Administrative Agent, any exception on the title reports issued in connection with any Borrowing Base Property;
(h)    (i) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such lease and (ii) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business or otherwise permitted by this Agreement and not securing Indebtedness;
(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(j)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of the Borrower or any of its Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 10.1;
(k)    leases, licenses, subleases or sublicenses granted to others not (i) interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) securing any Indebtedness for borrowed money;
(l)    Liens arising from precautionary UCC financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Restricted Subsidiaries;
(m)    Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts, commodity trading accounts or other brokerage accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, in the ordinary course of business;
(n)    Liens which arise in the ordinary course of business under operating agreements (including preferential purchase rights, consents to assignment and other restraints on alienation), joint operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, Farm-Out Agreements, Farm-In Agreements, division orders, contracts for the sale, gathering, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, royalty and overriding royalty agreements, reversionary interests, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual or customary in the Oil and Gas Business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Restricted Subsidiary or materially impair the value of the affected Borrowing Base Properties, taken as a whole;
(o)    Liens on pipelines, pipeline facilities and other midstream assets or facilities that arise by operation of law or other like Liens arising by operation of law in the ordinary course of business and incidental to the exploration, development, operation and maintenance of Oil and Gas Properties;
(p)    (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;
(q)    Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;
(r)    security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;
(s)    Liens arising under statutory provisions of applicable law with respect to production purchased from others; and
(t)    deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises.
“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon and other amounts paid in connection with the defeasance or discharge of such Indebtedness plus other amounts paid consisting of original issue discount or fees and expenses incurred in connection with such Refinancing, (B)  the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness immediately prior to such Refinancing are not changed as a result of such Refinancing (except that a Guarantor may be added as an additional obligor and except as may change pursuant to subclause (G) below), (C) other than with respect to a Refinancing in respect of Indebtedness incurred pursuant to Section 10.1(h), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness, (D) subject to clause (G) below, the terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, fees, floors, funding discounts and redemption or prepayment premiums) or are customary for similar

Indebtedness in light of current market conditions, (E) if the Refinanced Indebtedness is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated to the Obligations, subject to a Subordination Agreement on terms no less favorable to the Secured Parties than such Refinanced Indebtedness, (F) if the Refinanced Indebtedness constitutes Junior Lien Indebtedness, such Permitted Refinancing Indebtedness shall be pari passu in right of payment with any other Junior Lien Indebtedness and unsecured, or if secured, subject to a Junior Lien Intercreditor Agreement and shall not be secured by any assets other than the Collateral and (G) if the Refinanced Indebtedness constitutes the EHP Notes, (i) such Permitted Refinancing Indebtedness shall be required to be Indebtedness that could otherwise be incurred in reliance on Section 10.1(b), (n) and/or (o) and be required to effect the EHP Discharge Date and (ii) the EHP Entities shall become Guarantors hereof upon the incurrence of such Permitted Refinancing Indebtedness. Notwithstanding the foregoing, Permitted Refinancing Indebtedness in respect of Permitted Additional Debt must constitute Permitted Additional Debt. A certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence or issuance of such Indebtedness (or such later date as may be acceptable to the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements set forth in the definition of “Permitted Refinancing Indebtedness” shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements.
“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.
“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.
“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, that is or was within any of the preceding six plan years sponsored, maintained for or contributed to by (or to which there is or was an obligation to contribute or to make payments to) any Credit Party, or with respect to which any Credit Party has any actual or contingent liability.
“Prime Rate” shall mean the rate of interest per annum determined and publicly announced by Citi from time to time as its prime commercial lending rate for Dollar loans in the United States for such day. The Prime Rate is not necessarily the lowest rate that Citi is charging any corporate customer.
“Proceeding” shall have the meaning provided in Section 13.5(b).
“Production Payments and Reserve Sales” shall mean the grant or transfer by the Borrower or any of its Restricted Subsidiaries to any Person of the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers.
“Production Sharing Contract” shall mean one or more contracts, agreements or similar instruments governing the sharing of production constituting Proved Reserves, on which Proved Reserves or contracts, agreements or similar instruments, a Lien cannot be granted without the consent of a third party or on which a Lien is contractually or statutorily prohibited.

“Production Sharing Entities” shall mean (i) California Resources Long Beach, Inc., a Delaware corporation, for so long as it is party to a Production Sharing Contract, (ii) Tidelands Oil Production Company, a Texas limited liability company, for so long as it is party to a Production Sharing Contract, (iii) Thums Long Beach Company, a Delaware corporation, for so long as it is party to a Production Sharing Contract and (iv) any other Subsidiary party to any Production Sharing Contract, for so long as it is party to a Production Sharing Contract.
“Projections” shall mean financial estimates, forecasts and other forward-looking information prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby.
“Proposed Acquisition” shall have the meaning provided in Section 10.10(a).
“Proposed Borrowing Base” shall have the meaning provided in Section 2.14(c)(i).
“Proposed Borrowing Base Notice” shall have the meaning provided in Section 2.14(c)(ii).
“Proved Developed Producing Reserves” shall mean oil and gas mineral interests that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves.”
“Proved Developed Reserves” shall mean oil and gas mineral interests that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves” or (b) “Developed Non-Producing Reserves.”
“Proved Reserves” shall mean oil and gas mineral interests that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“PV-9” shall mean, with respect to any Proved Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower and Grantors’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the Bank Price Deck.
“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” shall have the meaning provided in Section 13.25.
“Qualified Acquisition” shall mean an acquisition or a series of related acquisitions in which the consideration paid by the Credit Parties is equal to or greater than $50,000,000.
“Qualified Disposition” shall mean a Disposition or a series of related Dispositions in which the consideration received by the Credit Parties is equal to or greater than $50,000,000.
“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each of the Borrower, any Restricted Subsidiary and any Guarantor that has total assets exceeding $10,000,000 at the time such

Swap Obligation is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.
“Qualified Equity Interests” shall mean any Equity Interests of the Borrower other than Disqualified Stock.
“Recipient” shall mean (a) any Agent or (b) any Lender, as applicable.
“Redetermination Date” shall mean, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.14(d).
“Reference Time” shall mean, with respect to any setting of the then-current Benchmark, (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.
“Refinance” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”
“Refinanced Indebtedness” shall have the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness.”
“Register” shall have the meaning provided in Section 13.6(b)(iv).
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Reimbursement Date” shall have the meaning provided in Section 3.4(a).
“Related Indemnified Person” shall mean, with respect to an Indemnitee, (1) any controlling Person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its controlling Persons or controlled Affiliates and (3) the respective agents and representatives of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate.
“Related Party” shall mean, with respect to any Agent or any Lender, its Affiliates and the officers, directors, employees, agents, attorney-in-fact, attorneys, representatives, partners, members, trustees and advisors of such Agent or Lender and of such Agent’s or Lender’s Affiliates.
“Release” shall mean any release, spill, emission, discharge, disposal, leaking, pumping, pouring, dumping, emitting, migrating, emptying, injecting or leaching into, through, or from the air, surface water, groundwater, sediment, land surface or subsurface strata.

“Relevant Governmental Body” shall mean the Board or the NYFRB, or a committee officially endorsed or convened by Board or the NYFRB, or any successor thereto.
“Reportable Event” shall mean an event described in Section 4043(c) of ERISA and the regulations thereunder, other than any event as to which the 30-day notice period has been waived.
“Representatives” shall have the meaning provided in Section 13.16.
“Required Cash Collateral Amount” shall have the meaning provided in Section 3.7(c).
“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 66.67% of the Adjusted Total Commitment at such date or (b) if the Total Commitment has been terminated, Non-Defaulting Lenders having or holding at least 66.67% of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.
“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Reserve Report” shall mean (a) the Initial Reserve Report, (b) any other subsequent report, in form and substance reasonably satisfactory to the Administrative Agent, or (c) any other engineering data reasonably acceptable to the Administrative Agent, setting forth, as of each December 31 or June 30 (or such other date as contemplated by this Agreement with respect to Interim Redeterminations or otherwise reasonably acceptable to the Administrative Agent) the Proved Reserves and the Proved Developed Reserves of the Borrower and the Credit Parties (or of Oil and Gas Properties to be acquired, provided that any Oil and Gas Properties not yet acquired shall be expressly designated as such), together with a projection of the rate of production and future net revenues, operating expenses (including production taxes and ad valorem expenses) and capital expenditures with respect thereto as of such date, based upon the PV-9 of the Proved Reserves and Proved Developed Reserves set forth therein; provided that in connection with any Interim Redeterminations of the Borrowing Base pursuant to the last sentence of Section 2.14(b), the Borrower shall only be required, for purposes of updating the Reserve Report, to set forth such additional Proved Reserves and related information as are the subject of such acquisition.
“Reserve Report Certificate” shall mean a certificate of an Authorized Officer in substantially the form of Exhibit A certifying as to the matters set forth in Section 9.14(c).
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payments” shall have the meaning provided in Section 10.6.
“Restricted Payment Conditions” shall mean as of any date of determination, on a pro forma basis for the transaction with respect to which the Restricted Payment Conditions are being evaluated, (a) no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing, (b) the Available Commitment is not less than 25.0% of the Total Commitment, (c) the Consolidated Total Net Leverage Ratio is less than or equal to 2.00 to 1.00 and (d) Distributable Free Cash Flow is (i) prior to Successful Syndication, greater than 80% of Free Cash Flow on such date of determination and (ii) after Successful Syndication, greater than or equal to zero on such date of determination.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“Restructuring Support Agreement” shall have the meaning provided in the recitals to this Agreement.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctions Laws” shall mean the following, in each case, to the extent enacted and in effect: (a) laws, regulations, and rules promulgated or administered by OFAC to implement U.S. sanctions programs, including any enabling legislation or Executive Order related thereto, as amended from time to time; (b) the US Comprehensive Iran Sanctions, Accountability, and Divestment Act and the regulations and rules promulgated thereunder (“CISADA”), as amended from time to time; (c) the U.S. Iran Threat Reduction and Syria Human Rights Act and the regulations and rules promulgated thereunder (“ITRA”), as amended from time to time; (d) the US Iran Freedom and Counter-Proliferation Act and the regulations and rules promulgated thereunder (“IFCA”); (e) the sanctions and other restrictive measures applied by the European Union in pursuit of the Common Foreign and Security Policy objectives set out in the Treaty on European Union; and (f) any similar sanctions laws as may be enacted from time to time in the future by the U.S., the European Union (and its member states), or the U.N. Security Council or any other legislative body of the United Nations; and any corresponding laws of jurisdictions in which the Borrower operates or in which the proceeds of the Loans will be used or from which repayments of the Obligations will be derived.
“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.
“Scheduled Redetermination” shall have the meaning provided in Section 2.14(b).
“Scheduled Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.14. “Screen Rate” shall have the meaning assigned to such term in the definition of “LIBOR Rate.”
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Second Lien Agent” shall mean, with respect to the Second Lien Exit Facility, the agent, trustee or other representative of the holders of the indebtedness and other obligations evidenced thereunder or governed thereby, in each case, together with its successors in such capacity.
“Second Lien Collateral Agent” shall mean, with respect to the Second Lien Exit Facility, the agent, collateral agent, collateral trustee or other representative of the holders of the indebtedness and other obligations evidenced thereunder or governed thereby, in each case, together with its successors in such capacity.
“Second Lien Exit Facility” shall mean that certain Credit Agreement, dated as of the date hereof, by and among the Borrower, the lenders party thereto from time to time and Alter Domus Products Corp., as administrative agent and collateral agent and the “Credit Documents” (as defined therein), in each case, in form and substance reasonably satisfactory to the Arrangers and secured solely pursuant to Section 10.2(s) by Second Lien Security Documents that shall be substantially consistent with the Security Documents and shall otherwise contain customary provisions reasonably satisfactory to the Administrative

Agent to reflect the second lien nature thereof, as may be amended, restated, amended and restated, supplemented, otherwise modified, extended, replaced, or refinanced from time to time in accordance with, and as permitted by this Agreement and the Junior Lien Intercreditor Agreement.
“Second Lien Exit Facility Indebtedness” shall mean the “Obligations” under (and as defined in) the Second Lien Exit Facility.
“Second Lien Security Documents” shall mean any security agreements, collateral agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements, or grants or transfers for security, executed and delivered by any Credit Party creating (or purporting to create) a Lien upon the Collateral in favor of the holders of any Second Lien Exit Facility Indebtedness and the other secured parties thereunder.
“Secured Cash Management Agreement” shall mean any agreement related to Cash Management Services by and between the Borrower or any of its Restricted Subsidiaries and any Cash Management Bank.
“Secured Hedge Agreement” shall mean any Hedge Agreement by and between the Borrower or any of its Restricted Subsidiaries and any Hedge Bank.
“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is a party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section 12.2 by the Administrative Agent with respect to matters relating to the Credit Documents or by the Collateral Agent with respect to matters relating to any Security Document.
“Securities Account” shall mean any securities account maintained by the Credit Parties, including any “security accounts” under Article 9 of the UCC. All funds in such Securities Accounts (other than Excluded Accounts) shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the Securities Accounts.
“Securities Account Control Agreement” has the meaning specified in Section 9.17.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Documents” shall mean, collectively, (a) the Collateral Agreement, (b)  the Mortgages, (c) any Junior Lien Intercreditor Agreement and (d) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.13 or pursuant to any other such Security Documents or otherwise in order to secure or perfect the security interest in any or all of the Obligations.
“Senior DIP Facility” shall have the meaning provided in the recitals to this Agreement.
“Service Agreement Undertakings” shall mean agreements to pay fees and other consideration in respect of agreed quantities of marketing, transportation and/or other similar services in connection with reasonably anticipated (i) production from Oil and Gas Properties of the Borrower and the Restricted Subsidiaries and (ii) associated production of non-operators and royalty and similar interest owners, in each case which fees and other consideration are payable whether or not such services are utilized.
“SFAS 87” has the meaning set forth in the definition of the term “Unfunded Current Liability”.

“SOFR” with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” shall mean the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvent” shall mean, with respect to any Person on any date of determination, that on such date (i)(a) the fair value of the assets of such Person and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured or (c) such Person and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (ii) such Person and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“Specified Quarter” shall have the meaning provided in the definition of Distributable Free Cash Flow.
“Specified Transaction” shall mean any acquisition, Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment or Subsidiary designation that by the terms of this Agreement requires a financial ratio or test to be calculated on a pro forma basis.
“Specified Volumes” shall have the meaning provided in the definition of Acceptable Commodity Hedge Agreements.
“SPV” shall have the meaning provided in Section 13.6(g).
“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.
“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Strip Price” as of any date of determination, the forward month prices as of such date for ICE Brent Crude/NYMEX (as applicable) applicable to such future production month for a five-year period (or such shorter period if forward month prices are not quoted for ICE Brent Crude/NYMEX (as applicable) for the full five year period), as such prices are quoted on the Intercontinental Exchange (or its successor) or the New York Mercantile Exchange (or its successor) as of the determination date.
“Subagent” shall have the meaning provided in Section 12.2.
“Subordination Agreement” shall mean a subordination agreement in form and substance reasonably acceptable to the Administrative Agent and/or the Collateral Agent, the Borrower and the Majority Lenders, among the Administrative Agent, the representative on behalf of any holders of senior subordinated or subordinated Permitted Additional Debt, the Borrower, the Guarantors and the other parties party thereto from time to time.
“Subsidiary” shall mean, with respect to any Person: (1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total Voting Equity is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and (2) any partnership, joint venture, limited liability company or similar entity of which: (a) more than 50.0% of the Voting Equity or general partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Subsidiary Grantor” shall mean each Subsidiary Guarantor and each Production Sharing Entity.
“Subsidiary Guarantor” shall mean each Subsidiary that is a Guarantor.
“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.1(a).
“Successful Syndication” shall mean the date upon which the Elected Commitment of each Arranger (or the Lender that is an Affiliate of such Arranger) does not exceed $85,000,000 or such other amount as agreed between each such Arranger (or the Lender that is an Affiliate of such Arranger) and the Borrower.
“Successor Borrower” shall have the meaning provided in Section 10.3(a)(i).
“Supported QFC” has the meaning assigned to such term in Section 13.25.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap PV” shall mean, with respect to any commodity Hedge Agreement, the present value, discounted at 9% per annum, of the future receipts expected to be paid to the Borrower or its Restricted Subsidiaries under such Hedge Agreement netted against the Administrative Agent’s then current Bank Price Deck; provided, that the “Swap PV” shall never be less than $0.00.

“Swap Termination Value” shall mean, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, the sum of any unpaid amount in respect of such Hedge Agreement and such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” shall mean for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Termination Date” shall mean the earlier to occur of (a) the Maturity Date and (b) the date on which the Total Commitment shall have terminated.
“Test Period” shall mean, for any date of determination under this Agreement, (a) for the fiscal quarters ending on or before March 31, 2021, the one fiscal quarter period ending on the last day of such applicable fiscal quarter, (b) for the fiscal quarters ending June 30, 2021 and September 30, 2021, the applicable period commencing on January 1, 2021 and ending on the last day of such applicable fiscal quarter and (c) for (x) the fiscal quarter ending December 31, 2021 and (y) each fiscal quarter thereafter, any period of four (4) consecutive fiscal quarters ending on the last day of such applicable fiscal quarter
“Total Commitment” shall mean the sum of the Commitments of the Lenders.
“Total Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.
“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions (including termination or amendment thereof), if any, payments to officers, employees and directors as change of control payments, severance payments or special or retention bonuses and payments or charges for payments on account of phantom stock units, restricted stock, stock appreciation rights, restricted stock units and options (including the repurchase or rollover of, or modifications to, the foregoing awards)), this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.
“Transactions” shall mean, collectively, the execution, delivery and performance of this Agreement and the other Credit Documents, the borrowing of the Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, the payment of Transaction Expenses and the other transactions contemplated by this Agreement and the Credit Documents and the effectiveness and consummation of the Chapter 11 Plan pursuant to the Confirmation Order.
“Transferee” shall have the meaning provided in Section 13.6(e).
“Type” shall mean, as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
“UCP” shall have the meaning provided in Section 3.8.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the date hereof, exceeds the Fair Market Value of the assets allocable thereto.
“Uniform Customs” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits as approved by the International Chamber of Commerce, commencing on July 1, 2007 (or such later version thereof as may be in effect at the time of issuance).
“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).
“Unrestricted Cash” shall mean cash or cash equivalents (including Permitted Investments) of the Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries; provided (a) cash or cash equivalents (including Permitted Investments) that would appear as “restricted” on a consolidated balance sheet of Borrower or any of its Restricted Subsidiaries solely because such cash or cash equivalents (including Permitted Investments) are subject to a Deposit Account Control Agreement or a Securities Account Control Agreement in favor of the Collateral Agent shall constitute Unrestricted Cash hereunder, (b) cash and cash equivalents shall be included in the determination of Unrestricted Cash only to the extent that such cash and cash equivalents are maintained in accounts subject to a Deposit Account Control Agreement or a Securities Account Control Agreement in favor of the Collateral Agent shall constitute Unrestricted Cash and (c) cash and cash equivalents that are maintained in accounts to the extent required under this Agreement to cash collateralize Letter of Credit Exposure shall not be included in Unrestricted Cash.
“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date if, at such time or promptly thereafter, the Borrower designates such Subsidiary as an “Unrestricted Subsidiary” in a written notice to the Administrative Agent, (b) any Restricted Subsidiary designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of each of clauses (a) and (b), (i) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary) on the date of such designation in an amount equal to the Fair Market Value of the Borrower’s investment therein on such date and such designation shall be permitted only to the extent such Investment is permitted under Section 10.5 on the date of such designation, (ii) in the case of clauses (a) and (b), such designation shall be deemed to be a Disposition pursuant to which the provisions of Section 2.14(f) will apply to the extent contemplated thereby, (iii) no Default, Event of Default or Borrowing Base Deficiency exists or would result from such designation immediately after giving effect thereto, (iv) immediately after giving pro forma effect to such designation, the Borrower shall be in compliance with the Financial Performance Covenants on a pro forma basis, (v) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such designation (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates) and (vi) at the time of such designation, if such Subsidiary owns any Borrowing Base Properties, such designation shall be deemed a Disposition of such Borrowing Base Properties and shall otherwise be in compliance with this Agreement and (c) each Subsidiary of an Unrestricted Subsidiary. No Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Permitted Additional Debt or any Permitted Refinancing Indebtedness in respect thereof or if, immediately prior to such designation, such Subsidiary is a party to a Secured Hedge Agreement (except if arrangements satisfactory to the applicable Hedge Bank have been made). The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary (each, a “Subsidiary Redesignation”), and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if no Event of Default would result from such Subsidiary Redesignation. Any such Subsidiary Redesignation shall be deemed to constitute the incurrence by the Borrower at the time of redesignation of any Investment, Indebtedness, or Liens of such Subsidiary existing at such time, and the Borrower shall be in compliance with Sections 10.1, 10.2 and 10.5 after giving effect to such redesignation. As of the Closing Date, there are no Unrestricted Subsidiaries. Notwithstanding the foregoing, no Production Sharing Entity that is the direct owner of any Production Sharing Contract shall be designated as an Unrestricted Subsidiary.
“USD LIBOR” shall mean the London interbank offered rate for U.S. dollars.
“U.S. Lender” shall mean any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” shall have the meaning provided in Section 13.25.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 5.4(f).
“Utilization Percentage” shall mean, as of any day, the fraction expressed as a percentage, the numerator of which is the aggregate Total Exposures of all Lenders on such day, and the denominator of which are the Aggregate Elected Commitment Amount in effect on such day.
“Voting Equity” shall mean, with respect to any Person, such Person’s Equity Interests having the voting power entitled (without regard to the occurrence of any contingency) to vote in the election of directors (or equivalent thereof), members of management or trustees thereof under ordinary circumstances.
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.
“Wholly owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly owned Subsidiary of such person.
“Withdrawal Liability” shall mean the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean the Borrower and the Administrative Agent.
“Working Capital” shall mean, as at any date of determination, the difference of Consolidated Current Assets minus Consolidated Current Liabilities.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
(c)    Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.
(d)    The terms “include,” “includes” and “including” are by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” shall mean “to and including”.
(g)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
(h)    Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.
(i)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(j)    The word “will” shall be construed to have the same meaning as the word “shall”.
(k)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(l)    The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.
1.3    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the first audited financial statements delivered under Section 9.1(a), except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(b)    Computation of Certain Financial Covenants. Unless otherwise specified herein, all defined financial terms (and all other definitions used to determine such terms) shall be determined and computed in respect of the Borrower and its Restricted Subsidiaries on a consolidated basis.
1.4    Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.5    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.
1.6    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight saving or standard, as applicable).
1.7    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.
1.8    [Reserved].
1.9    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBOR Loan”).
1.10    Hedging Requirements Generally. For purposes of any determination with respect to compliance with Section 10.10 or any other calculation under or requirement of this Agreement in respect of hedging, such determination or calculation shall be calculated separately for crude, gas and natural gas liquid.
1.11    Certain Determinations. For purposes of determining compliance with any of the covenants set forth in Section 9 or Section 10 below, but subject to any limitation expressly set forth therein, as applicable, at any time (whether at the time of incurrence or thereafter) that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction, prepayment, redemption or the consummation of any other transaction meets the criteria of one, or more than one, of the categories permitted pursuant to Section 9 or Section 10 below, as applicable, the Borrower shall, in its sole discretion, determine under which category such Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction, prepayment, redemption or the consummation of any other transaction (or, in each case, any portion thereof) is permitted.
1.12    Pro Forma and Other Calculations.
(a)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio and the Current Ratio shall be calculated with respect to such period and such Specified Transaction on a pro forma basis and in the manner prescribed by this Section 1.12.
(b)    If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified

Transaction that would have required adjustment pursuant to this Section 1.12, then such financial ratio or test (or Consolidated Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.12.
(c)    Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower.
(d)    In the event that the Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such issuance, refinancing or redemption of Disqualified Stock to the extent required, as if the same had occurred on the last day of the applicable Test Period.
1.13    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.
1.14    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 2.    AMOUNT AND TERMS OF CREDIT
2.1    Commitments.
(a)    Subject to and upon the terms and conditions herein set forth, each Lender severally, but not jointly, agrees to make a loan or loans denominated in Dollars (each an “Loan” and, collectively, the “Loans”) to the Borrower, which Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Termination Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Total Exposure at such time exceeding such Lender’s Commitment Percentage at such time of the Total Commitment and (v) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the aggregate amount of all Lenders’ Total Exposures at such time exceeding the Total Commitment (i.e., the least of (A) the Aggregate Maximum Credit Amounts, (B) the then-effective Borrowing Base and (C) the then-effective Aggregate Elected Commitment Amount).
(b)    Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).
2.2    Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof (except that Loans to reimburse the applicable Issuing Bank with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than ten Borrowings of LIBOR Loans under this Agreement.
2.3    Notice of Borrowing.
(a)    Whenever the Borrower desires to incur Loans (other than borrowings to repay Unpaid Drawings), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York City time) at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Loans if such Loans are to be initially LIBOR Loans and (ii) (A) in the case of any ABR Loans incurred on the Closing Date, prior to 1:00 p.m. (New York City time) at least one Business Day prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Loans and (B) in the case of any ABR Loans incurred after the Closing Date, written notice (or telephonic notice promptly confirmed in writing) prior to 1:00 p.m. (New York City time) on the date of each Borrowing of Loans that are to be ABR Loans. Such notice (a “Notice of Borrowing”) shall specify (A) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (B) the date of the Borrowing (which shall be a Business Day), (C) whether the respective Borrowing shall consist of ABR Loans and/or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration) and (D) the amount of the then-effective Borrowing Base, the amount of the then-effective Aggregate Elected Commitment Amount, the current aggregate Total Exposures of all Lenders (without regard to the requested Borrowing) and the pro forma aggregate Total Exposures of all Lenders (giving effect to the requested Borrowing). The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Loans, of such Lender’s Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.
(b)    Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).
(c)    Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.
2.4    Disbursement of Funds.
(a)    No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds shall be made available by 10:00 a.m. (New York City time) or such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions.

(b)    Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing or wiring to an account (such account to be a Controlled Account on and after the date referred to in Section 9.17(a)(i)) as designated by the Borrower in the Notice of Borrowing to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing (or, with respect to an ABR Loan, the date of such Borrowing prior to 1:00 p.m. (New York City time)) that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.
(c)    Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
2.5    Repayment of Loans; Evidence of Debt.
(a)    The Borrower agrees to repay to the Administrative Agent, for the benefit of the applicable Lenders, the principal amount outstanding as of such date, together with all accrued and unpaid interest as of such date, and all fees and all other Obligations incurred and unpaid hereunder and under each other Credit Document (other than contingent or indemnification obligations not then due and payable) as of such date in respect of all Loans on the earlier of (X) the Termination Date and (Y) the Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.
(c)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain the Register pursuant to Section 13.6(b)(iv), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)    The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
(e)    If requested by a Lender, the Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit H, dated, in the case of (i) any Lender party hereto as of the Closing Date, as of the Closing Date, (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption or amendment or other modification to this Agreement, as of the effective date of the Assignment and Assumption, amendment or other modification, as applicable, or (iii) in the case of any Lender that becomes a party hereto in connection with an increase in the Aggregate Elected Commitment Amount pursuant to Section 2.16(c), as of the effective date of such increase, in each case, payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.16, Section 13.6(b) or otherwise), the Borrower shall deliver or cause to be delivered, to the extent such Lender is then holding a Note, on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed and such Lender shall promptly return to the Borrower the previously issued Note held by such Lender. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books and/or its Note, if applicable. Failure to make any such recordation shall not affect any Lender’s or the Borrower’s rights or obligations in respect of Loans by a Lender or affect the validity of any transfer by a Lender of its Note.
2.6    Conversions and Continuations.
(a)    Subject to the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount (and in multiples of $100,000 in excess thereof) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (A) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (B) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such conversion, (C) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, and (D) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 2:00 p.m. (New York City time) at least (1) three (3) Business Days’, in the case of a continuation of or conversion to LIBOR Loans or (2) the date of conversion, in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the

Borrower shall be deemed to have selected an Interest Period of one month’s duration). The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.
(b)    If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to continue such Borrowing of LIBOR Loans into a Borrowing of LIBOR Loans having an interest period of one month, effective as of the expiration date of such current Interest Period.
(c)    Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Loan subject to an interest rate Hedge Agreement as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedge Agreement; provided that any Notice of Conversion or Continuation delivered pursuant to this Section 2.6(c) shall include a schedule attaching the relevant interest rate Hedge Agreement or related trade confirmation.
2.7    Pro Rata Borrowings. Each Borrowing of Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable Commitment Percentages. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.
2.8    Interest.
(a)    The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the ABR, in each case, in effect from time to time.
(b)    The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the relevant Adjusted LIBOR Rate, in each case, in effect from time to time.
(c)    Upon the occurrence and during the continuance of an Event of Default, the Loans and all other amounts outstanding under the Credit Documents shall bear interest at a rate per annum, after as well as before judgment, that is (the “Default Rate”) (A) in the case of outstanding principal, fees and other obligations, the rate that would otherwise be applicable thereto plus 2% or (B) in the case of any overdue interest, to the extent permitted by applicable Requirements of Law, the rate described in Section 2.8(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full.
(d)    Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each

Interest Period applicable thereto and, in the case of an Interest Period in excess of three (3) months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.
(e)    All computations of interest hereunder shall be made in accordance with Section 5.5.
(f)    The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
2.9    Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one-, two-, three- or six- or (with the consent of all the Lenders making such LIBOR Loans) a twelve-month period as requested by the Borrower.
Notwithstanding anything to the contrary contained above:
(a)    the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(b)    if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and
(d)    the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date.
2.10    Increased Costs, Illegality, Changed Circumstances, Etc.
(a)    Subject to Section 2.10(d), in the event that (x) in the case of clause (i) below, the Majority Lenders (or the Administrative Agent, as applicable) or (y) in the case of clauses (ii) and (iii) below, any Lender (or the Administrative Agent, as applicable), shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
(i)    on any date for determining the Adjusted LIBOR Rate or the LIBOR Rate for any Interest Period that (A) deposits in the principal amounts of the Loans comprising such Borrowing of LIBOR Loans are not generally available in the relevant market or (B) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate (including by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market); or
(ii)    that a Change in Law occurring at any time after the Closing Date shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Lender (including any Issuing Bank) and the Administrative Agent to any Tax (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (C) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender, which results in the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans or participating in Letters of Credit (in each case hereunder) increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or
(iii)    at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);
then, and in any such event, such Lenders (or the Administrative Agent, in the case of clause (i) and (ii)(B) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender (or the Administrative Agent, as applicable), promptly (but no later than fifteen (15) days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender (or the Administrative Agent, as applicable) for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender (or the Administrative Agent, as applicable), showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender (or the Administrative Agent, as applicable) shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.
(b)    At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or if the affected LIBOR Loan is then outstanding, upon at least three (3) Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan;

provided that if more than one Lender are affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).
(c)    If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity requirements of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity requirements occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity requirements), then from time to time, promptly (but in any event no later than fifteen (15) days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Closing Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.
(d)
(i)    Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If (i) a Benchmark Replacement Date has occurred and the applicable Benchmark Replacement on such Benchmark Replacement Date is a Benchmark Replacement other than the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, (ii) subsequently, the Relevant Governmental Body recommends for use a forward-looking term rate based on SOFR and the Borrower requests that the Administrative Agent review the administrative feasibility of such recommended forward-looking term rate for purposes of this Agreement and (iii) following such request from the Borrower, the Administrative Agent determines (in its sole discretion) that such forward-looking term rate is administratively feasible for the Administrative Agent, then the Administrative Agent may (in its sole discretion) provide the Borrower and Lenders with written notice that from and after a date identified in such notice: (i) a Benchmark Replacement Date shall be deemed to have occurred, the Benchmark Replacement on such Benchmark Replacement Date shall be deemed to be a Benchmark Replacement determined in accordance with clause (1) of the definition of “Benchmark Replacement”; provided, however, that if upon such Benchmark Replacement Date the Benchmark Replacement Adjustment is unable to be determined in accordance with clause (1) of the definition of “Benchmark Replacement” and the corresponding definition of “Benchmark Replacement Adjustment”, then the Benchmark Replacement Adjustment in effect immediately prior to such new Benchmark Replacement Date shall be utilized for purposes of this Benchmark Replacement (for avoidance of doubt, for purposes of this proviso, such Benchmark Replacement Adjustment shall be the Benchmark Replacement Adjustment which was established in accordance with the definition of “Benchmark Replacement Adjustment” on the date determined in accordance with clauses (a) or (b), as applicable, of the definition of “Benchmark Replacement Date” hereunder) and (ii) such forward-looking term rate shall be deemed to be the forward-looking term rate referenced in the definition of “Term SOFR” for all purposes hereunder or under any Credit Document in respect of any Benchmark setting and any subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document. For the avoidance of doubt, if the circumstances described in the immediately preceding sentence shall occur, all applicable provisions set forth in this Section 2.10(d) shall apply with respect to such election of the Administrative Agent as completely as if such forward-looking term rate was initially determined in accordance with clause (1) of the definition of “Benchmark Replacement”, including, without limitation, the provisions set forth in Sections 2.10(d)(ii) and (vi).
(ii)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right (in consultation with the Borrower) to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.
(iii)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any Benchmark Replacement Date and the related Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.10(d)(iv) below and (iv) the commencement of any Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section titled “Benchmark Replacement Setting” may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.10(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.10(d).
(iv)    Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Loan of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
(vi)    The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (ii) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to USD LIBOR (or any other Benchmark) or have the same volume or liquidity as did USD LIBOR (or any other Benchmark), (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 2.10(d) including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by Section 2.10(d)(iv) above or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section 2.10(d).
2.11    Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made on the date specified in a Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan on the date specified in a Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan on the date specified in a Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall after the Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount and shall be conclusive and binding in the absence of manifest error), pay to the Administrative Agent (within fifteen (15) days after such request) for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.11 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation does not cause such Lender or its lending office to suffer any economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.11 or 5.4.
2.13    Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10 or 2.11 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10 or 2.11, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
2.14    Borrowing Base.
(a)    Initial Borrowing Base. For the period from and including the Closing Date to but excluding the first Redetermination Date, the Borrowing Base shall be equal to $1,200,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to this Section 2.14.
(b)    Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.14 (a “Scheduled Redetermination”), and, subject to Section 2.14(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on or about April 1st and October 1st of each year (or as promptly as possible thereafter), commencing on or about April 1, 2021. In addition, following the first Scheduled Redetermination Date of April 1, 2021, (i) the Borrower may at any time, by notifying the Administrative Agent thereof not more than once during any period between Scheduled Redeterminations and not more than once during any fiscal year; and (ii) the Administrative Agent, may at any time, at the written direction of the Required Lenders, by written notice to the Borrower thereof, not more than once during any period between Scheduled Redeterminations and not more than once during any fiscal year, in each case, elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.14. In addition to, and not including and/or limited by the annual Interim Redeterminations allowed above, the Borrower may, by notifying the Administrative Agent thereof, at any time between Scheduled Redeterminations, request additional Interim Redeterminations of the Borrowing Base in the event that a Credit Party acquires Oil and Gas Properties which are to be Borrowing Base Properties with Proved Reserves having a PV-9 value (calculated at the time of acquisition) in excess of five percent (5.0%) of the Borrowing Base in effect immediately prior to such acquisition (and for purposes of the foregoing, the designation of an Unrestricted Subsidiary owning Oil and Gas Properties with Proved Reserves as a Restricted Subsidiary shall be deemed to constitute an acquisition by a Credit Party of Oil and Gas Properties with Proved Reserves).
(c)    Scheduled and Interim Redetermination Procedure.
(i)    Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of the Reserve Report, the Reserve Report Certificate, the information provided pursuant to Section 9.14(c) and such other related reports, data and supplemental information as the Administrative Agent or the Required Lenders may reasonably request (the Reserve Report, such Reserve Report Certificate and such other related reports, data and information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall in good faith and based upon its sole credit discretion propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other related information (including the status of title information with respect to the Borrowing Base Properties as described in the Engineering Reports and the existence of any Hedge Agreements) in good faith in accordance with its usual and customary oil and gas lending criteria as they exist at the particular time. For the avoidance of doubt, in the case of an Interim Redetermination, the Administrative Agent may utilize the Engineering Reports delivered in connection with the last Scheduled Redetermination, provided, however, the Administrative Agent may in its sole discretion request Borrower-generated supplemental Engineering Reports in connection with such Interim Redetermination.
(ii)    The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):
(A)    in the case of a Scheduled Redetermination, (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.14(a) and (c) in a timely manner, within ten (10) Business Days following its receipt of such Engineering Reports or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.14(a) and (c) in a timely manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.14(c)(i); and
(B)    in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports (or such later date to which the Borrower and the Administrative Agent may agree in their respective sole discretion).
(iii)    [Reserved].
(iv)    Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by each Lender in each such Lender’s sole discretion and consistent with each such Lender’s normal and customary oil and gas lending criteria as they exist at the particular time as provided in this Section 2.14(c) and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved by Lenders constituting at least the Required Lenders in each such Lender’s sole discretion and consistent with each such Lender’s normal and customary oil and gas lending criteria as they exist at the particular time as provided in this Section 2.14(c). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) Business Days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such 15-Business Day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.14(d). If, however, at the end of such 15-Business Day period, all Lenders or the Required Lenders, as applicable, have not approved, then the Administrative Agent shall promptly thereafter poll the Lenders to ascertain the highest Borrowing Base then acceptable to (a) in the case of a decrease or reaffirmation, a number of Lenders sufficient to constitute the Required Lenders or (b) in the case of an increase, all of the Lenders, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.14(d).

(d)    Effectiveness of a Redetermined Borrowing Base. Subject to Section 2.14(h), after a redetermined Borrowing Base is approved by each Lender or the Required Lenders, as applicable, pursuant to Section 2.14(c), the Administrative Agent shall promptly thereafter notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders:
(i)    in the case of a Scheduled Redetermination, on the earlier to occur of (A) April 1 or October 1, as applicable, following such notice, or (B) if such notice is not delivered on or before April 1 or October 1, as applicable, then on the day of delivery of such New Borrowing Base Notice; and
(ii)    in the case of an Interim Redetermination, on the day of delivery of such New Borrowing Base Notice.
Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next redetermination or modification thereof hereunder. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto delivered to the Borrower in accordance with Section 13.2.
(e)    Reduction of Borrowing Base Upon Incurrence of Borrowing Base Reduction Debt. The Borrowing Base shall be reduced upon the issuance or incurrence of any Borrowing Base Reduction Debt after the Closing Date (other than Borrowing Base Reduction Debt constituting Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, but only to the extent that the aggregate principal amount of Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness does not exceed the principal amount of the Refinanced Indebtedness) by an amount equal to the product of 0.33 multiplied by the stated principal amount of such Borrowing Base Reduction Debt (without regard to any original issue discount), and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance or incurrence, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on such date until the next redetermination or modification thereof hereunder.
(f)    Reduction of Borrowing Base Upon Termination of Hedge Positions and Asset Dispositions.
(i)    If the Borrower or any Restricted Subsidiary shall terminate, unwind or create any off-setting positions in respect of any commodity hedge positions (whether evidenced by a floor, put or Hedge Agreement) (for the avoidance of doubt, excluding any novation of any Hedge Agreements with respect to which the Borrower or applicable Restricted Subsidiary remains a party), and/or
(ii)    If the Borrower or one of the other Credit Parties Disposes of Borrowing Base Properties (including pursuant to an Investment or designation of Unrestricted Subsidiary) or Disposes of any Equity Interests in any Restricted Subsidiary owning Borrowing Base Properties, and
(iii)    the sum of (x) the aggregate Borrowing Base Value of all such terminated, unwound and/or offsetting positions (after taking into account any other similar Hedge Agreement executed contemporaneously with the taking of such actions acceptable to the Required Lenders) plus (y) the aggregate Borrowing Base Value of all such Borrowing Base Properties Disposed of (after giving effect to any acquisitions of and other investments in Oil and Gas Properties by the

Borrower and the Grantors with respect to which the Borrower has delivered a Reserve Report in accordance with Section 9.14(b) since the last Borrowing Base redetermination or adjustment pursuant to this Section 2.14(f)), in each case, since the later of (A) the most recent Scheduled Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to this Section 2.14(f), exceeds 5.0% of the then-effective Borrowing Base, then upon the approval or deemed approval of the Borrowing Base Value pursuant to the definition thereof, the Borrowing Base shall automatically reduce by an amount equal to the sum of (1) the Borrowing Base Value, if any, attributable to such terminated, unwound or off-setting hedge positions in the calculation of the then-effective Borrowing Base (after taking into account any other similar Hedge Agreement executed contemporaneously with the taking of such actions acceptable to the Required Lenders) and (2) an amount equal to the Borrowing Base Value, if any, attributable to such Disposed Borrowing Base Properties in the calculation of the then-effective Borrowing Base (after giving effect to any acquisitions of and other investments in Oil and Gas Properties by the Borrower and the Restricted Subsidiaries with respect to which the Borrower has delivered a Reserve Report in accordance with Section 9.14(b) since the last Borrowing Base redetermination or adjustment pursuant to this Section 2.14(f)). The Administrative Agent shall promptly notify the Borrower in writing of the Borrowing Base Value, if any, attributable to such terminated, unwound or offsetting hedge positions and Disposed of Borrowing Base Properties in the calculation of the then-effective Borrowing Base and, upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such amount.
(iv)    For the purposes of this Section 2.14(f), a “Disposition” of Oil and Gas Properties shall include the designation of a Restricted Subsidiary owning Oil and Gas Properties as an Unrestricted Subsidiary, any Investment or capital contribution of Oil and Gas Properties, and the Disposition or other transfer of Oil and Gas Properties or the Equity Interests in any Restricted Subsidiary owning Oil and Gas Properties to an Unrestricted Subsidiary or any other Person that is not the Borrower or a Guarantor; provided, that the transfer of a Production Sharing Contract to a Production Sharing Entity shall not be deemed a Disposition for purposes of this Section 2.14(f).
(g)    Reduction of Borrowing Base Related to Title. If (i) the Borrower fails to provide the information required by Section 9.16(a) within the time periods specified therein or (ii) any title defect or exception requested by the Administrative Agent to be cured pursuant to Section 9.16(b) is not cured within the time period specified therein, the Required Lenders shall have the right to adjust the Borrowing Base upon written notice (which such notice shall include the effective date of reduction) such that, after giving effect to such reduction, the Borrower shall have provided reasonably satisfactory title information in respect of the required percentage of the value of the Borrowing Base Properties, and upon the effective date of the reduction specified in the notice described above, the new Borrowing Base will become effective.
(h)    Borrower’s Right to Elect Reduced Borrowing Base. Within three (3) Business Days of its receipt of a New Borrowing Base Notice, the Borrower may provide written notice to the Administrative Agent and the Lenders that specifies for the period from the effective date of the New Borrowing Base Notice until the next succeeding Scheduled Redetermination Date, the Borrowing Base will be a lesser amount than the amount set forth in such New Borrowing Base Notice, whereupon such specified lesser amount will become the new Borrowing Base. The Borrower’s notice under this Section 2.14(h) shall be irrevocable, but without prejudice to its rights to initiate Interim Redeterminations.
(i)    Administrative Agent Data. The Administrative Agent hereby agrees to provide an updated Bank Price Deck to the Borrower promptly, and in any event within three (3) Business Days, following (i) its receipt of a request by the Borrower or (ii) its request for an Interim Redetermination. In addition, the Administrative Agent agrees, upon request, to meet with the Borrower to discuss its evaluation of the reservoir engineering of the Oil and Gas Properties included in the Reserve Report and their respective methodologies for valuing such properties and the other factors considered in calculating the Borrowing Base.
(j)    Spring 2021 Scheduled Redetermination. To the extent Successful Syndication has not occurred prior to the effective date of the Spring 2021 Scheduled Redetermination, the Elected Commitment of each Lender party hereto on the Closing Date (unless such Lender agrees otherwise) will be automatically reduced (with the Elected Commitment of each such Lender being reduced in a proportional amount) to an amount that will result in each Arranger having an Elected Commitment not to exceed $85,000,000 or such other amount as agreed between each such Arranger and the Borrower.
2.15    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a);
(b)    The Commitment and Total Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or the Required Lenders or each affected Lender have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 13.1 (other than Section 13.1(a)(x)) or requiring the consent of each affected Lender pursuant to Section 13.1(a)(i) or (ix) shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Maturity Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in or extension of such Defaulting Lender’s Commitment) and (ii) any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the Commitment (i.e., the Commitment Percentage of the Borrowing Base) of a Defaulting Lender may not be increased without the consent of such Defaulting Lender;
(c)    If any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then (i) all or any part of such Letter of Credit Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitment Percentages; provided that (A) each Non-Defaulting Lender’s Total Exposure may not in any event exceed the Commitment Percentage of the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Banks or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion of the Defaulting Lender’s Letter of Credit Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.15(c)(i) or otherwise, the Borrower shall within two (2) Business Days following notice by the Administrative Agent Cash Collateralize for the benefit of the applicable Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 3.7 for so long as such Letter of Credit Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.15(c), the Borrower shall not be required to pay any fees to such

Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized (and such fees shall be payable to the Issuing Banks), (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.15(c), then the Letter of Credit Fees payable for the account of the Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Commitment Percentages and the Borrower shall not be required to pay any Letter of Credit Fees to the Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or (v) if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.15(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to such Issuing Bank until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;
(d)    So long as any Lender is a Defaulting Lender, no Issuing Bank will be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the Stated Amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless each Issuing Bank is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with clause (c) above or otherwise in a manner reasonably satisfactory to such Issuing Bank, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.15(c)(i) (and Defaulting Lenders shall not participate therein);
(e)    If the Borrower, the Administrative Agent and each Issuing Bank agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable Cash Collateral shall be promptly returned to the Borrower and any Letter of Credit Exposure of such Lender reallocated pursuant to Section 2.15(c) shall be reallocated back to such Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender; and
(f)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, each Issuing Bank as a result of any final judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.15(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.7 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
2.16    Termination, Revision and Reduction of Commitments and Aggregate Maximum Credit Amounts; Increase, Reduction and Termination of Aggregate Elected Commitment Amount.
(a)    Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts, the Borrowing Base or the Aggregate Elected Commitment Amount is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.
(b)    Optional Termination and Reduction of Aggregate Maximum Credit Amounts.
(i)    The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, (1) after giving effect to any concurrent prepayment of the Loans in accordance with Section 5.2, the aggregate Total Exposures of all Lenders would exceed the Total Commitment or (2) the Aggregate Maximum Credit Amount would be less than $5,000,000 (unless, with respect to this clause (2), the Aggregate Maximum Credit Amounts are reduced to $0), and (C) upon any reduction of the Aggregate Maximum Credit Amounts that would otherwise result in the Aggregate Maximum Credit Amounts being less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Commitment Percentage) so that they equal the Aggregate Maximum Credit Amounts as so reduced.
(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.16(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.16(b)(ii) shall be irrevocable; provided that a notice of termination or reduction of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a specified transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Commitment Percentage.
(c)    Increases, Reductions and Terminations of Aggregate Elected Commitment Amount.

(i)    Subject to the conditions set forth in Section 2.16(c)(ii) and the prior written approval of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), the Borrower may increase the Aggregate Elected Commitment Amount then in effect by increasing the Elected Commitment of a Lender and/or by causing a Person that is reasonably acceptable to the Administrative Agent that at such time is not a Lender to become a Lender (any such Person that is not at such time a Lender and becomes a Lender, an “Additional Lender”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be a natural person, the Borrower or any Affiliate of the Borrower.
(ii)    Any increase in the Aggregate Elected Commitment Amount shall be subject to the following additional conditions:
(A)    such increase shall not be less than $25,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Aggregate Elected Commitment Amount exceeds the Borrowing Base then in effect;
(B)    following any Scheduled Redetermination Date, the Borrower may not increase the Aggregate Elected Commitment Amount more than once before the next Scheduled Redetermination Date (for the sake of clarity, all increases in the Aggregate Elected Commitment Amount effective on a single date shall be deemed a single increase in the Aggregate Elected Commitment Amount for purposes of this Section 2.16(c)(ii)(B));
(C)    no Default or Event of Default shall have occurred and be continuing on the effective date of such increase;
(D)    on the effective date of such increase, no Borrowings of LIBOR Loans shall be outstanding or if any Borrowings of LIBOR Loans are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Borrowings of LIBOR Loans unless the Borrower pays any compensation required by Section 2.11;
(E)    no Lender’s Elected Commitment may be increased without the consent of such Lender;
(F)    if the Borrower elects to increase the Aggregate Elected Commitment Amount by increasing the Elected Commitment of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit L (an “Elected Commitment Increase Certificate”);
(G)    if the Borrower elects to increase the Aggregate Elected Commitment Amount by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit M (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its discretion, elect to waive such processing and recordation fee in connection with any such increase), the Administrative Agent and the Issuing Banks shall have given their prior written consent (to the extent that such Additional Lender is not an existing Lender’s Affiliate and in each case, such consent not to be unreasonably withheld or delayed) and the Borrower shall (1) if requested by the Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower and the Additional Lender, and, to the extent applicable and agreed to by the Borrower, the Administrative Agent; and
(H)    Until Successful Syndication has occurred and notwithstanding Section 13.6, any increase in the Elected Commitment of an existing Lender or the addition of an Additional Lender, in each case, pursuant to this Section 2.16(c), shall be deemed to be an assignment, on a pro rata basis, of the Elected Commitments of each Arranger (or the Lender that is an Affiliate or such Arranger) and each other Lender party to this Agreement on the Closing Date (other than any such increasing Lender) and the related portion of its rights and obligations under this Agreement (including the related portion of its Loans (including participations in L/C Obligations)).
(iii)    Subject to acceptance and recording thereof pursuant to Section 2.16(c)(iv), from and after the effective date specified in the Elected Commitment Increase Certificate or the Additional Lender Certificate (or if any Borrowings of LIBOR Loans are outstanding, then the last day of the Interest Period in respect of such Borrowings of LIBOR Loans, unless the Borrower has paid any compensation required by Section 2.11): (A) the amount of the Aggregate Elected Commitment Amount shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Credit Documents. In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Commitment Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Aggregate Elected Commitment Amount (and the resulting modifications of each Lender’s Maximum Credit Amount pursuant to Section 2.16(c)(iv) or Section 2.16(c)(v)).
(iv)    Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or by the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.16(c)(ii), if required, the Administrative Questionnaire referred to in Section 2.16(c)(ii) and the break-funding payments from the Borrower, if any, required by Section 2.11, if applicable, the Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 13.6(b). No increase in the Aggregate Elected Commitment Amount shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.16(c)(iv).
(v)    Upon any increase in the Aggregate Elected Commitment Amount pursuant to Section 2.16(c)(iv), (A) each Lender’s Maximum Credit Amount shall be automatically deemed amended to the extent necessary so that each such Lender’s Commitment Percentage equals the percentage of the Aggregate Elected Commitment Amount represented by such Lender’s Elected Commitment, in each case after giving effect to such increase, and (B) Schedule 1.1(a) to this Agreement shall be deemed amended to reflect the Elected Commitment of each Lender (including any Additional Lender) as thereby increased, any changes in the Lenders’ Maximum Credit Amounts pursuant to the foregoing clause (A), and any resulting changes in the Lenders’ Commitment Percentages.

(vi)    The Borrower may from time to time terminate or reduce the Aggregate Elected Commitment Amount; provided that (A) each reduction of the Aggregate Elected Commitment Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Borrower shall not reduce the Aggregate Elected Commitment Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 5.2, the aggregate Total Exposures of all Lenders would exceed the Aggregate Elected Commitment Amount as reduced.
(vii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amount under Section 2.16(c)(vi) at least three (3) Business Days prior to the effective date of such termination or reduction (or such lesser period as may be reasonably acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.16(c)(vii) shall be irrevocable; provided that a notice of termination or reduction of the Aggregate Elected Commitment Amount delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a specified transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of such termination) if such condition is not satisfied. Any termination or reduction of the Aggregate Elected Commitment Amount shall be permanent and may not be reinstated, except pursuant to Section 2.16(c)(i). Each reduction of the Aggregate Elected Commitment Amount shall be made ratably among the Lenders in accordance with each Lender’s Commitment Percentage.
(viii)    Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Commitment Percentage) so that they equal such redetermined Borrowing Base (and Schedule 1.1(a) shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount).
(ix)    Contemporaneously with any increase in the Borrowing Base pursuant to this Agreement, if (A) the Borrower elects to increase the Aggregate Elected Commitment Amount and (B) each Lender has consented to such increase in its Elected Commitment, then the Aggregate Elected Commitment Amount shall be increased (ratably among the Lenders in accordance with each Lender’s Commitment Percentage) by the amount requested by the Borrower without the requirement that any Lender deliver an Elected Commitment Increase Certificate or that the Borrower pay any amounts under Section 2.11, and Schedule 1.1(a) shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount. The Administrative Agent shall record the information regarding such increases in the Register required to be maintained by the Administrative Agent pursuant to Section 13.6(b).
(x)    If, after giving effect to any reduction in the Aggregate Elected Commitment Amount pursuant to this Section 2.16(c), the aggregate Total Exposures of all Lenders exceeds the Total Commitment, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of Letter of Credit Exposure, transfer to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 3.7.

SECTION 3.    LETTERS OF CREDIT
3.1    Letters of Credit.
(a)    Subject to and upon the terms and conditions herein set forth, (i) the Existing Letters of Credit shall be refunded, refinanced, replaced and deemed issued hereunder and, on and after the Closing Date, shall constitute Letters of Credit for all purposes hereunder and under the Credit Documents and (ii) at any time and from time to time on and after the Closing Date and prior to the L/C Maturity Date, each Issuing Bank, severally, and not jointly, agrees, in reliance upon the agreements of the Lenders set forth in this Section 3, to issue upon the request of the Borrower and for the direct or indirect benefit of the Borrower and the Restricted Subsidiaries, a letter of credit or letters of credit in Dollars (the “Letters of Credit” and each, a “Letter of Credit”) in such form and with such Issuer Documents as may be approved by the applicable Issuing Bank in its reasonable discretion; provided that the Borrower shall be a co-applicant of, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Restricted Subsidiary.
(b)    Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect, (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate Total Exposures of all Lenders at such time to exceed the Total Commitment then in effect, (iii) each Letter of Credit shall have an expiration date occurring no later than twelve (12) months after the date of issuance or such longer period of time as may be agreed by the applicable Issuing Bank, unless otherwise agreed upon by the Administrative Agent and the applicable Issuing Bank or as provided under Section 3.2(b); provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to twelve (12) months or such longer period of time as may be agreed upon by the applicable Issuing Bank, subject to the provisions of Section 3.2(b); provided, further, that in no event shall such expiration date occur later than the L/C Maturity Date unless arrangements which are reasonably satisfactory to the applicable Issuing Bank to Cash Collateralize (or backstop) such Letter of Credit have been made (provided, however, that no Lenders shall be obligated to fund participations in respect of any Letter of Credit after the Maturity Date), (iv) no Letter of Credit shall be issued if it would be illegal under any applicable Requirement of Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor, (v) no Letter of Credit shall be issued by an Issuing Bank after it has received a written notice from the Administrative Agent or the Majority Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Issuing Bank shall have received a written notice (A) of rescission of such notice from the party or parties originally delivering such notice, (B) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (C) that such Default or Event of Default is no longer continuing and (vi) without the consent of the applicable Issuing Bank, no Letter of Credit shall be issued in any currency other than Dollars.
(c)    Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the applicable Issuing Bank (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding (other than with respect to the Existing Letters of Credit) shall not exceed the Letter of Credit Commitment.
(d)    The Borrower shall use commercially reasonable efforts to obtain the return and cancellation of the Existing Letters of Credit from the beneficiary thereof within 30 days following the Closing Date.

3.2    Letter of Credit Applications.
(a)    Whenever the Borrower desires that a Letter of Credit be issued, amended or renewed for its account on its own behalf, or on behalf of its Restricted Subsidiaries, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent a Letter of Credit application, amendment request or any such document in the Issuing Bank’s customary form or, if the relevant Issuing Bank does not maintain such a form, in such form as may be approved by the applicable Issuing Bank (each, a “Letter of Credit Application”). Upon receipt of any Letter of Credit Application or amendment request, the applicable Issuing Bank will issue such Letter of Credit or amendment on the second (or such lesser number as may be agreed upon by the Administrative Agent and the Issuing Bank) Business Day after the relevant Letter of Credit Application is received, so long as such Letter of Credit Application is received no later than 3:00 p.m. (New York City time) on such Business Day, or if received after such time or on a day that is not a Business Day, the third Business Day next succeeding receipt of such Letter of Credit Application. No Issuing Bank shall issue any Letters of Credit unless such Issuing Bank shall have received notice from the Administrative Agent that the conditions to such issuance have been met.
(b)    If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date; provided, however, that such Issuing Bank shall not permit any such extension if (i) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.
(c)    Each Issuing Bank (other than the Administrative Agent or any of its Affiliates) shall provide the Administrative Agent with a reasonably detailed notice upon its issuance or amendment of any Letter of Credit, or upon any drawing under any Letter of Credit issued by it; provided that, upon written request from the Administrative Agent, such Issuing Bank shall promptly provide the Administrative Agent with a list of all Letters of Credit issued by it that are outstanding at such time.
3.3    Letter of Credit Participations.
(a)    Immediately upon the issuance by an Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold and transferred to each Lender (each such Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Commitment Percentage, in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.
(b)    In determining whether to pay under any Letter of Credit, the relevant Issuing Bank shall have no obligation relative to the L/C Participants other than to confirm that (i) any documents required to be delivered under such Letter of Credit have been delivered, (ii) such Issuing Bank has examined the documents with reasonable care and (iii) the documents appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Issuing Bank under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction), shall not create for such Issuing Bank any resulting liability.
(c)    In the event that an Issuing Bank makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to such Issuing Bank pursuant to Section 3.4(a), such Issuing Bank shall promptly notify the Administrative Agent (which shall promptly notify each L/C Participant) of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank, the amount of such L/C Participant’s Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds. Each L/C Participant shall make available to the Administrative Agent for the account of the relevant Issuing Bank such L/C Participant’s Commitment Percentage of the amount of such payment no later than 1:00 p.m. (New York City time) on the first Business Day after the date notified by such Issuing Bank in immediately available funds. If and to the extent such L/C Participant shall not have so made its Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant Issuing Bank, such L/C Participant agrees to pay to the Administrative Agent for the account of such Issuing Bank, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of any Issuing Bank its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Commitment Percentage of any such payment.
(d)    Whenever an Issuing Bank receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of such Issuing Bank any payments from the L/C Participants pursuant to clause (c) above, such Issuing Bank shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.
(e)    The obligations of the L/C Participants to make payments to the Administrative Agent for the account of an Issuing Bank with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)    any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
(ii)    the existence of any claim, set-off, defense or other right that the Borrower or any other Person (including an L/C Participant) may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Bank, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);
(iii)    any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
(v)    the occurrence of any Default or Event of Default; or
(vi)    any other event, condition of circumstance, whether or not similar to the foregoing.
3.4    Agreement to Repay Letter of Credit Drawings.
(a)    The Borrower hereby agrees to reimburse the relevant Issuing Bank by making payment in Dollars or to the Administrative Agent for the account of such Issuing Bank (whether with its own funds or with proceeds of the Loans) in immediately available funds, for any payment or disbursement made by such Issuing Bank under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement if such Issuing Bank provides notice to the Borrower of such payment or disbursement prior to 11:00 a.m. (New York City time) on such next succeeding Business Day (from the date of such payment or disbursement) or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, on such Business Day (the “Reimbursement Date”)), with interest on the amount so paid or disbursed by such Issuing Bank, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and such Issuing Bank prior to 11:00 a.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders make Loans (which shall be ABR Loans) on the Reimbursement Date in an amount equal to the amount at such drawing, and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Loan to the Borrower in the manner deemed to have been requested in the amount of its Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York City time) on such Reimbursement Date by making the amount of such Loan available to the Administrative Agent. Such Loans made in respect of such Unpaid Drawing on such Reimbursement Date shall be made without regard to the Minimum Borrowing Amount and without regard to the satisfaction of the conditions set forth in Section 7. The Administrative Agent shall use the proceeds of such Loans solely for purpose of reimbursing the relevant Issuing Bank for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any

Letter of Credit that is outstanding on the L/C Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that such Issuing Bank shall hold the proceeds received from the Lenders as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Loans that have not paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Loans when due in accordance with the terms of this Agreement.
(b)    The obligations of the Borrower under this Section 3.4 to reimburse the relevant Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against such Issuing Bank, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon (i) the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit, (ii) any non-application or misapplication by the beneficiary of the proceeds of such Drawing, (iii) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.4, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care pursuant to the applicable ICC Rule or applicable law when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The Borrower agrees that any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction), shall be binding on the Borrower and shall not result in any liability of such Issuing Bank to the Borrower; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care, when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof as determined by a final and non-appealable judgment of a court of competent jurisdiction. In furtherance of the foregoing, the parties hereto agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may in its sole discretion either accept or make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit (unless the Borrower shall consent to payment thereon not withstanding such lack of strict compliance).
3.5    New or Successor Issuing Bank.
(a)    Any Issuing Bank may resign as an Issuing Bank upon thirty (30) days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may replace any Issuing Bank for any reason upon written notice to such Issuing Bank and the Administrative Agent and may add Issuing Banks at any time upon notice to the Administrative Agent. If an Issuing Bank shall resign or be replaced, or if the Borrower shall decide to add a new Issuing Bank under this Agreement, then the Borrower may appoint from among the Lenders (who have agreed to act as successor issuer of Letters of Credit or a new Issuing Bank) a successor issuer of Letters of Credit or a new Issuing Bank, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and such new Issuing Bank, another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Issuing Bank under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of an Issuing Bank hereunder, and the term “Issuing Bank” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. The acceptance of any appointment as an Issuing Bank hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become an “Issuing Bank” hereunder. After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Issuing Bank and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Issuing Bank replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Issuing Bank, to issue “back-stop” Letters of Credit naming the resigning or replaced Issuing Bank as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Issuing Bank, which new Letters of Credit shall have a Stated Amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit (for the avoidance of doubt, the Stated Amount of such backstopped Letters of Credit shall no longer be deemed outstanding under the Facility). After any resigning or replaced Issuing Bank’s resignation or replacement as Issuing Bank, the provisions of this Agreement relating to an Issuing Bank shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was an Issuing Bank under this Agreement or (B) at any time with respect to Letters of Credit issued by such Issuing Bank.
(b)    To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Issuing Bank and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.
3.6    Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders, (b) any action taken or omitted in the absence of gross negligence or willful misconduct or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section 3.3(e) to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction) or such Issuing Bank’s unlawful failure (as finally determined by a court of competent jurisdiction) to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
3.7    Cash Collateral.
(a)    (i) Upon the request of the Majority Lenders if, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, or (ii) if the Letter of Credit Exposure exceeds the Letter of Credit Commitment at any time as a result of a reduction in the Borrowing Base or the Elected Commitments, the Borrower shall immediately Cash Collateralize the Letters of Credit Outstanding.
(b)    If any Event of Default shall occur and be continuing and the Loans shall have been accelerated in accordance with Section 11, the Majority Lenders may require that the L/C Obligations be Cash Collateralized; provided that, upon the occurrence of an Event of Default referred to in Section 11.5 with respect to the Borrower, the Borrower shall immediately Cash Collateralize the Letters of Credit then outstanding and no notice or request by or consent from the Majority Lenders shall be required.
(c)    For purposes of this Agreement, “Cash Collateralize” shall mean to (i) pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) in an amount equal to the amount of the Letters of Credit Outstanding required to be Cash Collateralized (the “Required Cash Collateral Amount”) or (ii) if the relevant Issuing Bank benefiting from such collateral shall agree in its reasonable discretion, other forms of credit support (including any backstop letter of credit) in a face amount equal to 103% of the Required Cash Collateral Amount from an issuer reasonably satisfactory to such Issuing Bank, in each case under clause (i) and (ii) above pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such cash Collateral shall be maintained in blocked, interest bearing deposit accounts established by and in the name of the Borrower, but under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent.
3.8    Applicability of ISP and UCP. The Borrower agrees that any Issuing Bank may issue Letters of Credit hereunder subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication Nos. 600 (2007 Revision) (“UCP 600”) or, at

such Issuing Bank’s option, such later revision thereof in effect at the time of issuance of the Letter of Credit or the International Standby Practices 1998, ICC Publication No. 590 or, at such Issuing Bank’s option, such later revision thereof in effect at the time of issuance of any such Letter of Credit (“ISP 98”, and each of the UCP 600 and the ISP 98, an “ICC Rule”). Each Issuing Bank’s privileges, rights and remedies under such ICC Rules shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein. The Borrower agrees for matters not addressed by the chosen ICC Rule, each Letter of Credit shall be subject to and governed by the laws of the State of New York and applicable United States Federal laws; provided that if at Borrower’s request, a Letter of Credit chooses a state or country law other than New York State law and United States Federal law or is silent with respect to the choice of an ICC Rule or a governing law, the Issuing Bank shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by the Issuing Bank if such action or inaction is or would be justified under an ICC Rule, New York law or applicable United States Federal law, and Borrower shall indemnify Issuing Bank for all such payments, costs, expenses or losses.
3.9    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
3.10    Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the relevant Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.
3.11    Increased Costs. If, after the Closing Date, the adoption of any Change in Law shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Issuing Bank, or any L/C Participant’s L/C Participation therein, or (b) impose on any Issuing Bank or any L/C Participant any other conditions, costs or expenses affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to such Issuing Bank or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Issuing Bank or such L/C Participant hereunder (other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly (and in any event no later than fifteen (15) days) after receipt of written demand to the Borrower by such Issuing Bank or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Issuing Bank or such L/C Participant to the Administrative Agent), the Borrower shall pay to such Issuing Bank or such L/C Participant such additional amount or amounts as will compensate such Issuing Bank or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that no Issuing Bank or L/C Participant shall be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Requirement of Law as in effect on the Closing Date. A certificate submitted to the Borrower by the relevant Issuing Bank or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Issuing Bank or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Issuing Bank or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.
3.12    Independence. The Borrower acknowledges that the rights and obligations of each Issuing Bank under each Letter of Credit issued by it are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Letter of Credit, including contracts or arrangements between such Issuing Bank and the Borrower (other than the Credit Documents and the Issuer Documents) and between the Borrower and the relevant beneficiary.
SECTION 4.    FEES.
4.1    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender (in each case pro rata according to the respective Commitment Percentages of the Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date until but excluding the Termination Date. Each Commitment Fee shall be payable by the Borrower quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and on the Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.
(b)    The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit until the termination or expiration date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for LIBOR Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).
(c)    The Borrower agrees to pay to each Issuing Bank a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to 0.20% per annum (or such other amount as may be agreed in a separate writing between the Borrower and the relevant Issuing Bank) on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the relevant Issuing Bank). Such Fronting Fees shall be due and payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).
(d)    The Borrower agrees to pay directly to each Issuing Bank upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the relevant Issuing Bank and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.
(e)    The Borrower agrees to pay to the Administrative Agent the administrative agent fees in the amounts and on the dates as set forth in writing from time to time between the Administrative Agent and the Borrower.
SECTION 5.    PAYMENTS.
5.1    Voluntary Prepayments. The Borrower shall have the right to prepay Loans without premium or penalty, in whole or in part from time to time on the following terms and conditions:

(a)    the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) being prepaid, which notice shall be given by the Borrower no later than 1:00 p.m. (New York City time) (i) in the case of LIBOR Loans, three (3) Business Days prior to the date of such prepayment and (ii) in the case of ABR Loans on the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders;
(b)    each partial prepayment of (i) LIBOR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof or a lesser amount to the extent such lesser amount represents the entire aggregate outstanding LIBOR Loans at such time, and (ii) any ABR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof or a lesser amount to the extent such lesser amount represents the entire aggregate outstanding ABR Loans at such time; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans; and
(c)    any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of, including any breakage costs as set forth in, Section 2.11.
Each such notice shall specify the date and amount of such prepayment and the Type of Loans to be prepaid. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loans of a Defaulting Lender.
Notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to Section 5.1 may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities or other transactions), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
5.2    Mandatory Prepayments.
(a)    Repayment following Optional Reduction of Commitments. If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.16(b) or of the Aggregate Elected Commitment Amount pursuant to Section 2.16(c), the aggregate Total Exposures of all Lenders exceeds the Total Commitment (as reduced), then the Borrower shall on the same Business Day (i) prepay the Loans on the date of such termination or reduction in an aggregate principal amount equal to such excess and (ii) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, pay to the Administrative Agent on behalf of the Issuing Banks and the L/C Participants an amount in cash or otherwise Cash Collateralize an amount equal to such excess as provided in Section 3.7.
(b)    Repayment of Loans Following Redetermination or Adjustment of Borrowing Base.
(i)    Upon the effectiveness of a redetermination of the Borrowing Base in accordance with Section 2.14(d) or an adjustment of the Borrowing Base pursuant to Section 2.14(g), if a Borrowing Base Deficiency exists, then the Borrower shall, within ten (10) days after (x) its receipt of a New Borrowing Base Notice indicating such Borrowing Base Deficiency or (y) in the case of Section 2.14(g) the effectiveness of a new Borrowing Base, inform the Administrative Agent that it intends to take one or more of the following actions (provided that, if the Borrower fails to inform the Administrative Agent within such ten (10) day period, the Borrower shall be deemed to have elected (B) below): (A) within thirty (30) days following receipt of the notice provided in clauses (x) and (y) above, prepay the Loans in an aggregate principal amount equal to such excess, (B) prepay the Loans in six equal monthly installments, commencing on the 30th day following receipt of the notice provided in clauses (x) and (y) above, with each payment being equal to l/6th of the aggregate principal amount of such excess, (C) within thirty (30) days following receipt of the notice provided in clauses (x) and (y) above, provide additional Oil and Gas Properties (accompanied by reasonably acceptable Engineering Reports) not evaluated in the most recently delivered Reserve Report (which shall become Mortgaged Properties within the time period prescribed by Section 9.11(c) regardless of whether the Collateral Coverage Minimum is then satisfied) or other Collateral reasonably acceptable to the Administrative Agent having a Borrowing Base Value (as proposed by the Administrative Agent and approved by the Required Lenders) sufficient, after giving effect to any other actions taken pursuant to this Section 5.2(b)(i) to eliminate any such excess, or (D) undertake a combination of clauses (A), (B), and (C); provided that if, because of Letter of Credit Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall Cash Collateralize such remaining Borrowing Base Deficiency as provided in Section 3.7; provided further, that any Borrowing Base Deficiency must be cured on or prior to the Termination Date.
(ii)    Upon any adjustment to the Borrowing Base pursuant to Section 2.14(e), (f) or (h), if a Borrowing Base Deficiency exists, as adjusted, then the Borrower shall, (A) prepay the Loans in an aggregate principal amount equal to such excess and (B) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, Cash Collateralize such excess as provided in Section 3.7. Upon any Disposition pursuant to Section 10.4(k) when a Borrowing Base Deficiency exists or would result therefrom (unless the Net Cash Proceeds of such Disposition are sufficient, together with Unrestricted Cash, to eliminate any Borrowing Base Deficiency that exists or would result therefrom), the Borrower shall within one (1) Business Day prepay the Loans in an aggregate principal amount equal to the aggregate Net Cash Proceeds of all such Dispositions in excess of $5,000,000 in any fiscal year. The Borrower shall be obligated to make any prepayment and/or deposit of cash collateral under this clause (ii) no later than one (1) Business Day following the dates of any applicable adjustment of the Borrowing Base; provided that all payments required to be made pursuant to this clause (ii) must be made on or prior to the Termination Date.
(iii)    At any time that Permitted Additional Debt (other than Permitted Refinancing Indebtedness in respect thereof) shall be incurred or issued while a Borrowing Base Deficiency exists, the Borrower shall, upon the incurrence or issuance of such Permitted Additional Debt, prepay the Loans in an aggregate principal amount equal to the lesser of (A) one hundred percent (100%) of the Net Cash Proceeds received in respect of such Permitted Additional Debt and (B) the aggregate principal amount equal to (1) such Borrowing Base Deficiency and (2) if excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, Cash Collateralize such excess as provided in Section 3.7.
(iv)    Upon any Disposition (other than a Disposition pursuant to Section 10.4(a)) pursuant to which any Credit Party receives Net Cash Proceeds in excess of $10,000,000, the Borrower shall, within one (1) Business Day of the receipt of the Net Cash Proceeds of such Disposition, prepay the Loans in an aggregate principal amount equal to the lesser of (A) such Net Cash Proceeds and (B) the outstanding principal amount of the Loans at such time.
(c)    Application to Loans. With respect to each prepayment of Loans elected under Section 5.1 or required by Section 5.2, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) being repaid and (ii) the Loans to be prepaid; provided that (A) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, and

(B) notwithstanding the provisions of the preceding clause (A), no prepayment of Loans shall be applied to the Loans of any Defaulting Lender except in accordance with Section 2.15(f). In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
(d)    LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan, other than on the last day of the Interest Period thereof so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit, on behalf of the Borrower, with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type. The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.
(e)    Application of Proceeds. The application of proceeds pursuant to this Section 5.2 shall not reduce the aggregate amount of Commitments under the Facility and amounts prepaid may be reborrowed subject to the Available Commitment.
(f)    Notwithstanding anything to the contrary in this Section 5.2, no mandatory prepayments of Loans arising from any Disposition of EHP Collateral or Casualty Event in respect of EHP Collateral shall be required if such Disposition or Casualty Event shall have occurred either (A) prior to the EHP Discharge Date or (B) to the extent the proceeds of such Disposition or Casualty Event are used to effect the EHP Discharge Date, substantially concurrently with the EHP Discharge Date.
5.3    Method and Place of Payment.
(a)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Issuing Banks entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day in the sole discretion of the Administrative Agent) like funds relating to the payment of principal or interest or fees ratably to the Lenders or the Issuing Banks, as applicable, entitled thereto.
(b)    For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day in the sole discretion of the Administrative Agent. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
5.4    Net Payments.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent or the applicable Lender timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by any Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.4, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in

Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority)

in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Defined Terms. For purposes of this Section 5.4, the term “applicable law” includes FATCA.
(i)    Survival. The obligations under and agreements in this Section 5.4 shall survive the resignation or replacement of any Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the termination of this Agreement and any other Credit Document and the payment, satisfaction or discharge of all Obligations under any Credit Document.
5.5    Computations of Interest and Fees.
(a)    Except as provided in the next succeeding sentence, interest on LIBOR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
(b)    Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.
5.6    Limit on Rate of Interest.
(a)    No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
(b)    Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.
(c)    Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.
(d)    Rebate of Excess Interest. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.
SECTION 6.    CONDITIONS PRECEDENT TO INITIAL BORROWING.
The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed or waived pursuant to Section 13.1.
(a)    The Administrative Agent (or its counsel) shall have received from the Borrower (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include e-mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent (or its counsel) shall have received, on behalf of itself, the Collateral Agent and the Lenders, written opinions of (i) Sullivan & Cromwell LLP, counsel to the Credit Parties, (ii) Vinson & Elkins, LLP, Texas counsel to the Credit Parties and (iii) local counsel in each jurisdiction where Mortgaged Properties are located, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent, the Lenders and each Issuing Bank and (C) in form and substance satisfactory to the Administrative Agent and customary for transactions of this type. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.
(c)    The Administrative Agent shall have received, in the case of each Credit Party, a certificate of the Secretary or Assistant Secretary or similar officer of each Credit Party dated the Closing Date and certifying:
(i)    that attached thereto is a true and complete copy of the bylaws (or limited liability company agreement or other equivalent governing documents) of such Credit Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (ii) below,
(ii)    that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or managing member or equivalent) of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,
(iii)    that attached thereto is (A) a true and complete copy of the certificate or articles of incorporation or certificate of formation, including all amendments thereto, of such Credit Party, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, (B) a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Credit Party in the jurisdiction in which it is formed or organized as of a recent date from such Secretary of State (or other similar official), which has not been amended and, (C) if available after the use of commercially reasonable efforts by the Borrower, a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each Credit Party in each jurisdiction where such Credit Party owns material Borrowing Base Properties (other than in the jurisdiction where such Credit Party is formed or organized), as of a recent date from the Secretary of State (or other similar official) of such jurisdiction, which has not been amended,

(iv)    as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party, and
(v)    a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to subclause (ii) above.
(d)    The Administrative Agent shall have received a promissory note substantially in the form of Exhibit H executed by the Borrower in favor of each Lender that has requested a promissory note, evidencing the Loans owing to such Lender.
(e)    The Administrative Agent (or its counsel) shall have received executed copies of the Guarantee, executed by each Person which will be a Guarantor on the Closing Date.
(f)    (i)    The Administrative Agent (or its counsel) shall have received copies of the Collateral Agreement, the Mortgages (subject to Section 9.9), UCC financing statements and each other Security Document that is required to be executed on the Closing Date, duly executed by each Credit Party party thereto, together with evidence that all other actions, recordings and filings required by the Security Documents as of the Closing Date or that the Collateral Agent may deem reasonably necessary to (A) create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording and (B) comply with Section 9.11, in each case shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent.
(ii)    All Equity Interests directly owned by the Borrower or any Subsidiary Grantor, in each case as of the Closing Date, shall have been pledged pursuant to the Collateral Agreement (except that such Credit Parties shall not be required to pledge any Excluded Equity Interests) and the Collateral Agent shall have received all certificates, if any, representing such securities pledged under the Collateral Agreement, accompanied by instruments of transfer and/or undated powers endorsed in blank.
(iii)    The Administrative Agent shall have received customary UCC, tax and judgment lien searches with respect to the Borrower and the Grantors in their applicable jurisdictions of organization, reflecting the absence of Liens and security interests other than those being released on or prior to the Closing Date or which are otherwise permitted under the Credit Documents.
(g)    All representations and warranties made by any Credit Party contained herein or in the other Credit Documents are true and correct in all material respects on and as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates) and the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower certifying as to the satisfaction of such condition.
(h)    The Administrative Agent shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2019 and satisfactory unaudited consolidated financial statements of the Borrower for each fiscal quarter thereafter ending at least 45 days prior to the Closing Date and (ii) a pro forma unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the Closing Date, after giving effect to the initial Borrowing under this Agreement, the application of the proceeds thereof and to the other transactions contemplated to occur on the Closing Date, certified by the Borrower’s chief financial officer, which shall reflect no Indebtedness other than the Loans made by the Lenders on the Closing Date and other Indebtedness permitted by the Credit Documents (excluding any Permitted Additional Debt) (collectively, the “Closing Date Financials”).
(i)    The Administrative Agent shall have received (i) the Initial Reserve Report and (ii) lease operating statements and production reports with respect to the Oil and Gas Properties evaluated in the Initial Reserve Report, in form and substance satisfactory to the Administrative Agent, for the fiscal year ended December 31, 2019 and for each fiscal quarter ending thereafter ending at least 45 days prior to the Closing Date.
(j)    On the Closing Date, the Administrative Agent (or its counsel) shall have received (i) a solvency certificate (giving effect to the Chapter 11 Plan) substantially in the form of Exhibit I hereto and signed by a Financial Officer of the Borrower and (ii) a Notice of Borrowing satisfying the requirements of Section 2.3(a).
(k)    The Administrative Agent shall have received evidence that the Borrower has (i) obtained and effected all insurance required to be maintained pursuant to the Credit Documents and (ii) caused the Administrative Agent to be named as lender loss payee and/or additional insured under each insurance policy with respect to such insurance, as applicable.
(l)    All fees and expenses required to be paid hereunder and invoiced, including, without limitation, the reasonable and documented fees and expenses of Latham & Watkins LLP, counsel to the Administrative Agent, shall have been paid in full in cash or netted from the proceeds of the initial funding under the Facility, to the extent applicable.
(m)    (i) The Administrative Agent (or its counsel) and the Lenders shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, the Patriot Act, that has been requested by the Administrative Agent in writing at least five (5) Business Days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least five (5) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower, shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
(n)    The Credit Parties shall have delivered title information to the Administrative Agent (or its counsel) as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 85% of the PV-9 value (excluding the PV-9 of any Production Sharing Contracts) of the Borrowing Base Properties (excluding any Oil and Gas Properties subject to Production Sharing Contracts) evaluated in the Initial Reserve Report.
(o)    The Borrower shall have received, or shall receive simultaneously with the occurrence of the Closing Date, no less than $450,000,000 in aggregate cash common equity proceeds less the amount of common equity that is issued solely in exchange for loans held by lenders under the Junior DIP Facility.
(p)    The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower certifying (a) that the Borrower and its Restricted Subsidiaries have received all material third-party and governmental consents and approvals required by the terms of the Credit Documents, (b) since

December 31, 2019, there has not been any material adverse change in, or Material Adverse Effect on the business, operations, property, liabilities (actual or contingent) or condition (financial or otherwise) of the Credit Parties, taken as a whole, other than any change, event or occurrence, arising individually or in the aggregate, from (i) events that could reasonably be expected to result from the filing or commencement of the Chapter 11 Cases or the announcement of the filing or commencement of the Chapter 11 Cases and (ii) any circumstances or conditions disclosed in writing to the Administrative Agent and the Lenders prior to the Closing Date resulting from or arising out of the COVID-19 pandemic and (c) at the time of the initial Borrowing under this Agreement and also after giving effect thereto no Default or Event of Default shall have occurred and be continuing.
(q)    The Administrative Agent shall be reasonably satisfied that after the initial Borrowing under this Agreement on the Closing Date, the application of the proceeds thereof and after giving effect to the other transactions contemplated hereby, Liquidity shall be not less than $300,000,000.
(r)    The Administrative Agent shall have received evidence reasonably satisfactory to it that (a) all loans, commitments and other obligations under the DIP Facilities are being repaid in full, the DIP Facilities are being terminated, and the liens securing the DIP Facilities are being released, in each case substantially contemporaneously with the proceeds of the initial Borrowing under this Agreement and (b) allowed 2016 Term Loan Claims, 2017 Term Loan Claims, Second Lien Notes Claims, and Unsecured Notes Claims (each as defined in the Chapter 11 Plan) shall each have been satisfied through the treatment provided for each such claim under the Chapter 11 Plan in accordance with the Chapter 11 Plan. After giving effect to the transactions contemplated hereby, the Borrower and its Subsidiaries shall have no Indebtedness other than the Loans made by the Lenders on the Closing Date and other Indebtedness permitted by the Credit Documents (excluding any Permitted Additional Debt). The Administrative Agent shall have received evidence satisfactory to it that all liens on the assets of the Borrower and its Subsidiaries (other than liens permitted by the Credit Documents) have been (or will be concurrently with the initial funding under the Facility) released or terminated and that duly executed recordable releases and terminations in forms reasonably acceptable to the Administrative Agent with respect thereto have been obtained by the Borrower and its Subsidiaries.
(s)    The Bankruptcy Court’s Order (I) Approving The Debtors’ Disclosure Statement, (II) Confirming The Debtors’ Joint Plan Of Reorganization, and (III) Approving the Assumption and Performance Under (A) The Backstop Commitment Agreement and (B) The Restructuring Support Agreement, Docket No. 626 entered in the Chapter 11 Cases shall be in full force and effect, unstayed and final, and shall not have been amended, supplemented or otherwise modified without the written consent of the Administrative Agent.
(t)    The Bankruptcy Court shall have entered one or more orders (one of which orders may be the order confirming the Chapter 11 Plan) approving this Agreement and the Credit Documents, in form and substance reasonably satisfactory to the Administrative Agent, which order shall be in full force and effect, unstayed and final, and shall not have been amended, supplemented or otherwise modified without the written consent of the Administrative Agent.
(u)    The Chapter 11 Plan and all other related documentation (i) shall be reasonably satisfactory to the Administrative Agent, (ii) shall have been confirmed by an order of the Bankruptcy Court, which order shall be satisfactory to the Administrative Agent, which order shall be in full force and effect, unstayed and final, and shall not have been modified or amended without the written consent of the Administrative Agent, reversed or vacated, (iii) all conditions precedent to the effectiveness of the Chapter 11 Plan as set forth therein shall have been satisfied or waived (the waiver thereof having been approved by the Administrative Agent), and the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Chapter 11 Plan in accordance with its terms shall have occurred contemporaneously with the Closing Date and (iv) the transactions contemplated by the Chapter 11 Plan to occur on the effective date of the Chapter 11 Plan shall have been substantially consummated (as defined in Section 1101 of the Bankruptcy Code) on the Closing Date and substantially contemporaneously with the initial Borrowing hereunder in accordance with the terms of the Chapter 11 Plan and in compliance with applicable law and Bankruptcy Court and regulatory approvals. Without limiting the generality of the foregoing, the Chapter 11 Plan shall not be satisfactory to the Administrative Agent unless all outstanding obligations under the Borrower’s 2016 Credit Agreement, 2017 Credit Agreement, Second Lien Notes Indenture and the Unsecured Notes Indenture (each as defined in that certain Amended and Restated Restructuring Support Agreement, dated as of July 24, 2020, by and among the Company Parties and the Consenting Parties (as defined therein)) are in each case to be extinguished or converted to common equity interests in the Borrower pursuant to the Chapter 11 Plan on terms reasonably satisfactory to the Administrative Agent.
(v)    The transactions contemplated by the Second Lien Exit Facility and the EHP Notes shall have been consummated substantially concurrently with, or prior to, the initial Borrowing under this Agreement.
(w)    unrestricted cash (with any cash constituting EHP Collateral being deemed “unrestricted” for this purpose) held at the EHP Entities, after giving effect to the initial Borrowing under this Agreement, the application of the proceeds thereof and to the other transactions contemplated to occur on the Closing Date, shall not exceed $25,000,000.
Without limiting the generality of the provisions of Section 12.4, for purposes of determining compliance with the conditions specified in this Section 6, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matters required under this Section 6 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.
SECTION 7.    CONDITIONS PRECEDENT TO ALL SUBSEQUENT CREDIT EVENTS.
The agreement of each Lender to make any Loan requested to be made by it on any date (including the initial Borrowing on the Closing Date, but excluding Loans required to be made by the Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4 and subject, in the case of clause (a) below, to the provisions set forth in Section 1.12(a)), and the obligation of any Issuing Bank to issue, amend, renew or extend Letters of Credit on any date (including the Closing Date), is subject to the satisfaction of the following conditions precedent:
(a)    At the time of each such Credit Event and also after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates).
(b)    Prior to the making of each Loan (other than any Loan made pursuant to Section 3.4(a)), the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3(a).

(c)    Prior to the issuance of each Letter of Credit (or an amendment, extension or renewal of a Letter of Credit except in the case of an automatic extension or renewal), the Administrative Agent and the applicable Issuing Bank shall have received a Letter of Credit Application meeting the requirements of Section 3.2(a).
(d)    At the time of and immediately after giving effect to such proposed Credit Event, the Borrower and its Restricted Subsidiaries shall not have Excess Cash in excess of the greater of (i) $50,000,000 and (ii) the lesser of (A) $100,000,000 and (B) an amount equal to ten percent (10%) of the Aggregate Elected Commitment Amount.
The acceptance of the benefits of each Credit Event after the Closing Date shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.
SECTION 8.    REPRESENTATIONS, WARRANTIES AND AGREEMENTS
In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes, on the date of each Credit Event and on each other date as required or set forth in this Agreement, the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:
8.1    Existence, Qualification and Power. Each of the Borrower and each Restricted Subsidiary of the Borrower (a) is duly organized and validly existing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact its business as now conducted and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
8.2    Corporate Power and Authority; Enforceability; Binding Effect. After giving effect to the Confirmation Order and the Chapter 11 Plan, each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).
8.3    No Violation. After giving effect to the Confirmation Order and the Chapter 11 Plan, none of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party will (a) contravene any Requirement of Law, except to the extent such contravention would not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the Organization Documents of such Credit Party or any of the Restricted Subsidiaries.
8.4    Litigation. After giving effect to the Confirmation Order and the Chapter 11 Plan, except as set forth on Schedule 8.4, there are no actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of an Authorized Officer of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
8.5    Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
8.6    Governmental Authorization; Confirmation Order. After giving effect to the Confirmation Order and the Chapter 11 Plan, the execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority or any other Person, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect. The Confirmation Order is in full force and effect, not subject to any stay, nor has the Confirmation Order been amended or modified in any manner adverse to the Administrative Agent or the Lenders without the consent of the Administrative Agent.
8.7    Investment Company Act. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
8.8    True and Complete Disclosure.
(a)    All written factual information delivered by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent and the Lenders (other than the Projections, pro forma financial information, estimates, forecasts and other forward looking information and information of a general economic nature or general industry nature) (the “Information”) concerning the Borrower, the Restricted Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby and the negotiation of the Credit Documents (as modified or supplemented by other information so furnished), when taken as a whole, was true and correct in all material respects, as of the date when made and did not, taken as a whole, contain any untrue statement of a material fact as of the date when made or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.
(b)    The Projections (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date made (it being understood that such Projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material) and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

(c)    As of the Closing Date, neither the Borrower nor any Restricted Subsidiary has any material Indebtedness, any material guarantee obligations, contingent liabilities, off balance sheet liabilities, partnership liabilities for taxes or unusual forward or long-term commitments that, in each case, have not been disclosed in writing to the Administrative Agent.
(d)    As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification delivered, on or prior to the Closing Date, to any Lender in connection with this Agreement is true and correct in all respects.
8.9    Tax Matters. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Credit Parties and the Restricted Subsidiaries have filed all tax returns required to be filed by it, and have paid all Taxes payable by it (including in its capacity as a withholding agent), except those that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP.
8.10    Compliance with ERISA.
(a)    Except as set forth on Schedule 8.10(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan maintained by a Credit Party is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state laws.
(b)    (i) No ERISA Event has occurred during the six (6) year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA except, with respect to each of the foregoing clauses of this Section 8.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or the imposition of a Lien on the assets of any Credit Party.
(c)    With respect to each Pension Plan, the adjusted funding target attainment percentage as determined by the applicable Pension Plan’s Enrolled Actuary under Sections 436(j) and 430(d)(2) of the Code and all applicable regulatory guidance promulgated thereunder (“AFTAP”), would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Neither any Credit Party nor any ERISA Affiliate maintains or contributes to a Pension Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(d)    All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.11    Subsidiaries. Schedule 8.11 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date (after giving effect to the Transactions). Each Guarantor, Grantor, Material Subsidiary, Excluded Subsidiary and Unrestricted Subsidiary as of the Closing Date (after giving effect to the Transactions) has been so designated on Schedule 8.11.
8.12    Intellectual Property. The Borrower and each of the Restricted Subsidiaries own or have obtained valid rights to use all intellectual property, free from any burdensome restrictions, that to the knowledge of the Borrower is reasonably necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights would not reasonably be expected to have a Material Adverse Effect.
8.13    Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Credit Parties and each of their respective Subsidiaries are and, since January 1, 2017, have been in compliance with all applicable Environmental Laws and have no liability thereunder; (ii) neither the Credit Parties nor any of their respective Subsidiaries have received written notice of any Environmental Claim, nor are the Credit Parties aware of any reasonable basis for such an Environmental Claim; (iii) neither the Credit Parties nor any of their respective Subsidiaries are conducting or have been ordered by a Governmental Authority to conduct any investigation, removal, remedial, reclamation, closure, or other corrective action pursuant to any Environmental Law related to Hazardous Materials contamination at any location; (iv) neither the Credit Parties nor any of their respective Subsidiaries have treated, stored, transported, Released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned, leased or operated facility or from any other location in a manner that would reasonably be expected to give rise to liability of the Credit Parties or any of their respective Subsidiaries under Environmental Law and (v) there has been no Release, or to the knowledge of any Authorized Officer of the Borrower, threatened Release of any Hazardous Materials at, on or under any properties currently owned or leased by the Borrower or any of its Subsidiaries.
8.14    Properties.
(a)    Assuming that all applicable Governmental Authorities have granted approvals, made recordations and taken such other actions as are necessary in connection with the Transactions and any assignments made in connection therewith, and after giving effect to the Confirmation Order and the Chapter 11 Plan, except as set forth on Schedule 8.14 hereto or in an exhibit to any Reserve Report Certificate delivered hereunder, the Borrower and each Restricted Subsidiary has good and defensible title to the Borrowing Base Properties evaluated in the most recently delivered Reserve Report (other than those (i) Disposed of in compliance with this Agreement since delivery of such Reserve Report, (ii) leases that have expired in accordance with their terms and (iii) with title defects disclosed in writing to the Administrative Agent), and valid title to all its material personal properties, in each case, free and clear of all Liens other than Liens permitted by Section 10.2, except in each case where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. After giving effect to the Liens permitted by Section 10.2, the Borrower or the Restricted Subsidiary specified as the owner owns the working interests and net revenue interests attributable to the Hydrocarbon Interests as such working interests and net revenue interests are reflected in the most recently delivered Reserve Report, and the ownership of such properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such property.

(b)    After giving effect to the Confirmation Order and the Chapter 11 Plan, all material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.
(c)    After giving effect to the Confirmation Order and the Chapter 11 Plan, the rights and properties presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries including all easements and rights of way, include all rights and properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.
(d)    After giving effect to the Confirmation Order and the Chapter 11 Plan, all of the properties of the Borrower and the Restricted Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would reasonably be expected to have a Material Adverse Effect.
(e)    Schedule 8.14(e) sets forth, as of the Closing Date, a list of each Building (as defined in applicable Flood insurance Laws) which itself constitutes, or which is located on any real property which constitutes, Material Real Property, together with the street address and/or tax parcel identification number relating thereto.
8.15    Solvency. After giving effect to the Confirmation Order, the Chapter 11 Plan and the Transactions, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.
8.16    Security Documents; Restrictions on Liens.
(a)    The Security Documents create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien or security interest in the respective Collateral described therein as security for the Obligations to the extent that a legal, valid, binding and enforceable Lien or security interest in such Collateral may be created under any applicable Requirement of Law, which Lien or security interest, upon the filing of financing statements, recordation of the Mortgages or the obtaining of possession or “control,” in each case, as applicable, with respect to the relevant Collateral as required under the applicable UCC or applicable local law, will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each other Credit Party thereunder in such Collateral, in each case prior and superior (except as otherwise provided for in the relevant Security Document) in right to any other Person (other than Permitted Liens), in each case to the extent that a security interest may be perfected by the filing of a financing statement under the applicable UCC, recordation of the Mortgages under applicable local law or by obtaining possession or “control.”
(b)    After giving effect to the Confirmation Order and the Chapter 11 Plan, neither the Borrower nor any of the Restricted Subsidiaries is a party to any material agreement or arrangement (other than those permitted hereunder), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Oil and Gas Properties to secure the Obligations and the Credit Documents.
8.17    Gas Imbalances, Prepayments. Except as set forth on Schedule 8.17 on the Closing Date or as set forth in the most recently delivered certificate pursuant to Section 9.14(c)(v):

(a)    on a net basis, there are no gas imbalances, take or pay or other prepayments exceeding one half bcf of gas (stated on an mcf equivalent basis) in the aggregate, with respect to the Borrower and the Restricted Subsidiaries’ Oil and Gas Properties that would require any Credit Party or Subsidiary thereof to deliver Hydrocarbons either generally or produced from their Borrowing Base Properties at some future time without then or thereafter receiving full payment therefor; and
(b)    there are no Service Agreement Undertakings.
8.18    Marketing of Production. Except as set forth on Schedule 8.18 or otherwise disclosed to the Administrative Agent in writing, no material agreements exist (which are not cancelable on 60 days’ notice or less without penalty or detriment) for the sale of production of the Borrower and Restricted Subsidiaries’ Hydrocarbons at a fixed non-index price (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) that (i) represent in respect of such agreements 2.5% or more of the Borrower’s and its Restricted Subsidiaries’ average monthly production of Hydrocarbon volumes and (ii) have a maturity or expiry date of longer than six months.
8.19    Financial Statements.
(a)    The annual financial statements delivered as part of the Closing Date Financials and, on and after the first date of delivery of financial statements pursuant to Section 9.1(a), the most recent financial statements delivered pursuant to Section 9.1(a) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby (subject to the impact of fresh start accounting), except for customary year-end adjustments and as otherwise expressly noted therein.
(b)    The interim financial statements delivered as part of the Closing Date Financials and, on and after the first date of delivery of financial statements pursuant to Section 9.1(b), the most recent financial statements delivered pursuant to Section 9.1(b) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby (subject to the impact of fresh start accounting), except for the absence of the statements of comprehensive income, equity, cash flows and complete footnotes and as otherwise expressly noted therein.
(c)    Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
8.20    OFAC; Patriot Act; FCPA; Use of Proceeds.
(a)    To the extent applicable, each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, Sanctions Laws, the United States Foreign Corrupt Practices Act of 1977, as amended and other anti-corruption laws, and (ii) the Patriot Act. Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of any Authorized Officer of the Borrower and the other Credit Parties, any director, officer, employee, agent or controlled affiliate of the Borrower or any Subsidiary is currently the subject of any Sanctions, nor is the Borrower or any of its Subsidiaries located, organized or resident in any country or territory that is the subject of comprehensive Sanctions.
(b)    The proceeds of the Loans will be used for the purposes set forth in Section 9.12. No part of the proceeds of the Loans will be used, directly or, to the knowledge of any Authorized Officer of the Borrower, indirectly, by the Borrower (i) in violation of the United States Foreign Corrupt Practices Act of

1977, as amended or (ii) for the purpose of financing any activities or business (x) of or with any Person that, at the time of such financing, is the subject of any Sanctions or (y) in any country or territory that is the subject of comprehensive Sanctions.
8.21    Hedge Agreements. Schedule 8.21 sets forth, as of the Closing Date, and after the Closing Date, each report required to be delivered by the Borrower pursuant to Section 9.1(g) or as may otherwise be disclosed in writing to the Administrative Agent sets forth, a true and complete list of all material commodity Hedge Agreements of each Credit Party, the terms thereof relating to the type, term, effective date, termination date and notional amounts or volumes, and all credit support agreements relating thereto (including any margin required or supplied).
8.22    EEA Financial Institutions. Neither the Borrower nor any of its Restricted Subsidiaries is an EEA Financial Institution.
8.23    Compliance with Laws and Agreements; No Default.
(a)    After giving effect to the Confirmation Order and the Chapter 11 Plan, each of the Borrower and each Restricted Subsidiary is in compliance with each Requirement of Law applicable to it or its property and all agreements and other instruments binding upon it or its property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    No Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing.
8.24    Insurance. The properties of the Borrower and the Restricted Subsidiaries are insured in the manner contemplated by Section 9.3. No Credit Party owns or leases any Building or Manufactured (Mobile) Home that is Mortgaged Property for which such Credit Party has not delivered to the Collateral Agent evidence or confirmation reasonably satisfactory to the Collateral Agent in accordance with the terms of this Agreement that (i) such Credit Party maintains Flood Insurance for such Building or Manufactured (Mobile) Home or (ii) such Building or Manufactured (Mobile) Home is not located in a Special Flood Hazard Area.
8.25    Foreign Operations. The Borrower and its Restricted Subsidiaries (a) do not have any Foreign Subsidiaries and (b) do not make any material expenditures (whether such expenditure is capital, operating or otherwise) in or related to any Oil and Gas Properties not located within the geographical boundaries, and the territorial waters, of the United States.
SECTION 9.    AFFIRMATIVE COVENANTS
The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until Payment in Full has occurred:
9.1    Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    Annual Financial Statements. As soon as available and in any event within five (5) Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (but in any event on or before the date that is ninety (90) days after the end of each such fiscal year), the audited consolidated balance sheets of the Borrower and its

Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements (for the avoidance of doubt, the Borrower shall be deemed to have satisfied the reconciliation requirement if the financial statements provide in one or more footnotes the financial information for the Unrestricted Subsidiaries, the Restricted Subsidiaries and the Borrower and its Subsidiaries on a consolidated basis)) all in reasonable detail and prepared in accordance with GAAP, and, except with respect to such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be materially qualified with a scope of audit or “going concern” explanatory paragraph or like qualification or exception (other than an emphasis of matter paragraph) (other than with respect to, or resulting from, (x) the occurrence of an upcoming maturity date of any Indebtedness or (y) any prospective or actual default in the Financial Performance Covenants). Notwithstanding the foregoing, the obligations in this Section 9.1(a) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing the Borrower’s Form 10-K filed with the SEC; provided that if such financial information required to be provided under the first sentence of this Section 9.1(a) is included in the notes to the financial statements, such financial statements are accompanied by an opinion of independent certified public accountants whose opinion shall not be materially qualified with a scope of audit or “going concern” explanatory paragraph or like qualification or exception (other than an emphasis of matter paragraph) (other than with respect to, or resulting from, (x) the occurrence of an upcoming maturity date of any Indebtedness or (y) any prospective or actual default in the Financial Performance Covenants).
(b)    Quarterly Financial Statements. As soon as available and in any event within five (5) Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (but in any event on or before the date that is sixty (60) days after the end of each such quarterly accounting period), the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations, shareholders’ equity and cash flows, and setting forth (other than after implementation of fresh start accounting) comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of such periods in the prior fiscal year (or, in lieu of such unaudited financial statements of the Borrower and the Restricted Subsidiaries, a reconciliation reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements (for the avoidance of doubt, the Borrower shall be deemed to have satisfied the reconciliation requirement if the financial statements provide in one or more footnotes the financial information for the Unrestricted Subsidiaries, the Restricted Subsidiaries and the Borrower and its Subsidiaries on a consolidated basis)), all of which shall be certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes, together with, if not otherwise required to be filed with the SEC, a customary management discussion and analysis describing the financial condition and results of operations of the Borrower and its Restricted Subsidiaries. Notwithstanding the foregoing, the obligations in this Section 9.1(b) may be satisfied by furnishing the Borrower’s Form 10-Q filed with the SEC; provided that such financial information required to be provided under the first sentence of this Section 9.1(b) is included in the notes to the financial statements.

(c)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 9.1(a) and Section 9.1(b), a certificate of a Financial Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the Financial Performance Covenants as at the end of such fiscal year or period, as the case may be, (ii) any change in the identity of the Restricted Subsidiaries, Material Subsidiaries, Excluded Subsidiaries, Guarantors, Grantors and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Guarantors, Grantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (iii) a calculation of Distributable Free Cash Flow for the fiscal quarter period ending on the last date of such fiscal year or period, as the case may be, (iv) certification as to the compliance by the Borrower and its Restricted Subsidiaries with Section 9.3 and (v) if applicable, a copy of each other material report or opinion submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the Board of Directors of the Borrower or any such Subsidiary, to such material report or opinion.
(d)    Notices. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, which notice shall specify the nature thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending or threatened in writing against the Borrower or any of the Subsidiaries that would reasonably be expected to result in a Material Adverse Effect and (iii) the occurrence of any ERISA Event or similar event with respect to a Foreign Plan, in each case, that would reasonably be expected to have a Material Adverse Effect.
(e)    Environmental Matters. Promptly after obtaining actual knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:
(i)    any Environmental Claim brought, filed or threatened in writing against or impacting any Credit Party or any Subsidiary thereof and any ruling, decisions or determinations arising out of any such Environmental Claim;
(ii)    any condition or occurrence on any Oil and Gas Properties that (A) would reasonably be expected to result in noncompliance by any Credit Party or any Subsidiary thereof with any applicable Environmental Law or (B) would reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Subsidiary thereof or any Oil and Gas Properties;
(iii)    any allegation that any Credit Party or any Subsidiary thereof is a potentially responsible party in connection with any Release of Hazardous Material, or any actual or threatened investigation of any Credit Party or any Subsidiary thereof or Oil and Gas Property by any Governmental Authority pursuant to any Environmental Law;
(iv)    any new or modified Environmental Law impacting any Oil and Gas Property;
(v)    any condition or occurrence on any Oil and Gas Properties that would reasonably be anticipated to cause such Oil and Gas Properties to be subject to any restrictions on the ownership, occupancy, use or transferability of such Oil and Gas Properties under any Environmental Law; and

(vi)    the actual Release or threatened Release of any Hazardous Material on, at, under or from any facility owned or leased by a Credit Party or any Subsidiary thereof in violation of Environmental Laws or as would reasonably be expected to result in liability under Environmental Laws or the conduct of any investigation, or any removal, remedial or other corrective action under Environmental Laws in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any facility owned or leased by a Credit Party or any Subsidiary thereof.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action.
(f)    Other Information. With reasonable promptness, but subject to the limitations set forth in the last sentences of Section 9.2(a) and Section 13.6, such other information regarding the operations, business affairs and the financial condition of the Borrower or the Restricted Subsidiaries as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.
(g)    Certificate of Authorized Officer – Hedge Agreements. On or before the 31st day following the Closing Date, the 46th day following the Closing Date, and thereafter, each March 1 and September 1 of each year, commencing March 1, 2021 and at the time of delivery of each Reserve Report delivered in connection with an Interim Redetermination, a certificate of an Authorized Officer of the Borrower, setting forth (i) the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with Section 9.18 as of such date and (ii) a true and complete list of all commodity Hedge Agreements of the Borrower and each Credit Party, the material terms thereof (in respect of the type, term, effective date, termination date and notional amounts or volumes), any credit support agreements relating thereto not listed on Schedule 8.21 or on any previously delivered certificate delivered pursuant to this Section 9.1(g) and any margin required or supplied under any credit support document.
(h)    [Reserved].
(i)    [Reserved].
(j)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange and distributed by the Borrower to its shareholders.
(k)    Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation or agreement governing Material Indebtedness, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 9.1.
(l)    List of Purchasers. If requested by the Administrative Agent, a certificate of an Authorized Officer of the Borrower setting forth a list of Persons purchasing Hydrocarbons from the Borrower or any other Credit Party which collectively account for at least 90% of the revenues resulting from the sale of all Hydrocarbons from the Borrower and such other Credit Parties during the most recently ended fiscal year.
(m)    Sales and Dispositions and Hedge Unwinds.
(i)    In the event the Borrower or any Restricted Subsidiary intends to Dispose of any Borrowing Base Properties, or Equity Interests in any Person owning Borrowing Base Properties, in each case, with a PV-9 in excess of 3.0% of the then-effective Borrowing Base in a single transaction or in multiple transactions since the later of (A) the last Scheduled Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to Section 2.14(f) when combined with the Swap PV of any Hedge Agreements terminated, unwound, offset or otherwise Disposed of by the Borrower or any Restricted Subsidiary during such time period (for the avoidance of doubt, excluding any novation of any Hedge Agreements with respect to which the Borrower or applicable Restricted Subsidiary remains a party), three (3) Business Days (or such shorter time period agreed by the Administrative Agent) prior written notice (which, for the avoidance of doubt, may be delivered by email) of such Disposition, the Borrowing Base Properties that are the subject of such Disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent.
(ii)    In the event that the Borrower or any Restricted Subsidiary intends to terminate, unwind, create offsetting positions or otherwise Dispose of Hedge Agreements with respect to which the Borrower reasonably believes the Swap PV of which (after taking into account the economic effect (including with respect to tenor) of any other Hedge Agreement executed contemporaneously with the taking of such actions and including any anticipated decline in the mark-to market value thereof) is in excess of 3.0% of the then-effective Borrowing Base in a single transaction or in multiple transactions since the later of (A) the last Scheduled Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to Section 2.14(f) when combined with the Borrowing Base Value of any Disposition of any Borrowing Base Properties, or Equity Interests in any Person owning Borrowing Base Properties made during such time period, prior or same day written notice (which, for the avoidance of doubt, may be delivered by email) of the foregoing, the anticipated decline in the mark-to-market value thereof or net cash proceeds therefrom and any other details thereof reasonably requested by the Administrative Agent.
(n)    Notice of Casualty Events. Prompt written notice after an Authorized Officer of the Borrower obtains actual knowledge of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event having a fair market value in excess of $50,000,000.
(o)    Information Regarding the Borrower and Subsidiaries.
(i)    Patriot Act. Promptly upon request, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation.
(ii)    Changes. Prompt written notice (but in any event, within thirty (30) days following such change) of any change (A) in a Credit Party’s corporate name, (B) in the location of a Credit Party’s chief executive office or principal place of business, (C) in a Credit Party’s form of organization, (D) in a Credit Party’s jurisdiction of organization and (E) in a Credit Party’s federal taxpayer identification number.
(iii)    New Subsidiaries. Prompt written notice of the formation of any Subsidiary of the Borrower, notice thereof and copies of the Organization Documents of such Subsidiary.
(iv)    Organization Documents. Promptly after the execution thereof, copies of any amendment, modification or supplement to the Organization Documents of the Borrower or any Subsidiary.

(v)    Beneficial Ownership. Prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification.
(p)    Certificate of Authorized Officer – Production Report and Lease Operating Statement. Concurrently with any delivery of each Reserve Report in connection with a Scheduled Redetermination, a certificate of an Authorized Officer of the Borrower, setting forth, for each calendar month during the then current fiscal year to date, the volume of production of Hydrocarbons and sales attributable to production of Hydrocarbons (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Borrowing Base Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto for each such calendar month; provided that such certificate shall be required solely to the extent the foregoing information and its certification is not otherwise included in the applicable Reserve Report Certificate delivered in connection with such Reserve Report.
(q)    Budget. Concurrently with any delivery of financial statements under Section 9.1(a) and delivery of any Reserve Report as of June 30 pursuant to Section 9.14, a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Borrower (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Budget”), which Budget shall in each case be accompanied by a certificate of an Authorized Officer stating that such Budget has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Budget, it being understood that actual results may vary from such Budget and that such variations may be material.
(r)    Issuance and Incurrences of Indebtedness. Five (5) Business Days (or such shorter time period agreed by the Administrative Agent) prior written notice (which, for the avoidance of doubt, may be delivered by email) of the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness for borrowed money in excess of $50,000,000 as well as the amount thereof, the anticipated closing date and definitive documentation for the foregoing and any other related information reasonably requested.
It is understood that documents required to be delivered pursuant to Sections 9.1(a) through (r) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.2, (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks, DebtDomain or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), (iii) on which such documents are filed on record with the SEC or (iv) on which such documents are transmitted by electronic mail to the Administrative Agent; provided that: (A) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents delivered pursuant to Sections 9.1(a), 9.1(b), 9.1(c) and 9.1(f) to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents (except that no such notice shall be required to the extent such documents are filed on record with the SEC). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2    Books, Records and Inspections.
(a)    The Borrower will, and will cause each Restricted Subsidiary to, maintain books of record and account that permit the preparation of financial statements in accordance with GAAP.
(b)    The Borrower will, and will cause each of the Restricted Subsidiaries to, permit designated representatives of the Administrative Agent and designated representatives of the Majority Lenders (as accompanied by the Administrative Agent) to visit and inspect any of its properties, to examine its financial and operating records, and to discuss its affairs, finances and accounts with its officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Majority Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2(b) and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time per calendar year shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any representative of the Majority Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 9.2(b), none of the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product; provided, that the Borrower shall notify the Administrative Agent and the Majority Lenders if it is not providing any information pursuant to the foregoing clauses (i) through (iii).
9.3    Maintenance of Insurance.
(a)    The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Secured Parties shall be the additional insureds on any such liability insurance as their interests may appear and, if property insurance is obtained, the Collateral Agent shall be the lender loss payee under any such property insurance; provided that, so long as no Event of Default has occurred and is then continuing, the Secured Parties will provide any proceeds of such property insurance to the Borrower.
(b)    With respect to any Building or Manufactured (Mobile) Home included (or required to be included) as Collateral under the Credit Documents and located on any land subject to (or required to be subject to) a Mortgage under the Credit Documents designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Insurance Regulation. Following the Closing Date, the Borrower shall deliver to the Administrative Agent annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent all Flood Documentation for any Mortgaged Property with respect to which Buildings or Manufactured (Mobile) Homes are included as Collateral.
9.4    Payment of Obligations; Performance of Obligations under Credit Documents.
(a)    After giving effect to the Confirmation Order and the Chapter 11 Plan, the Borrower shall, and shall cause each Restricted Subsidiary to, pay, discharge or otherwise satisfy its obligations, including in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP (or in the case of a Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction) or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)    The Borrower will pay the Loans according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Credit Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.
9.5    Preservation of Existence, Compliance, Etc. Except as otherwise permitted by this Agreement, the Borrower will, and will cause each Restricted Subsidiary to (a) do, or cause to be done, all things necessary to preserve and keep in full force and effect its (i) legal existence and (ii) corporate rights and authority, except in the case of this clause (ii) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Requirements except to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, Sanctions Laws, the United States Foreign Corrupt Practices Act of 1977, as amended and other anti-corruption laws, and (ii) the Patriot Act; provided, however, that the Borrower and its Restricted Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.
9.6    Compliance with Requirements of Law. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
9.7    ERISA.
(a)    Promptly after the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect or a Lien on the assets of any Credit Party, the Borrower will deliver to the Administrative Agent a certificate of an Authorized

Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: (i) that an ERISA Event has occurred or is likely to occur; (ii) that a Pension Plan has an Unfunded Current Liability that has or will result in a Lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Pension Plan having an Unfunded Current Liability (including the giving of written notice thereof); (iii) that a proceeding has been instituted against any Credit Party or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; (iv) or that any Credit Party or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.
(b)    Promptly following any request therefor, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower, any of its Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower, the applicable Subsidiaries or the ERISA Affiliates shall promptly, following a request from the Administrative Agent, make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.
9.8    Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, except in each case, where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect (it being understood that this Section 9.8 shall not restrict any transaction otherwise permitted by Section 10.3, 10.4 or 10.5):
(a)    operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and Environmental Laws, and all applicable Requirements of Law of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;
(b)    keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including all equipment, machinery and facilities; and
(c)    to the extent a Credit Party is not the operator of any property, the Borrower shall use commercially reasonable efforts to cause the operator to operate such property in accordance with customary industry practices.
9.9    Post-Closing Covenants. Each of the Credit Parties shall satisfy the requirements set forth on Schedule 9.9 on or before the date specified for such requirement or such later date as may be determined by the Administrative Agent (or as may be extended by the Administrative Agent in its sole discretion).

9.10    Compliance with Environmental Laws. The Borrower will, and will cause each of the Restricted Subsidiaries to, except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent the Credit Parties or Subsidiaries are required by Environmental Laws, conduct any investigation, remedial, reclamation, closure, plugging and abandonment, or other corrective action necessary to address Hazardous Materials, idle wells, or other conditions at any property or facility in accordance with applicable Environmental Laws.
9.11    Additional Guarantors, Grantors and Collateral.
(a)    Subject to any applicable limitations set forth in the Guarantee or the Security Documents, the Borrower will cause (i) any direct or indirect Restricted Subsidiary (other than (1) any Excluded Subsidiary and (2) solely with respect to clause (A)(x) below, any Production Sharing Entity for so long as such Subsidiary is party to a Production Sharing Contract) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (ii) any Restricted Subsidiary of the Borrower that ceases to be an Excluded Subsidiary (or, solely with respect to clause (A)(x) below, in the case of Production Sharing Entities, ceases to be a party to a Production Sharing Contract), in each case (other than with respect to clause (D) below) within thirty (30) days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion) to (A) execute (x) a supplement to the Guarantee, substantially in the form of Exhibit I thereto, in order to become a Guarantor; provided that the guarantee of any Foreign Subsidiary shall be limited as the Borrower may reasonably deem necessary to comply with applicable laws, rules or regulations (including general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” and “capital maintenance” rules), the fiduciary duties of the directors of such subsidiary or to avoid the risk of personal civil or criminal liability for any director or officer of such subsidiary, (y) a supplement to the Collateral Agreement, substantially in the form of Exhibit I thereto, in order to become a grantor and a pledgor thereunder and (z) a counterpart to the Intercompany Note, (B) if reasonably requested by the Administrative Agent or the Collateral Agent, within thirty (30) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent, the Collateral Agent and the Lenders, of counsel for the Credit Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 9.11 as the Administrative Agent or the Collateral Agent may reasonably request, (C) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Mortgaged Property of such Subsidiary, (i) any existing title reports or policies, (ii) abstracts, (iii) environmental assessment reports or (iv) surveys, to the extent available and in the possession or control of the Credit Parties or their respective Subsidiaries; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Credit Parties or one of their respective Subsidiaries, where, despite the commercially reasonable efforts of the Credit Parties or their respective Subsidiaries to obtain such consent, such consent cannot be obtained and (D)(x) as promptly as practicable after such formation, acquisition or cessation, as applicable (but in any event within thirty (30) days of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion)), deliver to the Administrative Agent all Flood Documentation in respect of each Material Real Property of such Restricted Subsidiary and (y) as promptly as practicable after such Flood Documentation has been delivered to the Administrative Agent (but in any event within sixty (60) days of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative

Agent may agree in its reasonable discretion)) execute and deliver Mortgages to the Collateral Agent in respect of each Material Real Property of such Restricted Subsidiary, together with all title insurance policies, legal opinions, surveys and similar documentation delivered to the Administrative Agent or Collateral Agent in connection with other Mortgages in effect at such time or as otherwise reasonably requested by the Administrative Agent or Collateral Agent.
(b)    Subject to any applicable limitations set forth in the Collateral Agreement, the Borrower will pledge, and, if applicable, will cause each Subsidiary Grantor (or Person required to become a Subsidiary Grantor pursuant to Section 9.11(a)) to pledge, to the Collateral Agent, for the benefit of the Secured Parties, (i) all of the Equity Interests (other than any Excluded Equity Interests) directly owned by the Borrower or any Credit Party (or Person required to become a Guarantor pursuant to Section 9.11(a)), in each case, formed or otherwise purchased or acquired after the Closing Date, pursuant to supplements to the Collateral Agreement substantially in the form of Exhibit I, thereto and (ii) except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $2,500,000 (individually) that is owing to the Borrower or any Guarantor (or Person required to become a Guarantor pursuant to Section 9.11(a)), in each case pursuant to supplements to the Collateral Agreement substantially in the form of Exhibit I thereto.
(c)    In connection with each redetermination (but not any adjustment) of the Borrowing Base, and from time to time upon the request of the Administrative Agent, the Borrower shall review the applicable Reserve Report, if any, and the list of current Mortgaged Properties (as described in Section 9.14(c)), to ascertain whether the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) meets the Collateral Coverage Minimum after giving effect to exploration and production activities, acquisitions, Dispositions and production. In the event that the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) does not meet the Collateral Coverage Minimum, then the Borrower shall, and shall cause the Credit Parties to, grant, within thirty (30) days of delivery of the certificate required under Section 9.14(c) (or such longer period as the Administrative Agent may agree in its reasonable discretion), to the Collateral Agent as security for the Obligations an Acceptable Security Interest on additional Oil and Gas Properties not already subject to a Lien of the Security Documents such that, after giving effect thereto, the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) meets the Collateral Coverage Minimum. All such Acceptable Security Interests will be created and perfected by and in accordance with the provisions of the Security Documents, including, if applicable, any additional Mortgages. In order to comply with the foregoing, if any Restricted Subsidiary (other than a Production Sharing Entity and the EHP Entities prior to the EHP Discharge Date) places a Lien on its property and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with the provisions of Sections 9.11(a) and (b).
(d)    Without limitation of clause (a), (b) or (c) above, substantially simultaneously and prior to the delivery of any mortgage or deed of trust on any Oil and Gas Property or any other real property interest for the benefit of any other secured party and securing Indebtedness that is subject to any Junior Lien Intercreditor Agreement, the Borrower shall, or shall cause the relevant Credit Party to, grant to the Collateral Agent as security for the Obligations an Acceptable Security Interest on such Oil and Gas Property or other real property interest. All such Liens will be created and perfected by and in accordance with the provisions of the Security Documents, including, if applicable, any additional Mortgages. In order to comply with the foregoing, if any Restricted Subsidiary (other than an Excluded Subsidiary or any Production Sharing Entity) places a Lien on its property and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with the provisions of Sections 9.11(a) and (b).
(e)    Upon the EHP Discharge Date, the Borrower shall, and shall cause its Subsidiaries to, grant a first priority security interest in the EHP Collateral within thirty (30) days following the EHP Entities ceasing to be Excluded Subsidiaries, and otherwise comply with this Section 9.11.

(f)    Prior to the date the Second Lien Exit Facility Indebtedness shall have been paid in full in cash, the Borrower will, and, if applicable, will cause each other Credit Party to, (A) within 30 days after (or such later date as agreed by the Administrative Agent in its sole discretion) the end of each calendar quarter during which (x) the Borrower or any other Credit Party acquired any Material Real Property or (y) any real property interests of the Borrower or any other Credit Party became Material Real Property, provide copies of any applicable recorded deeds, leases and/or rights of way to the Administrative Agent, (B) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to such Material Real Property, (i) any existing title reports or policies, (ii) abstracts, (iii) environmental assessment reports, or (iv) surveys, to the extent available and in the possession or control of the Credit Parties or their respective Subsidiaries; provided that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Credit Parties or one of their respective Subsidiaries, where, despite the commercially reasonable efforts of the Credit Parties or their respective Subsidiaries to obtain such consent, such consent cannot be obtained, and (C)(x) as promptly as practicable after the request therefor by the Administrative Agent (but in any event within thirty (30) days after the request therefor (or such longer period as the Administrative Agent may agree in its reasonable discretion)), deliver to the Administrative Agent all Flood Documentation in respect of such Material Real Property and (y) as promptly as practicable after such Flood Documentation has been delivered to the Administrative Agent and subject to Section 9.11(g) (but in any event within sixty (60) days after the end of such calendar quarter (or such longer period as the Administrative Agent may agree in its reasonable discretion)), execute and deliver Mortgages to the Collateral Agent in respect of such Material Real Property, together with all title insurance policies, legal opinions, surveys and similar documentation delivered to the Administrative Agent or Collateral Agent in connection with other Mortgages in effect at such time or as otherwise reasonably requested by the Administrative Agent or Collateral Agent. For the avoidance of doubt, the Borrower shall not execute and deliver any Mortgage on real property to secure the obligations under the Second Lien Exit Facility unless it substantially concurrently executes and delivers a Mortgage in favor of the Collateral Agent and complies with the obligations under this Section 9.11(f) with respect to such real property.
(g)    To the extent any Real Property that is required to be mortgaged pursuant to the Loan Documents is subject to the provisions of the Flood Insurance Regulations, at the written request of the Administrative Agent (a) (i) concurrently with the delivery of any Mortgage in favor of the Administrative Agent in connection therewith, and (ii) at any other time if necessary for compliance with applicable Flood Insurance Regulations, provide the Administrative Agent with Flood Documentation. In addition, to the extent the Borrower and the Credit Parties fail to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any Mortgaged Property, the Administrative Agent shall be permitted, in its sole discretion, to obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable Flood Insurance Regulations. Notwithstanding anything to the contrary, to the extent any Real Property that is required to be Mortgaged Property is subject to the provisions of the Flood Insurance Regulations, the Administrative Agent shall provide the Lenders prior to the execution of a Mortgage relative to such Mortgaged Property with a standard life of loan flood hazard determination form for such Mortgaged Property, and, if such Mortgaged Property is in a special flood hazard area, an acknowledged Borrower notice and a policy of flood insurance in compliance with Flood Insurance Regulations. To the extent any such Mortgaged Property is subject to the provisions of the Flood Insurance Regulations, upon the earlier of (i) twenty (20) Business Days from the date the information required by the immediately preceding sentence is provided to the Lenders and (ii) notice from each Lender that such Lender has completed all necessary diligence, the Collateral Agent may permit execution and delivery of the applicable Mortgage in favor of the Collateral Agent.
9.12    Use of Proceeds. The Borrower will use the proceeds of the Loans and Letters of Credit made (a) on the Closing Date (i) to refinance in full the DIP Facilities and to refund, refinance and replace the Existing Letters of Credit outstanding on the Closing Date and (ii) to pay Transaction Expenses and (b) after the Closing Date (i) for the acquisition, development and exploration of oil and gas properties, (ii) to provide for the working capital needs of the Borrower and its Subsidiaries and (iii) for other general corporate purposes (in each case, as permitted by the Credit Documents). The Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loans (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, and other applicable anti-corruption laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person that is, or is owned or controlled by a Person that is, at the time of such financing, the subject or target of any Sanctions, or in any country or territory that is the subject of comprehensive Sanctions, (C) in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto or (D) in violation of the provisions of Regulation T, Regulation U or Regulation X of the Board.
9.13    Further Assurances.
(a)    Subject to the applicable limitations set forth in the Security Documents, the Borrower will, and will cause each other Credit Party to, execute and/or deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, assignments of as-extracted collateral arising from the Borrowing Base Properties, mortgages, deeds of trust and other documents) that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.
(b)    Notwithstanding anything to the contrary in this Agreement, the Collateral Agreement, or any other Credit Document, the Administrative Agent may grant extensions of time for or waivers of the requirements of the creation or perfection of security interests in or the obtaining of title opinions or other title information, title insurance policies, legal opinions, appraisals and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items is not required by law or cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Credit Documents.
9.14    Reserve Reports.
(a)    On or before each March 1 and September 1 of each year, the Borrower shall furnish to the Administrative Agent, to the extent applicable, a Budget pursuant to Section 9.1(q), and a Reserve Report evaluating, as of the immediately preceding December 31 and June 30, the Proved Reserves and other applicable Oil and Gas Properties of the Borrower and the Credit Parties located within the geographic boundaries, and the territorial waters, of the United States of America that the Borrower desires to have included in any calculation of the Borrowing Base. Each Reserve Report as of (i) December 31 shall, at the sole election of the Borrower, (a) be prepared by one or more Approved Petroleum Engineers or (b) be prepared by or under the supervision of the chief of reserves of the Borrower and be audited by one or more Approved Petroleum Engineers and (ii) June 30 shall, at the sole election of the Borrower, (y) be prepared by one or more Approved Petroleum Engineers or (z) be prepared by or under the supervision of the chief of reserves of the Borrower in accordance with the procedures used in the immediately preceding December 31 Reserve Report or the Initial Reserve Report, if no December 31 Reserve Report has been delivered.

(b)    In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent a Reserve Report prepared by one or more Approved Petroleum Engineers or prepared under the supervision of the chief of reserves of the Borrower or a Restricted Subsidiary. For any Interim Redetermination pursuant to Section 2.14(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent, as soon as possible, but in any event no later than forty-five (45) days, in the case of any Interim Redetermination requested by the Borrower, or sixty (60) days, in the case of any Interim Redetermination requested by the Administrative Agent or the Lenders, following the receipt of such request.
(c)    With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent a Reserve Report Certificate from an Authorized Officer of the Borrower certifying that in all material respects:
(i)    in the case of June 30 Reserve Reports prepared by or under the supervision of the chief of reserves of the Borrower or a Restricted Subsidiary, such Reserve Report has been prepared, except as otherwise specified therein, in accordance with the procedures used in the immediately preceding December 31 Reserve Report or the Initial Reserve Report, if no December 31 Reserve Report has been delivered;
(ii)    for each calendar month during the then current fiscal year to date, the volume of production of Hydrocarbons and sales attributable to production of Hydrocarbons (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Borrowing Base Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto for each such calendar month;
(iii)    the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects;
(iv)    assuming that all applicable Governmental Authorities have granted approvals, made recordations and taken such other actions as are necessary in connection with the Transactions and any assignments made in connection therewith, except as set forth in an exhibit to such certificate, the Borrower or another Credit Party has good and defensible title to the material Borrowing Base Properties evaluated in such Reserve Report (other than those (w) to be acquired in connection with an acquisition, (x) Disposed of since delivery of such Reserve Report as permitted in accordance with the terms hereof, (y) leases that have expired in accordance with their terms and (z) with title defects disclosed in writing to the Administrative Agent) and such material Borrowing Base Properties are free (or will be at the time of the acquisition thereof) of all Liens except for Liens permitted by Section 10.2;
(v)    except as set forth on an exhibit to such certificate, on a net basis there are (A) no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 8.17 with respect to the Credit Parties’ Oil and Gas Property evaluated in such Reserve Report that would require the Borrower or any other Credit Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor and (B) no Service Agreement Undertakings;
(vi)    none of the Borrowing Base Properties have been Disposed of since the date of the last Borrowing Base determination except those Borrowing Base Properties listed on such certificate as having been Disposed of; and

(vii)    the certificate shall also attach, as schedules thereto, a list of (1) all material marketing agreements (which are not cancellable on sixty (60) days’ notice or less without penalty or detriment) entered into subsequent to the later of the Closing Date and the most recently delivered Reserve Report for the sale of production of the Credit Parties’ Hydrocarbons at a fixed non-index price (including calls on, or other parties rights to purchase, production, whether or not the same are currently being exercised) that represent in respect of such agreements 2.5% or more of the Credit Parties’ average monthly production of Hydrocarbon volumes and that have a maturity date or expiry date of longer than six (6) months from the last day of such fiscal year or period, as applicable and (2) all Borrowing Base Properties evaluated by such Reserve Report that are Collateral and demonstrating compliance with (calculated at the time of delivery of such Reserve Report) the Collateral Coverage Minimum.
9.15    Reserved.
9.16    Title Information.
(a)    On or before:
(i)    the Closing Date, the Borrower will deliver title information (in form and substance reasonably satisfactory to the Administrative Agent) with respect to the Borrowing Base Properties consistent with usual and customary standards for the geographic regions in which the Borrowing Base Properties are located, taking into account the size, scope and number of leases and wells of the Borrower and its Restricted Subsidiaries as is required to demonstrate satisfactory title on 85% of the PV-9 value (excluding the PV-9 of any Production Sharing Contracts) of the Borrowing Base Properties (excluding any Oil and Gas Properties subject to Production Sharing Contracts) evaluated by the Initial Reserve Report ; and
(ii)    the date of delivery to the Administrative Agent of each Reserve Report required by Section 9.14(a) following the Closing Date, the Borrower will deliver title information (in form and substance reasonably satisfactory to the Administrative Agent) with respect to the Borrowing Base Properties consistent with usual and customary standards for the geographic regions in which the Borrowing Base Properties are located, taking into account the size, scope and number of leases and wells of the Borrower and its Restricted Subsidiaries as is required to demonstrate satisfactory title on 85% of the PV-9 value (excluding the PV-9 of any Production Sharing Contracts) of the Borrowing Base Properties (excluding any Oil and Gas Properties subject to Production Sharing Contracts) evaluated by such Reserve Report; provided that with respect to any Oil and Gas Properties for which title information reasonably acceptable to the Administrative Agent was provided prior to the date of the current request by the Administrative Agent, the Borrower shall be under no obligation to provide additional title information.
(b)    If title information has been provided under Section 9.16(a) and the Administrative Agent provides written notice to the Borrower that title defects or exceptions exist with respect to such properties, then the Borrower shall, within sixty (60) days of its receipt of such notice (or such longer period as the Administrative Agent may agree in its reasonable discretion) (i) cure any such title defects or exceptions (including defects or exceptions as to priority of the Collateral Agent’s Liens that are not permitted by Section 10.2) raised by such information, (ii) substitute acceptable Mortgaged Properties having an equivalent value with no title defects or exceptions except for Liens permitted by Section 10.2 and/or (iii) deliver title information (in form and substance reasonably satisfactory to the Administrative Agent) so that the Administrative Agent shall have received, (including title information previously made available to the Administrative Agent) reasonably satisfactory title information on at least 80% of the PV-9 of the Credit Parties’ Borrowing Base Properties evaluated by such Reserve Report.

(c)    If any title defect or exception requested by the Administrative Agent to be cured cannot be cured or if the Borrower is unable to provide reasonably acceptable title information on at least 80% of the PV-9 of the Credit Parties’ Borrowing Base Properties evaluated by such Reserve Report, in each case, within such 60-day period (or longer period as the Administrative Agent may agree in its reasonable discretion), such default shall not be a Default or Event of Default, but instead the Administrative Agent and Required Lenders shall have the right to adjust the Borrowing Base as contemplated by Section 2.14(g).
9.17    Deposit Account, Securities Account and Commodity Account Control Agreements.
(a)    The Borrower will, and will cause each Grantor to, in connection with any Deposit Account, Securities Account or Commodity Account, in each case, other than any Excluded Account for so long as it is an Excluded Account (i) held or maintained on the Closing Date by the Borrower or any such Grantor, promptly but in any event within thirty (30) days of the Closing Date (or such later date as the Collateral Agent may agree in its sole discretion), enter into and deliver to the Collateral Agent a deposit account control agreement (a “Deposit Account Control Agreement”), securities account control agreement (a “Securities Account Control Agreement”) or commodity account control agreement (a “Commodity Account Control Agreement”), as applicable, in form and substance reasonably satisfactory to the Collateral Agent and the account bank, securities intermediary or commodity intermediary, as applicable, for any such Deposit Account, Securities Account or Commodity Account and (ii) established or ceasing to be an Excluded Account on or after the Closing Date by the Borrower, any such Grantor substantially concurrently with the establishment of such Deposit Account, Securities Account or Commodity Account or with the date an Excluded Account ceases to be an Excluded Account, as applicable (or, in each case, such later date as the Collateral Agent may agree in its sole discretion) enter into and deliver to the Collateral Agent a Deposit Account Control Agreement, Securities Account Control Agreement or Commodity Account Control Agreement, as applicable, in form and substance reasonably satisfactory to the Collateral Agent and the account bank, securities intermediary or commodity intermediary, as applicable, for any such Deposit Account, Securities Account or Commodity Account; provided that the Borrower or such Grantor shall be deemed to have satisfied the requirements of this Section 9.17(a)(ii) with respect to any Deposit Account, Securities Account or Commodity Account that is acquired by the Borrower or such Grantor as a result of a Permitted Acquisition, so long as, within thirty (30) days after the date of such Permitted Acquisition (or such later date as the Collateral Agent may agree in its sole discretion), the Borrower or such Grantor (A) causes such account to be subject to a Deposit Account Control Agreement, Securities Account Control Agreement or Commodity Account Control Agreement, as applicable, that satisfies the requirements of this Section 9.17(a)(ii) or (B) closes such account and transfers any funds therein to an account that satisfies the requirements of this Section 9.17(a)(ii); provided further that the Borrower or the applicable Grantors, or any of their respective Affiliates, do not direct or redirect any funds into any such accounts or during such thirty (30) day period, unless a Deposit Account Control Agreement, Securities Account Control Agreement or Commodity Account Control Agreement, as applicable, has been established with respect to the applicable account in accordance with this Section 9.17(a). After the occurrence and during the continuance of an Event of Default, the Collateral Agent may give instructions directing the disposition of funds credited to any Controlled Account and/or withhold any withdrawal rights from the Borrower or any Grantor with respect to funds credited to any Controlled Account.
(b)    The Borrower will, and will cause each of the Grantors, on and after the date referred to in Section 9.17(a)(i), to maintain the proceeds of the Loans in a Controlled Account until such proceeds are transferred to a third party in a transaction not prohibited by the Credit Documents or a Deposit Account which is not required to be a Controlled Account for a purpose that is permitted by the Credit Documents.

9.18    Minimum Hedged Volumes.
(a)    The Borrower and/or other Guarantors shall enter into (or, to the extent entered into prior to the Closing Date, maintain) Acceptable Commodity Hedge Agreements with notional volumes no less than, (x) 75% of the reasonably anticipated Hydrocarbon production in respect of crude oil from the Credit Parties’ total Proved Developed Producing Reserves (as forecast based upon the Initial Reserve Report), for a period beginning in the first full month following the Closing Date through the twelfth (12th) full month following the Closing Date, (y) 75% of the reasonably anticipated Hydrocarbon production in respect of crude oil from the Credit Parties’ total Proved Developed Producing Reserves (as forecast based upon the Initial Reserve Report), for a period from the thirteenth (13th) full month following the Closing Date through the twenty fourth (24th) full month following the Closing Date and (z) 50% of the reasonably anticipated Hydrocarbon production in respect of crude oil from the Credit Parties’ total Proved Developed Producing Reserves (as forecast based upon the Initial Reserve Report), for a period from the twenty-fifty (25th) full month following the Closing Date through the thirty sixth (36th) full month following the Closing Date, in each case of (x), (y) and (z), calculated based on daily volumes on an annual basis; provided that the Borrower and/or other Guarantors shall enter into such Acceptable Commodity Hedge Agreements as described above (i) within thirty (30) days of the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), with respect to production through June 30, 2022 and (y) forty-five (45) days of the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion) with respect to all other production described above.
(b)    The Borrower and/or other Guarantors shall enter into (or, to the extent entered into prior to the date of determination, maintain) (and maintain at all times following the Closing Date) Acceptable Commodity Hedge Agreements, the notional volumes for which are no less than, as of the date the certificate described in Section 9.1(g) is required to be delivered, for the two years that follow such date of delivery, 50% of the reasonably anticipated Hydrocarbon production in respect of crude oil from the Credit Parties’ total Proved Developed Producing Reserves (as forecast based upon the most recent Reserve Report delivered pursuant to Section 9.14), calculated based on daily volumes on an annual basis.
9.19    Unrestricted Subsidiaries. The Borrower:
(a)    will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting properties of the Borrower and its respective Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from the Borrower and the Restricted Subsidiaries.
(b)    will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries other than as permitted by Section 10.5.
(c)    will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, the Borrower or any Restricted Subsidiary.
9.20    Marketing Activities. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into contracts for the purchase and sale of Hydrocarbons (or Hedge Agreements for the purchase and sale of Hydrocarbons) other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Proved Reserves during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Proved Reserves of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries that the Borrower or one of its Restricted Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the Oil and Gas Business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.
9.21    Keepwell. The Borrower will, and will cause each Guarantor to, provide such funds or other support as may be needed from time to time by the Borrower or any Guarantor, as applicable, to honor all of its obligations under this Agreement and any other Credit Document in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.21 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.21, or otherwise under this Agreement or any other Credit Document, as it relates to the Borrower, any Restricted Subsidiary or any Guarantor, as applicable, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Guarantor under this Section 9.21 shall remain in full force and effect until Payment in Full. The Borrower intends that this Section 9.21 constitute, and this Section 9.21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit the Borrower and any Guarantor, as applicable, for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 10.    NEGATIVE COVENANTS.
The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until Payment in Full has occurred:
10.1    Limitation on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than the following:
(a)    Indebtedness arising under the Credit Documents (including pursuant to Section 2.16);
(b)    Indebtedness of the Borrower arising under (i) the Second Lien Exit Facility in a principal amount not to exceed $200,000,000 (plus any interest that accrues and is capitalized and added to the principal thereof in accordance with the Second Lien Exit Facility as in effect on the Closing Date), (ii) any Permitted Refinancing Indebtedness issued or incurred to refinance the EHP Notes and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness so long as no Person shall guarantee such Indebtedness or Permitted Refinancing Indebtedness thereof unless such Person has guaranteed or contemporaneously guarantees the Obligations;
(c)    (i) Indebtedness arising under the EHP Notes issued by EHP Midco in a principal amount not to exceed $300,000,000 and (ii) an unsecured guarantee by the Borrower and a guarantee by EHP of such Indebtedness arising under the EHP Notes, so long as no Subsidiary of the Borrower (other than EHP Midco and EHP and its Subsidiaries) shall be an obligor with respect to the EHP Notes;
(d)    Indebtedness of (i) the Borrower or any Guarantor owing to the Borrower or any Grantor; provided that any such Indebtedness owing by a Guarantor to a Subsidiary that is not a Guarantor shall be subordinated to the Obligations pursuant to the Intercompany Note, (ii) any Subsidiary that is not a Grantor owing to any other Subsidiary that is not a Grantor and (iii) to the extent permitted by Section 10.5, any Subsidiary that is not a Grantor owing to the Borrower or any Guarantor;

(e)    Indebtedness in respect of any bankers’ acceptances, bank guarantees, letters of credit, warehouse receipts or similar instruments entered into in the ordinary course of business or consistent with past practice or industry practice (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims); provided that any reimbursement obligations in respect thereof are reimbursed within thirty (30) days following the incurrence thereof;
(f)    subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness or other obligations of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement (except that a Restricted Subsidiary that is not a Guarantor may not, by virtue of this Section 10.1(f), guarantee Indebtedness that such Restricted Subsidiary could not otherwise itself incur or is expressly prohibited from guaranteeing under this Section 10.1) and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 10.1(f) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations pursuant to a Subordination Agreement on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (B) no guarantee by any Restricted Subsidiary of any Indebtedness under clause (i) of this Section 10.1 or Other Debt shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee;
(g)    Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees or (ii) subject to clause (f)(A) and (B) of this Section 10.1, otherwise constituting Investments permitted by Sections 10.5(d), (g), (h), (i), (n) and (q);
(h)    (i) Indebtedness (including Indebtedness arising under Capitalized Leases) incurred prior to or within 365 days following the acquisition, construction, lease, repair, replacement, expansion or improvement of assets (real or personal, and whether through the direct purchase of property or the Equity Interests of a Person owning such property) to finance the acquisition, construction, lease, repair, replacement, expansion, or improvement of such assets (for the avoidance of doubt, the purchase date for any asset shall be the later of the date of completion of installation and the beginning of the full productive use of such asset); (ii) Indebtedness arising under Capitalized Leases, other than (A) Capitalized Leases in effect on the Closing Date and (B) Capitalized Leases entered into pursuant to subclause (i) above; and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness; provided, that the aggregate principal amount of Indebtedness permitted by subclauses (i), (ii) and (iii) of this Section 10.1(h) shall not exceed the greater of $20,000,000 and 3.5% of the Borrowing Base at the time of incurrence;
(i)    Indebtedness outstanding on the date hereof and set forth on Schedule 10.1 and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;
(j)    Indebtedness in respect of Hedge Agreements, subject to the limitations set forth in Section 10.10;
(k)    Indebtedness of the Borrower (including, for the avoidance of doubt, with respect to any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness) incurred in connection or assumed with any Permitted Acquisition or similar Investment permitted under Section 10.5 in an aggregate principal amount of Indebtedness outstanding at any time (i) not to exceed 5.0% of the Borrowing Base then in effect, so long as immediately after giving pro forma effect to such Permitted

Acquisition or similar Investment and the incurrence or assumption of such Indebtedness, the Borrower shall be in compliance with the Financial Performance Covenants on a pro forma basis and no Default or Event of Default shall have occurred and be continuing or (ii) not to exceed an amount that would cause the Consolidated Total Net Leverage Ratio to exceed 2.50 to 1.00 at the time of incurrence of such Indebtedness on a pro forma basis, so long as immediately after giving pro forma effect to such Permitted Acquisition or similar Investment and the incurrence or assumption of such Indebtedness, no Default or Event of Default shall have occurred and be continuing; provided that, in each case, the Equity Interests of the Person acquired in such Permitted Acquisition or similar Investment shall be pledged to the Collateral Agent and such Person (other than a Production Sharing Entity) shall become a Guarantor in accordance with Section 9.11, in the case of any such Indebtedness secured by a Lien that is junior to the Lien securing the Obligations, the Borrowing Base shall be adjusted to the extent required by Section 2.14(e), and in the case of any such secured Indebtedness incurred or assumed pursuant to this Section 10.1(k), the holders of such Indebtedness have no recourse to property other than the property so acquired and the property so acquired shall not constitute Borrowing Base Properties; provided, further that in the case of Indebtedness incurred or assumed pursuant to this Section 10.1(k) or any applicable Permitted Refinancing Indebtedness thereof, any such Indebtedness shall have a maturity date that is after the Maturity Date and have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facility; provided further, that the requirements of this Section 10.1(k) shall not apply to any Indebtedness of the type that could have been incurred under Section 10.1(h);
(l)    Indebtedness arising from Permitted Intercompany Activities to the extent constituting an Investment permitted by Section 10.5;
(m)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, and obligations in respect of letters of credit, bank guaranties or instruments related thereto, in each case provided in the ordinary course of business or consistent with past practice or industry practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practice;
(n)    (i) other additional Indebtedness, provided that (A) the aggregate principal amount of Indebtedness outstanding at any time pursuant to this Section 10.1(n) shall not at the time of incurrence thereof and immediately after giving effect thereto and the use of proceeds thereof on a pro forma basis exceed the greater of $50,000,000 and 3.0% of the Borrowing Base at the time of incurrence and (B) immediately after giving effect to the incurrence or issuance thereof and the use of proceeds therefrom, (I) the Borrower shall be in compliance with the Financial Performance Covenants on a pro forma basis, (II) no Default or Event of Default shall have occurred and be continuing and (III) no Borrowing Base Deficiency shall result therefrom and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;
(o)    Indebtedness in respect of (i) unsecured senior, unsecured senior subordinated or unsecured subordinated Permitted Additional Debt; provided that (x) immediately after giving effect to the incurrence or issuance thereof and the use of proceeds therefrom, (A) the Borrower shall be in compliance with the Financial Performance Covenants on a pro forma basis, (B) no Default or Event of Default shall have occurred and be continuing and (C) no Borrowing Base Deficiency shall result therefrom, (y) the Borrowing Base shall be adjusted to the extent required by Section 2.14(e) and (z) to the extent such Indebtedness is expressly subordinated in right of payment to the Obligations, such Indebtedness shall be subject to a Subordination Agreement, and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(p)    Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements;
(q)    Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;
(r)    Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case assumed or entered into in connection with the Transactions or other Investments permitted by Section 10.5 and the Disposition of any business, assets or Equity Interests not prohibited hereunder;
(s)    Indebtedness of the Borrower or any Restricted Subsidiary consisting of obligations to pay insurance premiums;
(t)    Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower or, to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries and the Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice or industry practice;
(u)    Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions or any other Investment permitted hereunder;
(v)    Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business;
(w)    Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;
(x)    Indebtedness consisting of obligations in respect of Service Agreement Undertakings permitted under Section 10.16;
(y)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (x) above; and
(z)    Indebtedness arising from the letters of credit outstanding as of the date hereof and set forth on Schedule 10.1(z); provided, that the Borrower shall use commercially reasonable efforts to replace such letters of credit within thirty (30) days of the Closing Date.
For the purposes of determining compliance with, and the outstanding principal amount of Indebtedness incurred pursuant to and in compliance with, this Section 10.1, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 10.1, the Borrower, in its sole discretion, shall classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of this Section 10.1.
10.2    Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind

(real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:
(a)    Liens arising under the Credit Documents to secure the Obligations (including Liens in respect of any Letter of Credit or Letter of Credit Application or Liens contemplated by Section 3.7) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;
(b)    Permitted Liens;
(c)    Liens (including liens arising under Capitalized Leases to secure obligations under any Capitalized Lease) securing Indebtedness permitted pursuant to Section 10.1(h); provided that (i) such Liens attach concurrently with or within 365 days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) financed thereby, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of, such Indebtedness; provided that in each case individual financings provided by one lender may be cross collateralized to other financings provided by such lender (and its Affiliates);
(d)    Liens existing on the date hereof that are listed on Schedule 10.2(d);
(e)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by this Section 10.2; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Indebtedness (plus improvements on and accessions to such property) (or upon or in after-acquired property (i) that is affixed or incorporated into the property covered by such Lien or (ii) if the terms of such Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition)), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) on the date of the incurrence of the Indebtedness secured by such Liens, the grantors of any such Liens shall comprise only the same Persons or a subset of such Persons that were the grantors of the Liens securing the debt being refinanced, refunded, extended, renewed or replaced;
(f)    Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary), pursuant to a Permitted Acquisition or other Investment permitted by Section 10.5; provided that (1) if the Liens on such assets secure Indebtedness, such Indebtedness is permitted under Section 10.1(k), (2) such Liens attach at all times only to the same assets (or upon or in after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1(k), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof) that such Liens attached to, and to the extent such Liens secure Indebtedness, secure only the same Indebtedness (or any Permitted Refinancing Indebtedness incurred to Refinance such

Indebtedness) that such Liens secured, immediately prior to such Permitted Acquisition or other Investment and (3) if the Liens on such assets secure Indebtedness and attach to any Collateral, such Liens are Junior Liens and the representative of the holders of such Indebtedness becomes party to the Junior Lien Intercreditor Agreement as a “Junior Representative” (as defined in the Junior Lien Intercreditor Agreement);
(g)    Liens securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Guarantor and (ii) of any Restricted Subsidiary that is not a Guarantor in favor of any Restricted Subsidiary that is not a Guarantor;
(h)    Liens (i) of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;
(i)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(j)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;
(k)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;
(l)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(m)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;
(n)    Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement in connection with an investment permitted by Section 10.5;
(o)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(p)    the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(q)    agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;
(r)    Junior Liens securing Indebtedness permitted by Section 10.1(b); provided that such Liens are subject to a Junior Lien Intercreditor Agreement and any such Indebtedness secured by Junior Liens is pari passu in right of payment with all other Indebtedness secured by Junior Liens;
(s)    Liens solely on the EHP Collateral securing Indebtedness arising under the EHP Notes and permitted by Section 10.1(c) (other than, for the avoidance of doubt, in respect of the Borrower);
(t)    Liens securing any Indebtedness permitted by Section 10.1(f) (solely and to the same extent that the Indebtedness guaranteed by such Guarantee Obligations is permitted to be subject to a Lien hereunder), Section 10.1(m), Section 10.1(p) (as long as such Liens attach only to cash and securities and securities held by the relevant Cash Management Bank) and Section 10.1(v);
(u)    Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9607(l), or other Environmental Law, unless such Lien (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Credit Documents on the property upon which it is a Lien, or (ii) materially impairs the use of the property covered by such Lien for the purposes for which such property is held;
(v)    Liens on cash or Permitted Investments held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions, in each case solely to the extent the relevant release, discharge, redemption or defeasance would be permitted hereunder;
(w)    additional Liens on property not constituting Borrowing Base Properties securing obligations not in excess of the greater of (i) $50,000,000 and (ii) 3.0% of the then-effective Borrowing Base outstanding at any time;
(x)    Liens on Equity Interests in (i) a joint venture that does not constitute a Subsidiary securing obligations of such joint venture so long as the assets of such joint venture do not constitute Collateral and (ii) Unrestricted Subsidiaries; and
(y)    Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9.
For purposes of determining compliance with this Section 10.2, (i) a Lien need not be incurred solely by reference to one category of Liens permitted under this Section 10.2, but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Liens permitted under this Section 10.2, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this Section 10.2. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any and all premiums, interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations of such Indebtedness.

No intention to subordinate the first priority Lien granted in favor of the Secured Parties is to be hereby implied or expressed by the permitted existence of the Liens permitted under this Section 10.2 or the use of the phrase “subject to” when used in connection with Permitted Liens, Liens permitted by this Section 10.2 or otherwise.
10.3    Limitation on Fundamental Changes. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, consummate any merger, division, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its business units, assets or other properties, except that:
(a)    any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (i) the Borrower shall be the continuing or surviving Person (and the Borrower shall remain an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia) or, in the case of a merger, amalgamation or consolidation with or into the Borrower, the Person formed by or surviving any such merger, amalgamation or consolidation shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, (iv) the Borrower’s Consolidated Secured Net Leverage Ratio on a pro forma basis shall not exceed that of the Borrower immediately prior to the consummation of such merger, amalgamation or consolidation, (v) such merger, amalgamation or consolidation does not adversely affect the Collateral, taken as a whole, in any material respect, (vi) if such merger, amalgamation or consolidation involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower (A) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (B) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Credit Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (C)  each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents and as to the matters of the nature referred to in Section 6(c), (E) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document and as to such other matters regarding the Successor Borrower and the Credit Documents as the Administrative Agent or its counsel may reasonably request; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement and (F) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5; (vii) the Administrative Agent shall have received at least five (5) days prior to the date of such merger, amalgamation or consolidation all documentation and other information about such Successor Borrower, Subsidiary or other Person required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested by the Administrative Agent; and (viii) such Subsidiary or other Person shall have executed a customary joinder to any then-existing Junior Lien Intercreditor Agreement;
(b)    any Subsidiary of the Borrower or any other Person (other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, unless otherwise permitted by Section 10.5, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee, the Collateral Agreement and any applicable Mortgage, and a joinder to the Intercompany Note and any then-existing Junior Lien Intercreditor Agreement, in form and substance reasonably satisfactory to the Collateral Agent in order for the surviving Person to become a Guarantor, and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties and to acknowledge and agree to the terms of the Intercompany Note and any then-existing Junior Lien Intercreditor Agreement, (iii) no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation, (iv) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary of the Borrower, (A) the Borrower’s Consolidated Secured Net Leverage Ratio on a pro forma basis shall not exceed that of the Borrower immediately prior to the consummation of such merger, amalgamation or consolidation, (B) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Credit Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Collateral Agreement and (C) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5; and (v) the Administrative Agent shall have received at least five (5) days prior to the date of such merger, amalgamation or consolidation all documentation and other information about such Subsidiary or other Person required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested by the Administrative Agent or any Lender;
(c)    any Restricted Subsidiary that is not a Grantor (other than EHP Topco and EHP Midco) may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Grantor (other than EHP Topco and EHP Midco) and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower (other than to the EHP Entities prior to the EHP Discharge Date or to the Production Sharing Entities);
(d)    any Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary Guarantor and (ii)  Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor;
(e)    any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise Disposed of or transferred in accordance with Section 10.4 or 10.5, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Guarantor after giving effect to such liquidation or dissolution; provided, that no Production Sharing Contract shall be Disposed of or transferred to the Borrower or a Guarantor;
(f)    the Borrower and its Restricted Subsidiaries may consummate the Transactions;
(g)    the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, amalgamation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.4 or an Investment permitted by Section 10.5;
(h)    a Credit Party may consummate any merger the sole purpose of which is to reincorporate or reorganize such Credit Party in another jurisdiction in the United States as long as such merger does not adversely affect the value of the Collateral in any material respect and the surviving entity assumes all Obligations of the applicable Credit Party under the Credit Documents by delivering the information required by Section 9.11 and delivers any applicable information required by Section 9.1(o); and
(i)    any Production Sharing Entity may (i) merge, amalgamate or consolidate with or into any other Production Sharing Entity and (ii)  Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Production Sharing Entity.
10.4    Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (x) convey, sell, lease, sell and leaseback, assign, transfer (including any Production Payments and Reserve Sales) or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (y) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Equity Interests (each of the foregoing a “Disposition”), except that:
(a)    the Borrower and the Restricted Subsidiaries may Dispose of (i) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business, (ii) Permitted Investments and (iii) assets for the purposes of community and public outreach, including, without limitation, charitable contributions and similar gifts, funding of or participation in trade, business and technical associations, and political contributions made in accordance with applicable Requirement of Law, to the extent such assets are not material to the ability of the Borrower and its Subsidiaries, taken as a whole, to conduct its business in the ordinary course;
(b)    the Borrower and the Restricted Subsidiaries may Dispose of any Borrowing Base Properties (or of any Subsidiary owning Borrowing Base Properties), including, without limitation, Dispositions in respect of Production Payments and Reserve Sales and in connection with operating agreements, Farm-In Agreements, Farm-Out Agreements, joint exploration and development agreements and other agreements customary in the oil and gas industry for the purpose of developing such Oil and Gas Properties, so long as (i) such Disposition is for Fair Market Value, (ii) at least 75% of the consideration for such Disposition is cash received by the Borrower or Restricted Subsidiary making such Disposition and (iii) no Event of Default or Borrowing Base Deficiency exists or would result therefrom (unless, in the case of a Borrowing Base Deficiency, the Net Cash Proceeds of such Disposition are sufficient, together with Unrestricted Cash, to eliminate any Borrowing Base Deficiency that would result therefrom); provided, that if the sum of (x) the Borrowing Base Value of terminated, unwound and/or off-setting positions in respect of commodity hedge positions (whether evidenced by a floor, put or Hedge Agreement) (after taking into account any other similar Hedge Agreements acceptable to the Required Lenders executed contemporaneously with the taking of such actions) plus (y) the aggregate Borrowing Base Value of all such Borrowing Base Properties Disposed of (after giving effect to any concurrent acquisitions of and other investments in Oil and Gas Properties by the Borrower and its Restricted Subsidiaries with respect to which the Borrower has delivered an acceptable Reserve Report to the Required Lenders in accordance with Section 9.14(b)), in each case, since the later of (A) the most recent Scheduled Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to Section 2.14(f) exceeds 5.0% of the then-effective Borrowing Base, then the Borrower shall provide notice to the Administrative Agent of such Disposition pursuant to Section 9.1(m) and the Borrowing Base Properties so Disposed and the Borrowing Base may be adjusted in accordance with the provisions of Section 2.14(f);
(c)    (i) the Borrower and the other Guarantors may Dispose of property or assets to any other Guarantor, (ii) any Restricted Subsidiary may Dispose of property or assets (other than a Production Sharing Contract) to the Borrower or to a Guarantor, (iii) any Restricted Subsidiary that is not a Guarantor may Dispose of property or assets to any other Restricted Subsidiary that is not a Guarantor (other than EHP Entities) and (iv) the Production Sharing Entities may Dispose of Production Sharing Contracts to any other Production Sharing Entity;
(d)    to the extent such transaction constitutes a Disposition, the Borrower and any Restricted Subsidiary may effect any transaction permitted by Sections 10.2 (other than Section 10.2(t)), Section 10.3 (other than Section 10.3(g)), Section 10.5 (other than Section 10.5(t)) or Section 10.6 (other than in the case of Section 10.6, to the extent any such Restricted Payment by the Borrower consists of Oil and Gas Properties); provided that if the aggregate Borrowing Base Value of all Borrowing Base Properties Disposed of pursuant to a transaction permitted by Section 10.5 (after giving effect to any concurrent acquisitions of and other investments in Oil and Gas Properties by the Borrower and its Restricted Subsidiaries with respect to which the Borrower has delivered an acceptable Reserve Report to the Required Lenders in accordance with Section 9.14(b)), in each case, since the later of (A) the most recent Scheduled Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to Section 2.14(f) exceeds 5.0% of the then-effective Borrowing Base, then the Borrower shall provide notice to the Administrative Agent of such Disposition pursuant to Section 9.1(m) and the Borrowing Base Properties so Disposed and the Borrowing Base may be adjusted in accordance with the provisions of Section 2.14(f);
(e)    the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense real property (other than Oil and Gas Properties, except to the extent such Oil and Gas Properties represent fee owned real property leased to a Guarantor), personal property or intellectual property in the ordinary course of business; provided that, with respect to intellectual property, the Borrower or any of its Restricted Subsidiaries receives (or retains) a license or other ownership rights to use such intellectual property;
(f)    Dispositions (including like-kind exchanges and reverse like-kind exchanges) of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property; provided if Borrowing Base Properties are Disposed of pursuant to this clause (f), after giving effect to such Disposition, the difference between (x) the Borrowing Base in effect immediately prior to such Disposition minus (y) the PV-9 (calculated at the time of such Disposition) of the Borrowing Base Properties Disposed of since the later of (i) the last Scheduled Redetermination Date and (ii) the last adjustment of the Borrowing Base made pursuant to Section 2.14(f) exceeds the Aggregate Elected Commitment Amount in effect immediately prior to such Disposition;
(g)    (i) Dispositions of, or Farm-Out Agreements with respect to, undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such Dispositions or Farm-Out Agreements and (ii) Dispositions of surface interests or properties that are not Borrowing Base Properties in connection with the development of solar assets on such surface interests or properties;

(h)    Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(i)    transfers of property subject to a Casualty Event or in connection with any condemnation proceeding with respect to Collateral;
(j)    the unwinding or termination of any Hedge Agreement (subject to the terms of Section 2.14(f) and Section 10.4(b));
(k)    Dispositions of, or Farm-Out Agreements with respect to, Oil and Gas Properties or any interest therein, or the Equity Interests of any Restricted Subsidiary or of any Minority Investment owning Oil and Gas Properties, in each case that are not Borrowing Base Properties and other assets not included in the Borrowing Base, in each case subject to the mandatory prepayment of the Loans pursuant to Section 5.2(b)(iv); provided, that (i) such Disposition shall be for Fair Market Value and (ii) no Default or Event of Default shall have occurred and be continuing;
(l)    any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary);
(m)    subject to adjustment of the Borrowing Base as set forth in Section 2.14(f) to the extent applicable, any swap of assets (other than cash equivalents) in exchange for services or assets of the same type in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;
(n)    Dispositions listed on Schedule 10.4(n);
(o)    Disposition of any asset between or among the Borrower and/or its Subsidiaries as a substantially concurrent interim Disposition in connection with a transaction permitted by Section 10.3, or in connection with an Investment otherwise permitted pursuant to Section 10.5 or a Disposition otherwise permitted pursuant to clauses (a) through (m) above, so long as any such Disposition to a non-Guarantor shall be subject to adjustment of the Borrowing Base as set forth in Section 2.14(f) to the extent applicable;
(p)    the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial intellectual property rights;
(q)    Dispositions for Fair Market Value of assets up to an aggregate value for all such Dispositions of $10,000,000 in any fiscal year; provided, that if the aggregate Borrowing Base Value of all such Borrowing Base Properties Disposed of pursuant to this Section 10.4(q) (after giving effect to any concurrent acquisitions of and other investments in Oil and Gas Properties by the Borrower and its Restricted Subsidiaries with respect to which the Borrower has delivered an acceptable Reserve Report to the Required Lenders in accordance with Section 9.14(b)), in each case, since the later of (A) the most recent Scheduled Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to Section 2.14(f) exceeds 5.0% of the then-effective Borrowing Base, then the Borrower shall provide notice to the Administrative Agent of such Disposition pursuant to Section 9.1(m) and the Borrowing Base Properties so Disposed and the Borrowing Base may be adjusted in accordance with the provisions of Section 2.14(f);
(r)    Dispositions required to be made pursuant to Section 9.15 of the Note Purchase Agreement as in effect on the Closing Date and the transactions contemplated thereby; and

(s)    Disposition of any easement on any surface rights to any Governmental Authority to satisfy the requirements of any “conservation easements” or similar programs established by any Governmental Authority; provided that such Disposition does not materially impair the exploitation and development of the affected Oil and Gas Properties.
To the extent any Collateral is Disposed of as expressly permitted by this Section 10.4 to any Person other than a Credit Party, such Collateral shall be sold free and clear of the Liens created by the Credit Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing at Borrower’s sole cost and expense.
10.5    Limitation on Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries, to (i) purchase or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of any other Person, (ii) make any loans or advances to or guarantees of the Indebtedness of any other Person, or (iii) purchase or otherwise acquire (in one transaction or a series of related transactions) (x) all or substantially all of the property and assets or business of another Person or (y) assets constituting a business unit, line of business or division of such Person (each, an “Investment”), except:
(a)    extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;
(b)    Investments in assets that constituted Permitted Investments at the time such Investments were made;
(c)    loans and advances to officers, directors, employees and consultants of the Borrower or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances) and (ii) in connection with such Person’s purchase of Equity Interests of the Borrower; provided that, (i) to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash and (ii) the aggregate principal amount outstanding pursuant to this clause (c) shall not exceed $5,000,000;
(d)    (i) Investments existing on, or made pursuant to commitments in existence on, the Closing Date as set forth on Schedule 10.5(d), (ii) Investments existing on the Closing Date of the Borrower or any Subsidiary in any other Subsidiary and (iii) any extensions, modifications, replacements, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (d) is not increased at any time above the amount of such Investment as of the Closing Date (other than (a) pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or (b) as otherwise permitted under this Section 10.5);
(e)    any Investment acquired by the Borrower or any of its Restricted Subsidiaries: (i) in exchange for any other Investment, accounts receivable or endorsements for collection or deposit held by the Borrower or any such Restricted Subsidiary in each case in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer), (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (iv) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(f)    Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower;
(g)    Investments (i) by the Borrower in any Guarantor or by any Guarantor in the Borrower, (ii) by any Grantor in the Borrower or any other Grantor; provided, that Investments by any Grantor in the Borrower or any Guarantor shall be subordinated in right of payment to the Loans, and (iii) by one EHP Entity in any other EHP Entity other than EHP Topco;
(h)    Investments constituting Permitted Acquisitions;
(i)    Investments made at any such time during which, immediately after giving effect to the making of any such Investment on a pro forma basis, the Restricted Payment Conditions are satisfied;
(j)    Investments constituting promissory notes and other non-cash proceeds of Dispositions of assets to the extent permitted by Section 10.4 or any other disposition of assets not constituting a Disposition;
(k)    Investments consisting of Restricted Payments permitted under Section 10.6 (other than Section 10.6(c));
(l)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
(m)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices or industry practice;
(n)    advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case of the Borrower or any Restricted Subsidiary and in the ordinary course of business;
(o)    guarantee obligations of the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(p)    Investments held by a Person acquired (including by way of merger, amalgamation or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(q)    Investments in Industry Investments;
(r)    to the extent constituting Investments, the Transactions;
(s)    Investments in Hedge Agreements permitted by each of Section 10.1 and Section 10.10;
(t)    Investments consisting of fundamental changes and Dispositions permitted under Sections 10.3 (other than Sections 10.3(a), (c) and (g)) and 10.4 (other than Section 10.4(d));

(u)    in the case of the Borrower and the Grantors, Investments consisting of intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll over or extension of terms) and made in the ordinary course of business; provided that, in the case of any such Indebtedness owing by the Borrower or a Grantor to a Grantor that is not a Guarantor, such Indebtedness shall be subordinated to the Obligations pursuant to the Intercompany Note; provided, further, that in the case of any such Indebtedness owing by a Grantor that is not a Guarantor to the Borrower or a Guarantor, (i) such Indebtedness shall be evidenced by the Intercompany Note pledged in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Collateral Agreement and (ii) the aggregate amount of all such Indebtedness owing by a Grantor that is not a Guarantor to the Borrower or a Guarantor pursuant to this Section 10.5(u) shall not to exceed the greater of (A) $10,000,000 and (B) 2.0% of the Borrowing Base at the time such Indebtedness is incurred;
(v)    Investments resulting from pledges and deposits under clauses (d) and (e) of the definition of “Permitted Liens” and clauses (i), (p) and (v) of Section 10.2;
(w)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or the relevant Restricted Subsidiary;
(x)    Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;
(y)    Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;
(z)    cash Investments in Excluded Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this Section 10.5(z) that are at the time outstanding, without giving effect to the sale of an Excluded Subsidiary to the extent the proceeds of such sale do not consist of marketable securities (until such proceeds are converted to cash equivalents) not to exceed the greater of (i) $10,000,000 and (ii) 2.0% of the Borrowing Base at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), so long as immediately after giving effect to the making of any such Investment on a pro forma basis, the Restricted Payment Conditions are satisfied;
(aa)    Investments in Unrestricted Subsidiaries consisting of (i) undeveloped acreage to which no Proved Reserves are attributable or (ii) assets that are not Borrowing Base Properties and other assets not included in the Borrowing Base, in each case, in relation to Farm-In Agreements, Farm-Out Agreements, joint operating, joint venture, joint development activities or other similar oil and gas exploration and production business arrangement; provided that immediately after giving effect to the making of any such Investment made in cash on a pro forma basis, the Restricted Payment Conditions are satisfied;
(bb)    any Investment constituting a Disposition or transfer of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition or transfer in connection with an Investment otherwise permitted pursuant to clauses (a) through (aa) above or in connection with a transaction permitted by Section 10.3 or in connection with a Disposition permitted pursuant to Section 10.4; and
(cc)    Permitted EHP Payments permitted under Section 10.18.
10.6    Limitation on Restricted Payments. The Borrower will not directly or indirectly pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Qualified Equity Interests) or redeem, purchase, retire or otherwise acquire for value any of its Equity Interests (other than through the issuance of additional Qualified Equity Interests), or permit any Restricted Subsidiary to purchase or otherwise acquire for consideration (except in connection with an Investment permitted under Section 10.5) any Equity Interests of the Borrower, now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:
(a)    the Borrower may redeem in whole or in part any of its Equity Interests in exchange for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Equity Interests redeemed thereby;
(b)    the Borrower may redeem, acquire, retire or repurchase shares of its Equity Interests held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or immediate family members) of the Borrower and its Restricted Subsidiaries, in connection with the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that the aggregate amount of Restricted Payments made under this clause (b) shall not exceed (A) $10,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $20,000,000 in any calendar year), plus (B) all Net Cash Proceeds obtained by or contributed to the Borrower during such calendar year from the sales of Equity Interests to other present or former officers, consultants, employees, directors and managers in connection with any permitted compensation and incentive arrangements plus (C) all net cash proceeds obtained from any key-man life insurance policies received during such calendar year plus (D) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Borrower or its Subsidiaries in connection with the Transactions that are foregone in return for the receipt of Equity Interests; notwithstanding the foregoing, the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (B), (C) and (D) above in any calendar year and provided, further, that cancellation of Indebtedness owing to the Borrower or any of its Restricted Subsidiaries from any future, present or former employees, directors, officers, members of management or consultants, of the Borrower, any Restricted Subsidiary, any direct or indirect parent company of the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;
(c)    to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 10.5 (other than Sections 10.5(m) and (w));
(d)    to the extent constituting Restricted Payments, the Borrower may consummate transactions expressly permitted by Section 10.3;
(e)    the Borrower may repurchase Equity Interests of the Borrower upon exercise of stock options or warrants if such Equity Interests represents all or a portion of the exercise price of such options or warrants;

(f)    the Borrower may make Restricted Payments in the form of Equity Interests of the Borrower (other than Disqualified Stock not otherwise permitted by Section 10.1);
(g)    the Borrower or any of the Restricted Subsidiaries may pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or other Investment permitted under Section 10.5;
(h)    the Borrower may pay any dividends or distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration such payment would have complied with the other clauses of this Section 10.6;
(i)    (i) the Borrower may pay dividends in cash to the holders of its Equity Interests in an amount not to exceed $1,000,000 in any fiscal year so long as no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing at the time of, and immediately following such Restricted Payment and (ii) so long as, immediately after giving effect thereto on a pro forma basis, the Restricted Payment Conditions are satisfied, the Borrower may declare and pay additional Restricted Payments without limit in cash to the holders of its Equity Interests;
(j)    the Borrower may consummate the Transactions (and pay fees and expenses in connection therewith on or following the Closing Date), and make payments described in Section 10.14(a), (e) and (f) (subject to the conditions set out therein);
(k)    payments made or expected to be made by the Borrower or any of the Restricted Subsidiaries in respect of required withholding or similar non-U.S. Taxes with respect to any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;
(l)    payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole that complies with the terms of this Agreement; and
(m)    the distribution, by dividend or otherwise, of Equity Interests of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns an Unrestricted Subsidiary); provided that such Restricted Subsidiary owns no assets other than Equity Interests of an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Permitted Investments).
10.7    Limitations on Debt Payments and Amendments.
(a)    The Borrower will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise defease prior to its scheduled maturity any Permitted Additional Debt, any Material Indebtedness or any other Indebtedness for borrowed money that is expressly subordinated in right of payment to or payment priority or is secured by a Junior Lien (or any Permitted Refinancing Indebtedness in respect thereof to the extent constituting Other Debt) (such Permitted Additional Debt, Material Indebtedness or other Indebtedness or any Permitted Refinancing Indebtedness in respect thereof, “Other Debt”) (for the avoidance of doubt, it being understood that payments of regularly-scheduled cash interest in respect of Other Debt and any AHYDO payments shall be permitted unless expressly prohibited by the terms of the documents governing any such subordination); provided, however, that the Borrower or any Restricted Subsidiary may prepay, repurchase, redeem or defease prior to its scheduled maturity any Other

Debt (i) in exchange for or with the proceeds of any Permitted Refinancing Indebtedness, (ii) by converting or exchanging any Other Debt to Qualified Equity Interests, (iii) so long as, immediately after giving effect thereto on a pro forma basis, the Restricted Payment Conditions are satisfied, (iv) in exchange for or with proceeds of any Qualified Equity Interests within thirty (30) days of receipt of such proceeds, (v) owed to the Borrower or any Restricted Subsidiary to the extent not prohibited by the subordination provisions contained in the Intercompany Note or (vi) with respect to the EHP Notes, with the Net Cash Proceeds of the EHP Collateral so long as such payment is made within thirty (30) days of the receipt of such proceeds; provided, further, that, after giving effect to any adjustment of the Borrowing Base made pursuant to Section 2.14(f) and any repayment of the Loans required in connection therewith, so long as no Event of Default then exists, the Borrower or any Guarantor may make mandatory prepayments in respect of any Other Debt with the proceeds of the disposition of any assets that have been pledged to secure such Other Debt;
(b)    The Borrower will not amend or modify the terms of any Other Debt (other than the EHP Notes), other than amendments or modifications that (i) would otherwise comply with the definition of “Permitted Refinancing Indebtedness” that may be incurred to Refinance any such Indebtedness, (ii) would have the effect of converting any Other Debt to Qualified Equity Interests or (iii) to the extent such amendment or modification would not have been prohibited under this Agreement at the time such Permitted Refinancing Indebtedness, Other Debt or documentation was first issued, incurred or entered into, as applicable (it being understood that in no event shall such amendment or modification (x) make earlier the final maturity date of such Indebtedness or reduce the Weighted Average Life to Maturity of such Indebtedness or (y) shall include any financial maintenance covenants that are more restrictive than the financial maintenance covenants under the Loan Documents or prohibit prior repayment or prepayment of the Loans and the covenants and events of default applicable to such Other Debt shall not be more restrictive to the Borrower and its Subsidiaries than the covenants and events of default under the Loan Documents, taken as a whole; in each case, as reasonably determined by the Borrower in good faith, unless such covenants or events of default are incorporated into this Agreement and, (z) with respect to any Permitted Additional Debt or Permitted Refinancing Indebtedness thereof, such analysis shall assume that the Agreement in effect at the time of such amendment or modification constituted the Agreement at the time when such Permitted Refinancing Indebtedness or Other Debt was first issued, incurred or entered into, as applicable); and
(c)    Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 10.7 shall prohibit (i) the repayment or prepayment of intercompany subordinated Indebtedness owed among the Borrower and/or the Restricted Subsidiaries, in either case, unless an Event of Default has occurred and is continuing and the Borrower has received a notice from the Collateral Agent instructing it not to make or permit the Borrower and/or the Restricted Subsidiaries to make any such repayment or prepayment, or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving effect to such transfer.
10.8    Negative Pledge Agreements. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document) that limits the ability of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to each of the following Contractual Requirements that:
(a)    (i) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.8) are listed on Schedule 10.8 and (ii) to the extent Contractual Requirements permitted by subclause (i) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such Contractual Requirement;
(b)    are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower;
(c)    represent Indebtedness permitted under Section 10.1 of a Restricted Subsidiary of the Borrower that is not a Grantor so long as such Contractual Requirement applies only to such Subsidiary and its Subsidiaries;
(d)    arise pursuant to agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition;
(e)    are customary provisions in joint venture agreements and other similar agreements permitted by Section 10.5 and applicable to joint ventures or otherwise arise in (A) agreements which restrict the Disposition or distribution of assets or property subject to oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements or (B) any Production Sharing Contracts or similar instrument on which a Lien cannot be granted without the consent of a third party (to the extent the Administrative Agent and the Lenders otherwise have an Acceptable Security Interest in the property covered by such contract or instrument pursuant to the definition thereof or the property covered thereby is not required to be pledged as Collateral pursuant to the Credit Documents) and, in each case other similar agreements entered into in the ordinary course of the oil and gas exploration and development business and customary provisions in any Agreement of the type described in the definition of “Industry Investments” entered into in the ordinary course of business;
(f)    are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;
(g)    are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary or in leases prohibiting Liens on retained property rights of the lessor in connection with operations of the lessee conducted on the leased property;
(h)    are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(i)    restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(j)    exist under any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness but only to the extent such Contractual Requirement is not materially more restrictive, taken as a whole, than the Contractual Requirement in the Indebtedness being refinanced;
(k)    are customary net worth provisions contained in real property leases entered into by any Restricted Subsidiary of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Restricted Subsidiaries to meet their ongoing obligation;

(l)    are included in any agreement relating to any Lien, so long as (i) such Lien is permitted under Section 10.2(b), (c) or (f) and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 10.8;
(m)    are restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 10.1 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in the Credit Documents as determined by the Borrower in good faith;
(n)    are restrictions regarding licenses or sublicenses by the Borrower and the Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property);
(o)    arise in connection with cash or other deposits permitted under Sections 10.2 and 10.5 and limited to such cash or deposit; and
(p)    are encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
10.9    Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Restricted Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:
(a)    contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the Credit Documents;
(b)    purchase money obligations for property acquired in the ordinary course of business and obligations under any Capitalized Lease that impose restrictions on transferring the property so acquired;
(c)    any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;
(d)    secured Indebtedness otherwise permitted to be incurred pursuant to Section 10.1(n) as it relates to the right of the debtor to dispose of the assets securing such Indebtedness;

(e)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(f)    other Indebtedness of Borrower and its Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to Sections 10.1(a), (k), (n) and (o) and (y) so long as the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by the board of directors of the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Closing Date;
(g)    customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property or are otherwise customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of “Industry Investments” entered into in the ordinary course of business;
(h)    customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;
(i)    any agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition;
(j)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (i) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and
(k)    Indebtedness under the EHP Notes.
10.10    Hedge Agreements. The Borrower will not, and will not permit any Restricted Subsidiary (other than EHP Midco and its Subsidiaries, prior to the EHP Discharge Date) to, enter into any Hedge Agreements with any Person other than:
(a)    Hedge Agreements with Approved Counterparties in respect of Hydrocarbons entered into not for speculative purposes the net notional volumes for which (when aggregated with other commodity Hedge Agreements then in effect, other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Hedge Agreements) do not exceed, as of the date the latest hedging transaction is entered into under a Hedge Agreement, 80% of the reasonably anticipated Hydrocarbon production of crude oil, natural gas and natural gas liquids, calculated separately, from the Credit Parties’ total Proved Reserves (as forecast based upon the Initial Reserve Report or the most recent Reserve Report delivered pursuant to Section 9.14(a), as applicable) for the forty-eight (48) month period from the date of creation of such hedging arrangement, based on daily volumes on an annual basis (the “Ongoing Hedges”). In no event shall any Hedge Agreement entered into by the Credit Parties have a tenor longer than forty-eight (48) months. In addition to the Ongoing Hedges, in connection with a proposed or pending acquisition of Oil and Gas Properties (a “Proposed Acquisition”), the Credit Parties may also enter into incremental hedging contracts with respect to the Credit Parties’ reasonably anticipated projected production from the total Proved Reserves of the Borrower and its Restricted Subsidiaries as forecast based upon the most recent Reserve Report having notional volumes not in excess of 15% of the Credit Parties’ existing projected production prior to the consummation of such Proposed Acquisition (such that the aggregate shall not be more than 100% of the reasonably anticipated projected production prior to the consummation of such Proposed Acquisition) for a period not exceeding thirty-six (36) months from the date such hedging arrangement is created during the period between (i) the date on which such Guarantor signs a definitive acquisition agreement in connection with a Proposed Acquisition and (ii) the earliest of (A) the date of consummation of such Proposed Acquisition, (B) the date of termination of such Proposed Acquisition and (C) thirty (30) days after the date of execution of such definitive acquisition agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion). However, all such incremental hedging contracts entered into with respect to a Proposed Acquisition must be terminated or unwound within thirty (30) days following the date of termination of such Proposed Acquisition. It is understood that commodity Hedge Agreements which may, from time to time, “hedge” the same volumes of commodity risk but different elements of commodity risk thereof, including where one or more such Hedge Agreements partially offset one or more other such Hedge Agreements, shall not be aggregated together when calculating the foregoing limitations on notional volumes.
(b)    Other Hedge Agreements (other than any Hedge Agreements in respect of Hydrocarbons or equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions) entered into not for speculative purposes.
(c)    It is understood that for purposes of this Section 10.10, the following Hedge Agreements shall be deemed not to be speculative or entered into for speculative purposes: (i) any commodity Hedge Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or its Restricted Subsidiaries (whether or not contracted) and (ii) any Hedge Agreement intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole.
(d)    For purposes of entering into or maintaining Ongoing Hedges under Section 10.10(a), forecasts of reasonably projected Hydrocarbon production volumes and reasonably anticipated Hydrocarbon production from the Credit Parties’ total Proved Reserves based upon the Initial Reserve Report or the most recent Reserve Report delivered pursuant to Section 9.14(a), as applicable, shall be revised to account for any increase or decrease therein anticipated because of information obtained by Borrower or any other Credit Party subsequent to the publication of such Reserve Report including the Borrower’s or any other Credit Party’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream.
10.11    Financial Covenants.
(a)    Consolidated Total Net Leverage Ratio. The Borrower will not permit the Consolidated Total Net Leverage Ratio as of the last day of the Test Period ending on March 31, 2021 and as of the last day of any Test Period ending thereafter to be greater than 3.00 to 1.00 (or in the event that the EHP Discharge Date has not occurred on or prior to December 31, 2021, and only for so long as the EHP Discharge Date has not occurred, 2.50 to 1.00 as of the last day of the Test Period ending on December 31, 2021, and as of the last day of any Test Period ending thereafter).
(b)    Current Ratio. The Borrower will not permit the Current Ratio as of the last day of the fiscal quarter ending on or after March 31, 2021 to be less than 1.00 to 1.00.

(c)    Liquidity. If on the effective date of the Spring 2021 Scheduled Redetermination, (i) Liquidity is less than $290,000,000 as of such date and (ii) the amount of any increase in the Aggregate Elected Commitment Amount since the Closing Date plus the aggregate amount of net cash proceeds received since the Closing Date from any Junior Capital Transaction is less than $60,000,000, then, following such date and until the date that (x) Liquidity is not less than $290,000,000 as of such date and (y) the amount of any increase in the Aggregate Elected Commitment Amount since the Closing Date plus the aggregate amount of net cash proceeds received since the Closing Date from any Junior Capital Transaction is at least $60,000,000, the Borrower will not permit Liquidity to be less than $200,000,000 as of the last day of each calendar month, as certified by the Borrower to the Administrative Agent, showing in reasonable detail the basis for the calculation thereof, within five (5) Business Days of the end of each such calendar month.
10.12    Accounting Changes; Amendments to Organization Documents. The Borrower shall not and shall not permit any of its Restricted Subsidiaries to (a) have its fiscal year end on a date other than December 31 or have its fiscal quarters end on dates other than March 31, June 30 or September 30 or (b) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organization Document in a manner that is material and adverse to the interests of the Administrative Agent or the Lenders without the consent of the Majority Lenders and the Administrative Agent.
10.13    Change in Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from (i) the business conducted by them on the Closing Date or (ii) any other business reasonably related, complementary, incidental, synergistic or ancillary thereto or reasonable extensions thereof.
10.14    Transactions with Affiliates. The Borrower shall not conduct, and cause each of the Restricted Subsidiaries not to conduct, any transactions involving aggregate payments or consideration in excess of $10,000,000 with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction) unless such transactions are on terms that are substantially no less favorable to the Borrower or such Restricted Subsidiary as it would obtain at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors or managers of the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to:
(a)    the consummation of the Transactions, including the payment of Transaction Expenses;
(b)    the issuance of Equity Interests of the Borrower to any officer, director, employee or consultant of any of the Borrower or any of its Subsidiaries;
(c)    equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Equity Interests by the Borrower permitted under Section 10.6;
(d)    loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Equity Interests in such joint venture or such Subsidiary) to the extent permitted under Section 10;
(e)    employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and the Subsidiaries and their respective future, current or former directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with future, current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors or managers of the Borrower;
(f)    transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 10.14 or any amendment thereto or arrangement similar thereto to the extent such amendment or arrangement is not adverse, taken as a whole, to the Lenders in any material respect (as determined by the Borrower in good faith);
(g)    any issuance of Equity Interests or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the board of directors or board of managers of the Borrower;
(h)    payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Borrower in good faith;
(i)    any lease entered into between the Borrower or any Restricted Subsidiary, as lessee and any Affiliate of the Borrower, as lessor, which is approved by a majority of the disinterested members of the Board of Directors in good faith or, any lease entered into between the Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor, in the ordinary course of business;
(j)    Permitted Intercompany Activities;
(k)    the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;
(l)    Restricted Payments, redemptions, repurchases and other actions permitted under Section 10.6;
(m)    transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and
(n)    Permitted EHP Payments permitted under Section 10.18.
10.15    Sale or Discount of Receivables. Except for (a) receivables obtained by the Borrower or any Restricted Subsidiary out of the ordinary course of business, (b) the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction or (c) a sale of receivables to the extent the proceeds thereof are used to prepay any Loans then outstanding, neither the Borrower nor any Restricted Subsidiary will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.
10.16    Gas Imbalances, Prepayments; Service Agreement Undertakings.
(a)    The Borrower shall not, and shall not permit its Restricted Subsidiaries to have, gas imbalances, take or pay or other prepayments (other than Service Agreement Undertakings) exceeding one half bcf of gas (stated on an mcf equivalent basis) listed on the most recent Reserve Report, that would require any Credit Party to deliver Hydrocarbons either generally or produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.
(b)    The Borrower shall not, and shall not permit any Restricted Subsidiary to enter into any Service Agreement Undertakings other than: (i) the Service Agreement Undertakings in existence on the Closing Date and identified on Schedule 8.17, (ii) Service Agreement Undertakings entered into by the Borrower or a Guarantor (A) that do not include acreage dedications and which do not convey a working interest, overriding royalty interest or other similar real property interest (in each case other than a dedication) in the dedicated acreage and (B) at the time such Service Agreement Undertakings are entered into, cover volumes of Hydrocarbons, if any, that do not exceed 75% of reasonably anticipated projected production from Proved Developed Producing Reserves for each quarterly period set forth in the most recently delivered Reserve Report.
(c)    The Borrower shall not, and shall not permit any Restricted Subsidiary to amend or modify any Service Agreement Undertakings to (i) increase the volumes covered by any acreage dedications to a level greater than that permitted under Section 10.16(b)(ii)(B) determined as if the date of the amendment or modification were the date when such acreage dedications were entered into, or (ii) add any ability of the counterparty to such Service Agreement Undertakings to foreclose on the property that is associated with such Service Agreement Undertakings.
10.17    ERISA Compliance. The Borrower will not, and will not permit any Subsidiary to, at any time:
(a)    engage, or permit any ERISA Affiliate to engage, in any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code, if either of which would have a Material Adverse Effect;
(b)    fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any such Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto, if such failure could reasonably be expected to have a Material Adverse Effect; or
(c)    except as set forth on Schedule 10.17(c), contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability other than the payment of accrued benefits under such plan, or (ii) any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.
10.18    EHP Entities. Unless the EHP Discharge Date shall have occurred, the following covenants shall apply:
(a)    The Borrower shall not, and shall not permit any Subsidiary to transfer any cash, assets or property to any EHP Entity or incur growth or expansion capital expenditures with respect to the assets of any EHP Entity, in each case other than: (i) cash Investments permitted under Section 10.5(i) and (z); (ii) Permitted EHP Payments, provided that, solely in the case of a Permitted EHP Payment pursuant to clause (i) of the definition thereof, the amount of unrestricted cash (with any cash constituting EHP Collateral being deemed “unrestricted” for this purpose) held at the EHP Entities on a pro forma basis for such

Permitted EHP Payment shall not exceed $10,000,000 and (iii) the grant of the EHP Easement, EHP LTS Ground Lease and EHP Ground Lease; provided that any expansion or modification of the rights of the EHP Entities under the EHP Easement, EHP LTS Ground Lease or EHP Ground Lease shall not (x) modify the nature of the grant as a non-exclusive grant of a surface interest only, or expand the legal description of such EHP Easement, EHP LTS Ground Lease or EHP Ground Lease, in each case without the consent of the Administrative Agent or (y) impair the operation or marketability of the Oil and Gas Properties (other than the EHP Collateral) underlying or contiguous with such EHP Easement, EHP LTS Ground Lease or EHP Ground Lease.
(b)    The Borrower shall not, and shall not permit any EHP Entity to amend, modify, or permit the amendment or modification of, any provision of (x) the EHP Easement, the EHP LTS Ground Lease or the EHP Ground Lease, other than amendments or modifications that are not materially adverse to the Lenders (it being understood that amendments or modifications that are determined by the board of directors or managers of the Borrower in good faith to be necessary to effectuate the plan of subdivision in satisfaction of the requirements of Section 9.15 of the EHP Note Purchase Agreement in effect as of the Closing Date shall not be materially adverse to the Lenders), including (A) modifying the nature of the grant of the EHP Easement, the EHP LTS Ground Lease or EHP Ground Lease as a non-exclusive grant of a surface interest only, or expanding the legal description of such EHP Easement, the EHP LTS Ground Lease or EHP Ground Lease, in each case without the consent of the Administrative Agent or (B) impairing the operation or marketability of the Oil and Gas Properties (other than the EHP Collateral) underlying or contiguous with such EHP Easement, the EHP LTS Ground Lease or EHP Ground Lease or (y) any EHP Notes or any agreement relating thereto (other than the EHP Support Agreement, which shall be governed by clause (c) below), to the extent such amendment or modification would: (i) increase the principal amount (or accreted value, if applicable) of such Indebtedness, after giving effect to such amendment or modification, such that the principal amount (or accreted value, if applicable) exceeds that of the Indebtedness prior to such amendment or modification (plus unpaid accrued interest, breakage costs and premium thereon), (ii) cause the average life to maturity of such Indebtedness, after giving effect to such amendment or modification, to be less than that of such Indebtedness prior to such amendment or modification, (iii) shorten the final maturity date thereof to a date that is earlier than 180 days after the Maturity Date, (iv) shorten any period for payment of interest thereon or add or change any redemption, put or prepayment provisions, (v) make the restrictions on the EHP Entities’ ability to declare and pay dividends or make distributions more restrictive than those in place on the Closing Date or (vi) increase the rate of interest applicable under the EHP Notes by more than 2.00% per annum, other than (A) any increase occurring because of fluctuations in underlying rate indices, (B) any increase or step-up in rates otherwise contemplated by the EHP Notes in place on the Closing Date or (C) the imposition of the Default Rate (as defined in the EHP Notes or a substantially similar default rate of interest) during the pendency of any Event of Default (provided the margin that the Default Rate represents over the rate of interest in effect without the imposition of the Default Rate shall not be increased above 2.00% per annum).
(c)    The Borrower shall not, and shall not permit any EHP Entity to amend, modify, waive or permit the amendment, modification or waiver of any provision of the EHP Support Agreement to the extent that: (i) the payment obligations under such EHP Support Agreement are increased (including, without limitation, any expansion of the funding and contract requirements under Section 2(a) or (d)(ii) thereof), (ii) the defaults or remedies are made more restrictive on the EHP Entities, (iii) the EHP Support Agreement shall restrict or limit any amendment, modification or waiver of this Agreement or any of the other Credit Documents in any manner other than as provided in Section 2(g) of the EHP Support Agreement as in effect on the Closing Date, (iv) the obligations of the Borrower and its Subsidiaries to use the assets of the EHP Entities under Section 2(d)(i), (iii) or (iv) thereof are amended or modified in a manner that increases or makes more restrictive (vis-à-vis the Borrower and its Subsidiaries) such obligations than as provided in Section 2(d)(i), (iii) or (iv), respectively, of the EHP Agreement as in effect on the Closing Date) or (v) such amendment, modification or waiver amends, modifies or waives the Majority Lenders’ right to consent to assignments of the Borrower’s rights, obligations and interests under the EHP Support Agreement set forth in Section 4(c) thereof.
(d)    Subject to Section 10.18(a), (b) and (c), other than the EHP Support Agreement, the EHP Easement and the EHP Ground Lease and any other agreements entered into on or prior to the Closing Date and agreements otherwise permitted by this Agreement or otherwise contemplated by the EHP Support Agreement or the other Note Documents as of the Closing Date, the EHP Entities shall not enter into any agreements with the Borrower or the Grantors.
(e)    Except with the concurrent refinancing of the EHP Notes in full (to the extent permitted hereunder), the Borrower shall not, and shall not permit any EHP Entity to, consummate any merger, division, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its business units, assets or other properties, except that any EHP Entity (other than EHP Topco) may (i) merge, amalgamate or consolidate with or into any other EHP Entity (other than EHP Topco) and (ii)  Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other EHP Entity (other than EHP Topco).
10.19    Production Sharing Entities; Production Sharing Contracts.
(a)    The Borrower shall not permit any Production Sharing Entity to:
(i) create, incur, assume or suffer to exist any Indebtedness other than Indebtedness permitted pursuant to Section 10.1(q), (s), (v), (w) or other Indebtedness permitted under Section 10.1 not for borrowed money incurred in the ordinary course of business and consistent with past practice;
(ii) create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of such Production Sharing Entity, whether now owned or hereafter acquired, except Liens permitted pursuant to Section 10.2(a), (b) (other than Permitted Liens described in clause (c), (d), (g) (with respect to Service Agreement Undertakings), and (i) thereof), (d), (h), (i), (j) and (o);
(iii)    enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document) that limits the ability of such Production Sharing Entity to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to Contractual Requirements permitted pursuant to Section 10.8(a)(i);
(iv)     directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Restricted Subsidiary;
(v)    convey, sell, lease, sell and leaseback, assign, transfer (including any Production Payments and Reserve Sales) or otherwise dispose of any Production Sharing Contract, whether now owned or hereafter acquired, to the Borrower or any Subsidiary of the Borrower; or
(vi)    consummate any merger, division, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its business units, assets or other properties to the Borrower or any Subsidiary of the Borrower,

except that a Production Sharing Entity may be merged, amalgamated or consolidated with or into another Production Sharing Entity.
(b)    The Borrower shall not permit any Production Sharing Entity to own any direct Equity Interest in any Person (other than any Immaterial Subsidiary) or any Borrowing Base Properties other than those, in each case, either associated with Production Sharing Contracts or owned as of the Closing Date.
(c)    The Borrower shall not, and shall not permit any Subsidiary (other than a Production Sharing Entity) to, enter into or otherwise be a party to a Production Sharing Contract.
(d)    At all times, all of the Equity Interests that are owned directly or indirectly by the Borrower of each Production Sharing Entity that is a Material Subsidiary shall be owned directly by a Guarantor or the Borrower and shall be pledged pursuant to the Collateral Agreement.
SECTION 11.    EVENTS OF DEFAULT
Upon the occurrence of any of the following specified events (each an “Event of Default”):
11.1    Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or any Unpaid Drawings or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans, fees or of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause (a) above).
11.2    Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate, report or notice delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.
11.3    Covenants. Any Credit Party shall:
(a)    default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.1(d)(i), 9.5 (solely with respect to the Borrower), 9.12, 9.17 or Section 10; or
(b)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Credit Document and such default shall continue unremedied for a period of at least thirty (30) days after receipt of written notice thereof by the Borrower from the Administrative Agent.
11.4    Default Under Other Agreements.
(a)    The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Indebtedness described in Section 11.1) beyond the period of grace, if any, provided in the instrument of agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (1) with respect to indebtedness in respect of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements, (2) any event requiring prepayment pursuant to customary asset sale provisions and (3) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such indebtedness permitted under this Agreement), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness

(or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, unless, in the case of each of the foregoing, such holder or holders shall have (or through its or their trustee or agent on its or their behalf) waived such default in a writing to the Borrower, or
(b)    Without limiting the provisions of clause (a) above, any such default under any such Material Indebtedness shall cause such Material Indebtedness to be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and (i) with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements, (ii) other than pursuant to customary asset sale provisions and (iii) other than secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement) prior to the stated maturity thereof.
11.5    Bankruptcy, Etc. The Borrower or any Restricted Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy” or any other applicable insolvency, debtor relief, or debt adjustment law; or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Restricted Subsidiary and the petition is not dismissed or stayed within sixty (60) days after commencement of the case, proceeding or action, the Borrower or the applicable Restricted Subsidiary consents to the institution of such case, proceeding or action prior to such 60-day period, or any order of relief or other order approving any such case, proceeding or action is entered; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or similar person is appointed for, or takes charge of, the Borrower or any Restricted Subsidiary or all or any substantial portion of the property or business thereof; or the Borrower or any Restricted Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or the like for it or any substantial part of its property or business to continue undischarged or unstayed for a period of sixty (60) days; or the Borrower or any Restricted Subsidiary makes a general assignment for the benefit of creditors.
11.6    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan, (ii) any Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan, or (iii) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan, in each case if any of the events set forth in (i)-(iii) above results in a Lien on the assets of a Credit Party, or either individually or when taken together with other such events, could reasonably be expected to result in a liability of $50,000,000 or more.
11.7    Credit Documents. The Credit Documents or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor, Grantor or any other Credit Party shall assert in writing that any such Credit Party’s obligations thereunder are not to be in effect or are not to be legal, valid and binding obligations (other than pursuant to the terms hereof or thereof).
11.8    Security Documents. The Mortgage or any other Security Document or any material provision thereof or a Junior Lien Intercreditor Agreement or any material portion thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof), or any grantor thereunder or any other Credit Party shall assert in writing that any grantor’s obligations under the Collateral Agreement, the Mortgage or any other Security Document are not in effect or not legal, valid and binding obligations (other than pursuant to the terms hereof or thereof).
11.9    Judgments. One or more monetary judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $50,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage), which judgments or decrees are not satisfied, vacated, discharged or effectively waived or stayed or bonded pending appeal within sixty (60) consecutive days after the entry thereof.
11.10    Change of Control. A Change of Control shall have occurred.
11.11    Intercreditor Agreements. (i) Any of the Obligations of the Grantors under the Credit Documents for any reason shall cease to be (x) “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any document governing Other Debt or (y) “First Lien Credit Agreement Obligations” or “Senior Obligations” (or any comparable term) under, and as defined in, any Junior Lien Intercreditor Agreement or (ii) the subordination provisions set forth in any Junior Lien Intercreditor Agreement, Subordination Agreement or other document governing Other Debt shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of such Other Debt or parties to (or purported to be bound by) the Subordination Agreement, in each case, if applicable.
Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may with the consent of and, upon the written request of the Majority Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and (c) below shall occur automatically without the giving of any such notice): (a) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind, (b) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and/or (c) demand cash collateral in respect of any outstanding Letter of Credit pursuant to Section 3.7(b) in an amount equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
11.12    Application of Proceeds. Any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall, subject to the terms of any applicable Junior Lien Intercreditor Agreement, be applied:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 12.7 and amounts payable under Article II) payable to the Administrative Agent and/or Collateral Agent in such Person’s capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Banks (including fees, disbursements and other charges of counsel payable under Section 12.7) arising under the Credit Documents and amounts payable under Article II, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Unpaid Drawings, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;
Fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Unpaid Drawings and Obligations then owing under Secured Hedge Agreements and the Secured Cash Management Agreements and (ii) to Cash Collateralize that portion of Letters of Credit Outstanding comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 3.7, ratably among the Lenders, the Issuing Banks, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; provided that (x) any such amounts applied pursuant to the foregoing clause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Bank to Cash Collateralize such Letters of Credit Outstanding, (y) subject to Section 3.7, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause Fourth shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be distributed in accordance with this clause Fourth;
Fifth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Credit Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been paid, to the Borrower or as otherwise required by Requirements of Law.
Subject to Section 3.7, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.
11.13    Equity Cure.
(a)    Notwithstanding anything to the contrary contained in this Section 11 or in any Credit Document, in the event that the Borrower fails to comply with the Leverage Ratio Covenant and/or the Current Ratio Covenant, then (A) until the expiration of the tenth Business Day subsequent to the date the compliance certificate for calculating the applicable Financial Performance Covenant is required to be delivered pursuant to Section 9.1(c) (the “Cure Deadline”), the Borrower shall have the right to cure such failure (the “Cure Right”) by receiving cash proceeds (which cash proceeds shall be received no earlier than the first day of the applicable fiscal quarter for which there is a failure to comply with the applicable

Financial Performance Covenant) from an issuance of Qualified Equity Interests (other than Disqualified Stock) for cash as a cash capital contribution (or from any other contribution of cash to capital or issuance or sale of any other Equity Interests on terms reasonably acceptable to the Administrative Agent), and upon receipt by the Borrower of such cash proceeds (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, the Leverage Ratio Covenant and/or the Current Ratio Covenant (as applicable) shall be recalculated giving effect to the following pro forma adjustments:
(i)    (A) Consolidated EBITDAX shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the Leverage Ratio Covenant with respect to any Test Period that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount and/or (B) Consolidated Current Assets shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the Current Ratio Covenant with respect to any Test Period that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;
(ii)    neither Consolidated Total Debt nor Consolidated Current Liabilities for such Test Period shall be decreased by any prepayments of Indebtedness with the proceeds of the Cure Amount and any cash proceeds shall not be “netted” for purposes of ratio calculations with respect to any four fiscal quarter period in which the fiscal quarter period in which such equity cure has been made is included; and
(iii)    if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the applicable Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement; provided that (A) in each period of four (4) consecutive fiscal quarters there shall be at least two (2) fiscal quarters in which no Cure Right is exercised, (B) Cure Rights shall not be exercised more than four times during the term of this Agreement, (C) if the Borrower cures the failure to comply with both Financial Performance Covenants in the same fiscal quarter, such cures shall constitute a single cure for purposes of the preceding subclause (B), (D) if the Borrower cures the failure to comply with both Financial Performance Covenants in the same fiscal quarter, the same dollar of the Cure Amount shall be applied only once to either increase Consolidated EBITDAX or Consolidated Current Assets but not both, (E) each Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the applicable Financial Performance Covenant above (such amount, the “Necessary Cure Amount”); provided that if the Cure Right is exercised prior to the date financial statements are required to be delivered for such fiscal quarter, then the Cure Amount shall be equal to the amount reasonably determined by the Borrower in good faith that is required for purposes of complying with the Financial Performance Covenants for such fiscal quarter (such amount, the “Expected Cure Amount”), (F) in respect of the fiscal quarter in which such Cure Right was exercised and for each Test Period that includes such fiscal quarter, all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with the Financial Performance Covenants and (G) no Lender or Issuing Bank shall be required to make any extension of credit hereunder during the ten (10) Business Day period referred to above, unless the Borrower shall have received the Cure Amount; and

(iv)    upon receipt by the Administrative Agent of written notice, on or prior to the Cure Deadline, that the Borrower intends to exercise the Cure Right in respect of a fiscal quarter, the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the Financial Performance Covenants, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Cure Deadline.
(b)    Expected Cure Amount. Notwithstanding anything herein to the contrary, to the extent that the Expected Cure Amount is less than the Necessary Cure Amount, then not later than the applicable Cure Deadline, the Borrower must receive cash proceeds from issuance of Equity Interests (other than Disqualified Stock) or a cash capital contribution, which cash proceeds received by Borrower shall be equal to the shortfall between such Expected Cure Amount and such Necessary Cure Amount.
SECTION 12.    THE AGENTS
12.1    Appointment.
(a)    Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Arrangers, and Sections 12.9, 12.11, 12.12 and the last sentence of Section 12.4 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.
(b)    The Administrative Agent, each Lender and each Issuing Bank hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender and each Issuing Bank irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders or the Issuing Banks, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.
(c)    The Arrangers, in their capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.
12.2    Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact (each, a “Subagent”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties; provided, however, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any Subagents selected by it.
12.3    Exculpatory Provisions. No Agent nor any of its Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) (IT BEING THE INTENTION OF THE PARTIES HERETO THAT EACH AGENT AND ITS RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE ) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent, any Lender or any Issuing Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.
12.4    Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, email, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and/or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any provision in this Agreement to the contrary, the Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action or refuse to take any action where, in its opinion or in the opinion of its counsel, the taking or refusal to take such action may expose it to liability or that is contrary to any Credit Document or applicable Requirements of Law. For purposes of determining compliance with the conditions specified in Section 6 and Section 7 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
12.5    Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent, as applicable, has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval or consent of the Majority Lenders, the Required Lenders, each individual lender or adversely affected Lender, as applicable.
12.6    Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective Related Parties has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent or their respective Related Parties to any Lender or any Issuing Bank. Each Lender and each Issuing Bank represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent, any other Lender or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and an investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent, any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent or any of their respective Related Parties.
12.7    Indemnification. The Lenders severally agree to indemnify the Administrative Agent and the Collateral Agent and their respective Related Parties, each in its capacity as such (to the extent not reimbursed by the Guarantors and without limiting the obligation of the Guarantors to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after Payment in Full, ratably in accordance with their respective portions of the Total Exposure in effect immediately prior to such date on which Payment in Full occurred), from and against any and all Indemnified Liabilities; provided that no Lender shall be liable to the Administrative Agent or the Collateral Agent or their respective Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s or the Collateral Agent’s or Related Party’s, as applicable, gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s or the other Guarantors’ continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder. . This Section 12.7 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim
12.8    Agents in Its Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
12.9    Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. If the Administrative Agent and/or Collateral Agent becomes a Defaulting Lender, then such Administrative Agent or Collateral Agent, may be removed as Administrative Agent or Collateral Agent, as the case may be, at the reasonable request of the Borrower upon ten (10) days’ notice to the Lenders. Upon receipt of any such notice of resignation or removal, as the case may be, the Majority Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in New York. If, in the case of a resignation of a retiring Agent, no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above (provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by such Agent on behalf of the Lenders or Issuing Banks under and Credit Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the retiring Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this Section 12.9). Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its Subagents and their respective Agent-Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.
Any resignation of any Person as Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation as Issuing Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder and under the other Credit Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
12.10    [Reserved].
12.11    Security Documents and Collateral Agent under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may take such action and execute and deliver any such instruments, documents and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to Section 13.17. The Lenders and the Issuing Banks (including in their capacities as potential Cash Management Banks and potential Hedge Banks) irrevocably agree that (x) the Collateral Agent is authorized and the Collateral Agent agrees it shall (for the benefit of Borrower), without any further consent of any Lender, enter into or amend any Junior Lien Intercreditor Agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case for the purpose of adding the holders of such Indebtedness (or their representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto (it being understood that any such amendment, amendment and restatement or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and with any material modifications to be reasonably satisfactory to the Administrative Agent), (y) the Collateral Agent may rely exclusively on a certificate of an Authorized Officer of the Borrower as to whether any such other Liens are permitted and (z) any Junior Lien Intercreditor Agreement referred to in clause (x) above, entered into by the Collateral Agent, shall be binding on the Secured Parties. Furthermore, the Lenders and the Issuing Banks (including in their capacities as potential Cash Management Bank and potential Hedge Banks) hereby authorize the Administrative Agent and the Collateral Agent to subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by clause (j) of the definition of “Permitted Liens” and clauses (c), (i), (n), (o), (q), (u) and (x) of Section 10.2; provided that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that such subordination is permitted under this Agreement.
12.12    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Majority Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.
12.13    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding, constituting an Event of Default under Section 11.5, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid hereunder or under any other Credit Document in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective Related Parties, to the extent due under Section 13.5) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its Related Parties, to the extent due under Section 13.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
12.14    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Collateral Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Collateral Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that neither the Administrative Agent nor the Collateral Agent is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the

Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).
12.15    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 13.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason, such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in Section 12.15(ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 13.    MISCELLANEOUS.
13.1    Amendments, Waivers and Releases.
(a)    Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent and/or the Collateral Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Majority Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or reduce the stated rate (it being understood that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(c)), or forgive or reduce any portion, or extend the date for the payment (including the Maturity Date), of any principal, interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and any change due to a change in the Borrowing Base or Available Commitment), or extend the final expiration date of any Lender’s Commitment (provided that (1) any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitment in a manner that has no adverse impact on any other Lender without the consent of any other Lender, including the Majority Lenders, and (2) it is being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender) or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the amount of the Commitment of any Lender (provided that, any Lender, upon the request of the Borrower, may increase the amount of its Commitment without the consent of any other Lender, including the Majority Lenders), or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 in a manner that would reduce the voting rights of any Lender, or reduce the percentages specified in the definitions of the terms “Majority Lenders” or “Required Lenders”, consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender, or (iii) amend the provisions of Section 11.12 or any analogous provision of any Security Document, in a manner that would by its terms alter the order of payment specified therein or the pro rata sharing of payments required thereby, without the prior written consent of each Lender, or (iv) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent, as applicable, or any other former or current Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person, or (v) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of each Issuing Bank to whom Section 3 then applies, or (vi) amend the definitions of the terms “Approved Counterparty”, “Hedge Bank”, “Obligations”, “Secured Hedge Agreement”, or “Secured Parties” or Section 12.11, in each case, without the prior consent each Lender or (vii) release all or substantially all of the aggregate value of the Guarantees without the prior written consent of each Lender, or (viii) release all or substantially all of the Collateral under the Security Documents without the prior written consent of each Lender, or (ix) amend Section 2.9 so as to permit Interest Period intervals greater than six (6) months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (x) increase the Borrowing Base or waive a condition in or modify in any manner adverse to a Lender in Section 6.2 without the written consent of each Lender (subject to Section 13.1(b) in the case of a Defaulting Lender) or decrease or maintain the Borrowing Base without the written consent of the Required Lenders or otherwise modify Section 2.14(b), (c), (d), (e), (f) or (g) if such modification would have the effect of increasing the Borrowing Base without the written consent of each Lender (other than Defaulting Lenders); provided that a Scheduled Redetermination may be postponed by, and an automatic reduction in the Borrowing Base may be waived by, the Required Lenders; provided, further, that this clause (x) shall not apply (or be deemed to apply) to any waiver, consent, amendment or other modification that directly or indirectly reduces the amount of, or waives the implementation of, any provision that would otherwise reduce the Borrowing Base, or (xi) affect the rights or duties of, or any fees or other amounts payable to, any Agent under this Agreement or any other Credit Document without the prior written consent of such Agent or (xii) amend the provisions of Section 2.14(j) without the prior written consent of each Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender whose consent is required hereunder.
(b)    Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and no such amendment, waiver or consent shall disproportionately adversely affect such Defaulting Lender without its consent as compared to other Lenders (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).
(c)    Without the consent of any Lender or Issuing Bank, the Credit Parties and the Administrative Agent or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Credit Document.
(d)    Notwithstanding anything to the contrary herein, no Lender consent is required to effect any amendment, modification or supplement to any Junior Lien Intercreditor Agreement, any subordination agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral (i) that is for the purpose of adding the holders of such secured or subordinated Indebtedness permitted to be incurred under this Agreement (or, in each case, a representative with respect thereto), as parties thereto, as expressly contemplated by the terms of such Junior Lien Intercreditor Agreement, such subordination agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders) or (ii) that is expressly contemplated by any Junior Lien Intercreditor Agreement, any subordination agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral or (iii) otherwise, with respect to any material amendments, modifications or supplements, to the extent such amendment, modification or supplement is reasonably satisfactory to the Administrative Agent and provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or Collateral Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or Collateral Agent, as applicable.
(e)    The Administrative Agent may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Credit Documents or to enter into additional Credit Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 2.10(d) in accordance with the terms of Section 2.10(d).
(f)    Notwithstanding the foregoing, technical and conforming modifications to the Credit Documents (including any exhibit, schedule or other attachment) may be made with the consent of the Borrower and the Administrative Agent (i) if such modifications are not adverse in any material respect to the Lenders or the Issuing Banks (in which case, the consent of the Issuing Banks shall be required) or (ii) to the extent necessary to cure any ambiguity, omission, mistake, defect or inconsistency so long as the Lenders and the Issuing Banks shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment.
13.2    Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(a)    if to the Borrower, the Administrative Agent, the Collateral Agent or any Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(b)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent and the Issuing Banks.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9 and 5.1 shall not be effective until received.
13.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.
13.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. Such representations and warranties shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations not then due and payable).
13.5    Payment of Expenses; Indemnification.
(a)    The Borrower agrees (i) to pay or reimburse the Administrative Agent and the other Agents and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration (including all reasonable and documented costs, expenses, taxes, assessments and other charges incurred by the Administrative Agent, Collateral Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Document or any other document referred to therein or conducting of title reviews, mortgage matches and collateral reviews) of the transactions contemplated hereby and thereby, including all Attorney Costs, which shall be limited to Latham & Watkins LLP and one local counsel as reasonably necessary in any relevant jurisdiction material to the interests of the Lenders taken as a whole and one regulatory counsel to all such Persons as reasonably necessary with respect to a relevant regulatory matter, taken as a whole, (and solely in the case of an actual conflict of interest, one additional counsel and (if reasonably necessary) one local counsel and one regulatory counsel in each relevant jurisdiction to the affected Indemnitees similarly situated) and (ii) to pay or reimburse the Administrative Agent, Collateral Agent, the Issuing Banks and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and expenses incurred during any legal proceeding, including any bankruptcy or insolvency proceeding, and including all respective Attorney Costs). The agreements in this Section 13.5 shall survive the repayment of all other Obligations. All amounts due under this Section 13.5 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request). If any Credit Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Credit Document, such amount may be paid on behalf of such Credit Party by the Administrative Agent in its discretion.
(b)    The Borrower shall indemnify and hold harmless each Agent, Lender, Issuing Bank, Arranger, Agent-Related Party and their Affiliates, and their respective Related Parties (collectively the “Indemnitees”) from and against any and all liabilities, losses, damages, claims, or out-of-pocket expenses (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole (and solely in the case of an actual conflict of interest, one additional counsel to the affected Indemnitees, taken as a whole) and (if reasonably necessary) one local counsel, in any relevant material jurisdiction) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Letter of Credit, or Loan or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the violation of, noncompliance with or liability under, any applicable Environmental Law by the Credit Parties, any actual or alleged Environmental Claim regarding liability or obligation of or relating to the Credit Parties or any Subsidiary, or any actual or alleged presence, Release or Threatened Release of Hazardous Materials involving or relating to the operations of the Borrower, any of its Subsidiaries or any of the Oil and Gas Properties, including any Release or Threatened Release that occurs during any period when any Agent or Lender is in possession of any Oil and Gas Property to the extent not arising out of the action or omission of such Agent or Lender, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by the Borrower or any other Person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims or out-of-pocket expenses resulted from (x) the gross negligence or willful misconduct of such Indemnitee or of any of its Related Indemnified Persons, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) other than with respect to any Agent or Agent-Related Party and their Affiliates, a material breach of any obligations under any Credit Document by such Indemnitee or of any of its Related Indemnified Persons, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or collateral agent or arranger or any similar role under this Agreement and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates (as determined in a final and non-appealable judgment of a court of competent jurisdiction). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except for direct (as opposed to indirect, special, punitive or consequential) damages resulting from the gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment, of such Indemnitee), nor shall any Indemnitee, Agent-Related Parties, Credit Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Credit Party, in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third-party claim, for which the Borrower is required to indemnify such Indemnitee pursuant to this Section 13.5(b), and for any out-of-pocket expenses related thereto). In the case of an investigation, litigation or other Proceeding to which the indemnity in this Section 13.5 applies, such indemnity shall be effective whether or not such investigation, litigation or Proceeding is brought by any Credit Party, any Subsidiary of any Credit Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Credit Documents are consummated. All amounts due under this Section 13.5 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 13.5. The agreements in this Section 13.5 shall survive the resignation of the Administrative Agent, the Collateral Agent or Issuing Bank, the replacement of any of the foregoing or any Lender and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 13.5(b) shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.
13.6    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Agent-Related Parties and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i)    Subject to the conditions set forth in Section 13.6(b)(ii) below, any Lender may at any time assign to one or more assignees (other than the Borrower, its Subsidiaries and their respective Affiliates, any natural person, or any Defaulting Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations) at the time owing to it) with the prior written consent of:
(A)    the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required (x) for an assignment to an existing Lender and their Affiliates and (y) for an assignment if an Event of Default has occurred and is continuing; and
(B)    the Administrative Agent and each Issuing Bank (in each case, not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment to an existing Lender and their Affiliates.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or an integral multiple of $5,000,000, unless each of the Borrower, each Issuing Bank and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and the Administrative Agent shall enter the relevant information in the Register pursuant to clause (b)(iv) of this Section 13.6; and
(D)    the assignee, if it shall not be a Lender immediately prior to such assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable Tax forms (including those described in Section 5.4(f)).
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.11, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.
(iv)    The Administrative Agent, acting solely for this purpose as a nonfiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders (including any SPVs that provide all or any part of a Loan pursuant to Section 13.6(g) hereof), and the Maximum Credit Amount and Elected Commitment, and principal amount (and stated interest amounts) of the Loans and L/C Obligations and any payment made by each Issuing Bank under any applicable Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, each Issuing Bank and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.

(c)    (i)    Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities other than any Defaulting Lender, the Borrower or any Subsidiary of the Borrower or their respective Affiliates or natural persons (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) or (ii) of the second proviso of the second sentence of Section 13.1(a) that affects such Participant, provided that the Participant shall have no right to consent to any modification to the percentages specified in the definitions of the terms “Majority Lenders” or “Required Lenders”. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections and Sections 2.12 and 13.7) and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6). To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent the entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation; provided that the Participant shall be subject to the provisions in Section 2.12 as if it were an assignee under clauses (a) and (b) of this Section 13.6. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and each party hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version).
(d)    Any Lender may, without the consent of the Borrower, any Issuing Bank or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit H evidencing the Loans owing to such Lender.
(e)    Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all Confidential Information and financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.
(f)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(g)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, 3.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of Sections 2.10, 2.11, 3.11 and 5.4 as though it were a Lender, and Sections 2.12 and 13.7), and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.11 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrowers’ prior written consent.
(h)    Any request for consent of the Borrower pursuant to Section 13.6(b)(i)(A) and related communications, with respect to any request for consent in respect of any assignment relating to Commitments or Loans, shall be delivered by the Administrative Agent simultaneously to (A) any recipient that is an employee of the Borrower, as designated in writing to the Administrative Agent by the Borrower from time to time (if any) and (B) the chief financial officer of the Borrower or any other Authorized Officer designated by the Borrower in writing to the Administrative Agent from time to time.
13.7    Replacements of Lenders under Certain Circumstances.
(a)    In the event that any Lender (i) requests reimbursement for amounts owing pursuant to Section 2.10, 3.11 or 5.4 (other than Section 5.4(b)), (ii) is affected in the manner described in Section 2.10(a)(ii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, the Borrower shall be entitled to replace such Lender; provided that, (A) such replacement does not conflict with any Requirement of Law, (B) the replacement bank or institution shall purchase, at par, all Loans and the Borrower shall pay all other amounts (other than any disputed amounts), pursuant to Section 2.10, 3.11 or 5.4, as the case may be owing to such replaced Lender prior to the date of replacement, (C) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent and each Issuing Bank (except to the extent such Issuing Banks is, or is an Affiliate of, the Lender being replaced) and (D) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6(b) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein as long as the replacement Lender pays such fee).
(b)    If any Lender (such Lender, a “Non-Consenting Lender”) failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected or the Required Lenders and with respect to which the Majority Lenders (or, in the case of a Lender becoming a Non-Consenting Lender due to its failure to consent to a proposed increase in the Borrowing Base, the Required Lenders) shall have granted their consent then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent or approves such Proposed Borrowing Base and provided that no Event of Default shall have occurred and be continuing) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent and each Issuing Bank (except to the extent any such Issuing Bank is, or is an Affiliate of, the Lender being replaced); provided that, (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (iii) the Borrower, the Administrative Agent and such Non-Consenting Lender shall otherwise comply with Section 13.6 (provided that the Borrower shall not be obligated to pay the registration and processing fee referred to therein as long as the replacement Lender pays such fee).
(c)    Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent, each Issuing Bank and the assignee and that the Lender making such assignment need not be a party thereto.

(d)    Any such Lender replacement or Commitment termination pursuant to this Section 13.7 shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
13.8    Adjustments; Set-off.
(a)    If any Lender (a “Benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or the participations in Letter of Credit Obligations held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender entitled thereto, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower or any other Guarantor pursuant to and in accordance with the terms of this Agreement and the other Credit Documents, (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in Drawings to any assignee or participant or (3) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Margin in respect of Loans or Commitments of Lenders that have consented to any such extension. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.
(b)    After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders and Issuing Banks provided by Requirements of Law, each Lender, each Issuing Bank and their respective Affiliates, shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by the Credit Parties hereunder or under any Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender or Issuing Bank agrees promptly to notify the Borrower (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
13.9    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.11    Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Guarantors, the Grantors, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Guarantors, the Grantors, any Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
13.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
13.13    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States of America for the Southern District of New York, in each case located in New York County, and appellate courts from any thereof; provided that nothing contained herein or in any other Credit Document will prevent any Lender, the Collateral Agent or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Credit Documents or against any Collateral or any other property of any Credit Party in any other forum in which jurisdiction can be established;
(b)    consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;
(e)    without limitation of Sections 12.7 and 13.5, waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages (other than, in the case of any Credit Party, in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third-party claim, and for any out-of-pocket expenses related thereto); and
(f)    agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.14    Acknowledgments. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;
(b)    (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent, other Agents and the Lenders, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Administrative Agent, any other Agent, any Arranger, nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or any other Agent, any Arranger, or any Lender has advised or is currently advising any of the Borrower, the other Credit Parties or their respective Affiliates on other matters) and none of the Administrative Agent, any Agent, any Arranger or any Lender has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and its Affiliates, each other Agent and each of its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent, any other Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) none of the Administrative Agent, any Agent or any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and each Agent with respect to any breach or alleged breach of agency or fiduciary duty; and
(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.
13.15    WAIVERS OF JURY TRIAL. THE BORROWER, EACH AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
13.16    Confidentiality. The Administrative Agent, each other Agent, any Issuing Bank and each other Lender shall hold all information not marked as “public information” and furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent, any Issuing Bank or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure to any other Lender hereto and (a) to its Affiliates and its Affiliates’ employees, legal counsel, independent auditors and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having jurisdiction over such Person; provided that unless prohibited by applicable Requirements of Law the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower (without any liability for a failure to so notify the Borrower) as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner); (c) to the extent required by applicable Requirements of Law or regulations or by any subpoena or similar legal process; provided, that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (d) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 13.16 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 13.6(d), counterparty to a Hedge Agreement, credit insurer, eligible assignee of or participant in, or any prospective eligible assignee of or participant in any of its rights or obligations under this Agreement pursuant to Section 13.6, provided that the disclosure of any such Confidential Information to any Lenders or eligible assignees or participants shall be made subject to the acknowledgement and acceptance by such Lender, eligible assignee or participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or as otherwise reasonably acceptable to the Borrower) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of Confidential Information; (e) with the prior written consent of the Borrower; (f) to the extent such Confidential Information becomes public other than by reason of disclosure by such Person in breach of this Agreement; (g) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any information relating to Credit Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; or (h) to the extent such Confidential Information is independently developed by or was in the prior possession of the Administrative Agent, the Arrangers, such Lender or any of their respective Affiliates so long as not based on information obtained in a manner that would violate this Section 13.16; provided that in no event shall any Lender, the Administrative Agent, any Issuing Bank or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary. In addition, each Lender, the Administrative Agent and each other Agent may provide Confidential Information to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in Hedge Agreements to be entered into in connection with Loans made hereunder as long as such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in the Section 13.16. “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by the arrangers to data service providers, including league table providers, that serve the lending industry.
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Credit Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Credit Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.
13.17    Release of Collateral and Guarantee Obligations.
(a)    The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such Disposition is made in compliance with the terms of this Agreement and the Liens encumbering such Collateral and held by each other creditor party to any Junior Lien Intercreditor Agreement are required to be released pursuant to the relevant intercreditor agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) upon any Collateral becoming an Excluded Equity Interest, an Excluded Asset or becoming owned by an Excluded Subsidiary other than a Subsidiary Grantor, (iv) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (v) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (vi) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the second succeeding sentence or Section 6.14 of the Guarantee and (vii) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated. In connection with any release hereunder, the Administrative Agent and Collateral Agent shall promptly take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Credit Document in respect of such Subsidiary, property or asset.
(b)    Notwithstanding anything to the contrary contained herein or any other Credit Document, when Payment in Full has occurred (subject to any contingent or indemnification obligations not then due and payable), upon request of the Borrower, the Administrative Agent and/or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any contingent or indemnification obligations not then due and payable. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Grantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Grantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
13.18    Patriot Act. The Agents and each Lender hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Agent and such Lender to identify each Credit Party in accordance with the Patriot Act.
13.19    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
13.20    Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.
13.21    Disposition of Proceeds. The Security Documents contain an assignment by the Borrower and/or the Grantors unto and in favor of the Collateral Agent for the benefit of the Lenders of all of the Borrower’s or each Grantor’s interest in and to their as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Documents further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Documents, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.
13.22    Collateral Matters; Hedge Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available on a pro rata basis pursuant to terms agreed upon in the Credit Documents to any Person (a) under any Secured Hedge Agreement, in each case, after giving effect to all netting arrangements relating to such Hedge Agreements or (b) under any Secured Cash Management Agreement. No Person shall have any voting rights under any Credit Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement.

13.23    Agency of the Borrower for the Other Credit Parties. Each of the other Credit Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Credit Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.
13.24    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
13.25    Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such default rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[Signature Pages Follow.]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
BORROWER:    CALIFORNIA RESOURCES CORPORATION
By:        /s/ Francisco Leon
Name:    Francisco Leon
Title:    Executive Vice President and Chief Financial Officer

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ADMINISTRATIVE AGENT     CITIBANK, N.A.
AND COLLATERAL AGENT:    as Administrative Agent and Collateral Agent
By:        /s/ Phil Ballard
Name:    Phil Ballard
Title:    Managing Director

[SIGNATURE PAGE TO CALIFORNIA RESOURCES CORPORATION CREDIT AGREEMENT]

LENDERS:

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[SIGNATURE PAGE TO CALIFORNIA RESOURCES CORPORATION CREDIT AGREEMENT]